Exhibit 4.2

Execution Version

SECOND AMENDED AND RESTATED TERM LOAN AGREEMENT

dated as of

May 15, 2018

between

CORREVIO PHARMA CORP.

as Borrower,

The Subsidiary Guarantors from Time to Time Party Hereto,

The Lenders from Time to Time Party Hereto,

and

CRG SERVICING LLC

as Administrative and Collateral Agent

U.S. $50,000,000

i

ii

(continued)

iii

(continued)

iv

(continued)

v

(continued)

SCHEDULES AND EXHIBITS

Schedule 1
Schedule 6.06
Schedule 7.05(b)(i)
Schedule 7.05(b)(ii)
Schedule 7.05(c)
Schedule 7.06
Schedule 7.08
Schedule 7.12
Schedule 7.13(a)
Schedule 7.13(b)
Schedule 7.14
Schedule 7.15
Schedule 7.16
Schedule 7.17
Schedule 9.05
Schedule 9.10
Schedule 9.14

Exhibit A
Exhibit B
Exhibit C
Exhibit D

vi

(continued)

Page

Exhibit E
Exhibit F
Exhibit G

vii

SECOND AMENDED AND RESTATED TERM LOAN AGREEMENT, dated as of May 15, 2018 (this “Agreement”), among CORREVIO PHARMA CORP., a corporation incorporated pursuant to the federal laws of Canada (“Borrower”), the Subsidiary Guarantors from time to time party hereto, the Lenders from time to time party hereto and CRG SERVICING LLC, a Delaware limited liability company (“CRG Servicing”), as administrative and collateral agent for the Lenders (in such capacities, together with its successors and assigns, “Administrative Agent”).

WITNESSETH:

Cardiome Pharma Corp., a corporation incorporated pursuant to the federal laws of Canada (“Original Borrower”), the Subsidiary Guarantors and the Administrative Agent were parties to that certain term loan agreement dated as of June 13, 2016 (the “Original Agreement”), pursuant to which the Lenders made available certain loan facilities to the Original Borrower;

Original Borrower, the Subsidiary Guarantors and the Administrative Agent are parties to that certain amended and restated term loan agreement dated as of May 11, 2017 as amended by a first amending agreement dated as of March 27, 2018 (the “First A&R Agreement”), pursuant to which the Original Agreement was amended and restated in its entirety to allow for additional loans to be made available to the Original Borrower pursuant to the terms thereof;

Original Borrower, Borrower, the Subsidiary Guarantors and the Administrative Agent entered into that certain Assignment, Assumption and Confirmation Agreement dated as of the Closing Date (the “Assignment Agreement”), pursuant to which the Original Borrower assigned to the Borrower all of its rights and obligations under the First A&R Agreement and the other Loan Documents to which the Original Borrower was party, and the Borrower assumed all of the rights and obligations of the Original Borrower under the First A&R Agreement and the other Loan Documents to which the Original Borrower was a Party, and the Subsidiary Guarantors confirmed their respective obligations under the First A&R Agreement and each of the other Loan Documents to which each such Subsidiary Guarantor was a party; and

Borrower has requested that the First A&R Agreement be amended and restated in its entirety pursuant to the terms hereof, and the Lenders are prepared to amend and restate the Original Agreement on and subject to the terms and conditions hereof (it being agreed that this Agreement shall not constitute a novation of the obligations and liabilities of the parties under the First A&R Agreement or be deemed to evidence or constitute full repayment of such obligations and liabilities, but that this Agreement amends and restates in its entirety the First A&R Agreement and re-evidences the obligations and liabilities of the Borrower outstanding thereunder, which shall be payable in accordance with the terms hereof).

Accordingly, the parties agree as follows:

SECTION 1

DEFINITIONS

1.01      Certain Defined Terms. As used herein, the following terms have the following respective meanings:

1

“10-Non-Qualifying Bank Creditor Rule” means the rule that the aggregate number of creditors (other than Qualifying Bank Creditors) of the Swiss Guarantors under the Loan Documents must not exceed ten (10).

“20-Non-Qualifying Bank Creditor Rule” means the rule that the aggregate number of creditors (including the Lenders and the Participants), other than Qualifying Bank Creditors and related entities (provided that, the annual accounts of such related entities are fully consolidated at the level of the group as per recognized accounting standards) of a Swiss Guarantor, under all outstanding debts relevant for classification by the Swiss Federal Tax Administration as debenture (Kassenobligation), such as facilities and/or private placements (including with respect to the proceeds of the Loans that are on-lent to such Swiss Guarantor from time to time) must not at any time exceed twenty (20).

“Accounting Change Notice” has the meaning set forth in Section 1.05(a).

“Act” has the meaning set forth in Section 13.17.

“Acquisition” means any transaction, or any series of related transactions, by which any Person directly or indirectly, by means of a take-over bid, tender offer, amalgamation, merger, purchase of assets, or similar transaction having the same effect as any of the foregoing, (a) acquires any business or product, or all or substantially all of the assets of any Person engaged in any business, (b) acquires control of securities of a Person engaged in a business representing more than 50% of the ordinary voting power for the election of directors or other governing body if the business affairs of such Person are managed by a board of directors or other governing body, or (c) acquires control of more than 50% of the ownership interest in any Person engaged in any business that is not managed by a board of directors or other governing body.

“Affected Lender” has the meaning set forth in Section 2.06(a).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning set forth in the introduction hereto.

“Asset Sale” has the meaning set forth in Section 9.09.

“Asset Sale Net Proceeds” means the aggregate amount of the cash proceeds received from any Asset Sale, net of any bona fide costs incurred in connection with such Asset Sale, plus, with respect to any non-cash proceeds of an Asset Sale, the fair market value of such non cash proceeds as determined by the Majority Lenders, acting reasonably.

“Assignment Agreement” has the meaning set forth in the introduction hereto.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee of such Lender.

“Backend Facility Fee” has the meaning given to such term in the Fee Letter.

2

“Bankruptcy Code” means Title II of the United States Code entitled “Bankruptcy.”

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Obligor or Subsidiary thereof incurs or otherwise has any obligation or liability, contingent or otherwise.

“Borrower” has the meaning set forth in the introduction hereto.

“Borrower Facility” means the premises located at Suite 600, 6th floor, 1441 Creekside Drive, Vancouver, British Columbia, which are leased by Borrower pursuant to the Borrower Lease.

“Borrower Landlord” means Central 1 Credit Union.

“Borrower Lease” means the office lease dated July 23, 2014 by and between the Original Borrower (and subsequently assigned to the Borrower) and Borrower Landlord in respect of the Borrower Facility.

“Borrower Party” has the meaning set forth in Section 13.03(b).

“Borrowing” means a borrowing consisting of Loans made on the same day by the Lenders according to their respective Commitments (including, without limitation, a borrowing of a PIK Loan).

“Borrowing Date” means the date of a Borrowing including, for certainty, the initial Borrowing made on June 14, 2016, the second Borrowing made on May 11, 2017 and the third Borrowing made on August 8, 2017.

“Borrowing Notice Date” means, (a) in the case of the second Borrowing, a date that is at least twelve Business Days prior to the Borrowing Date of such Borrowing and, (b) in the case of a subsequent Borrowing, a date that is at least twenty Business Days prior to the Borrowing Date of such Borrowing.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are not authorized or required to close in New York City or Vancouver, British Columbia.

“Canadian Benefit Plans” means all Canadian (including without limitation any Canadian provincial or territorial) plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered, subject to the laws of Canada or any province or territory thereof to which an Obligor or any of its Subsidiaries is a party or bound or in which their employees participate or under which an Obligor or any of its Subsidiaries has, or will have, any liability or contingent liability, or pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to, any of their employees or former employees, their directors or officers, individuals working on contract with an Obligor or any of its Subsidiaries or other individuals providing services to an Obligor or any of its Subsidiaries of a kind normally provided by employees (or any spouses, dependents, survivors or beneficiaries of any such persons).

3

“Canadian Insolvency Legislation” means the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada) or any other bankruptcy, insolvency or analogous law of Canada.

“Canadian Pension Plans” means all Canadian Benefit Plans which are required to be registered under Canadian provincial, territorial or federal pension benefits standards legislation.

“Canadian Security Agreement” means the Amended and Restated Canadian Security Agreement, dated as of the Closing Date, among the Borrower, the other grantors from time to time party thereto and Administrative Agent.

“Canadian Security Documents” means the Canadian Security Agreement, each Canadian Short-Form IP Security Agreement, the Landlord Consent and any other agreement governed by Canadian law that creates or purports to create security and that is entered into by a Canadian Obligor pursuant to this Agreement (as such agreement may be amended, restated, replaced, supplemented or otherwise modified from time to time).

“Canadian Short-Form IP Security Agreement” means the amended and restated (if applicable) short-form copyright, patent or trademark (as the case may be) security agreements governed by the laws of any province or territory of Canada, dated as of the Original Closing Date or the Closing Date, as the case may be, entered into by one or more Obligors in favor of the Secured Parties, each in form and substance satisfactory to the Majority Lenders (as such agreement may be amended, restated, replaced, supplemented or otherwise modified from time to time).

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal Property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group of Persons acting jointly or otherwise in concert of capital stock representing (i) in the case of the Borrower, more than 30% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower or (ii) in the case of a Subsidiary Guarantor, any of the ordinary voting power represented by the issued and outstanding capital stock of such Subsidiary Guarantor, (b) during any period of twelve (12) consecutive calendar months, the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower or any Subsidiary Guarantor by Persons who were neither (i) nominated by the board of directors of the Borrower or any Subsidiary Guarantor, as applicable, nor (ii) appointed by directors so nominated, or (c) the acquisition of direct or indirect Control of the Borrower or any Subsidiary Guarantor, as applicable, by any Person or group of Persons acting jointly or otherwise in concert; in each case whether as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise.

4

“Cipher Transaction” means the purchase of all the outstanding shares of the Original Borrower pursuant to and on the terms and conditions of the arrangement agreement dated as of March 19, 2018 among Cipher Pharmaceuticals Inc., the Original Borrower and the Borrower.

“Claims” means any claims, demands, complaints, grievances, actions, applications, suits, causes of action, orders, charges, indictments, prosecutions, informations (brought by a public prosecutor without grand jury indictment) or other similar processes, assessments or reassessments.

“Closing Date” means May 15, 2018.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” means any Property in which a Lien is purported to be granted under any of the Security Documents (or all such Property, as the context may require).

“Commitment” means, with respect to each Lender, the obligation of such Lender to make Loans to Borrower in accordance with the terms and conditions of this Agreement, which commitment is in the amount set forth opposite such Lender’s name on Schedule 1 under the caption “Commitment”, as such Schedule may be amended from time to time. The aggregate Commitments on the date hereof equal $50,000,000. For purposes of clarification, the amount of any PIK Loans shall not reduce the amount of the available Commitment.

“Commitment Period” means the period from and including the Original Closing Date and through and including March 31, 2018 or such later date as the Administrative Agent agrees to in writing in its sole discretion.

“Commodity Account” has the meaning set forth in the U.S. Security Agreement.

“Compliance Certificate” has the meaning given to such term in Section 8.01(d).

“Contracts” means contracts, licenses, leases, agreements, obligations, promises, undertakings, understandings, arrangements, documents, commitments, entitlements or engagements under which a Person has, or will have, any liability or contingent liability (in each case, whether written or oral, express or implied).

“Control” means, in respect of a particular Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright” has the meaning set forth in the Canadian Security Agreement.

“Cure Amount” has the meaning set forth in Section 10.03(a).

“Cure Right” has the meaning set forth in Section 10.03(a).

“Default” means any Event of Default and any event that, upon the giving of notice, the lapse of time or both, would constitute an Event of Default.

5

“Default Rate” has the meaning set forth in Section 3.02(b).

“Defaulting Lender” means, subject to Section 2.05, any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within three (3) Business Days of the date required to be funded by it hereunder, (b) has notified Borrower or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, or (c) has, or has a direct or indirect parent company that has, (i) become the subject of an Insolvency Proceeding, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Deposit Account” is defined in the Canadian Security Agreement.

“Dollars” and “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is a corporation, limited liability company, unlimited liability company, partnership or similar business entity incorporated, formed or organized under the laws of the United States, any state of the United States, the District of Columbia, the laws of Canada or any province or territory of Canada.

“Eligible Transferee” means and includes a commercial bank, an insurance company, a finance company, a financial institution, any investment fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act) that is principally in the business of managing investments or holding assets for investment purposes, provided that each Eligible Transferee shall either (i) be a Qualifying Bank Creditor or (ii) not cause the number of existing Lenders and Participants (directly or indirectly) hereunder which are not, in each case, Qualifying Bank Creditors to exceed in aggregate ten (10).

“English Debenture” means the composite debenture between the English Obligors and the Administrative Agent dated the date of the Original Agreement.

“English Guarantee” means the composite guarantee between the English Obligors and the Administrative Agent dated the date of the Original Agreement.

“English Obligors” means Cardiome UK Limited (company number 06304464) and Correvio (UK) Ltd. (company number 06481819) both having their registered addresses at Lakeside House, 1 Furzeground Way, Stockley Park, Uxbridge, Middlesex, England UB11 1BD.

“English Security Documents” means the English Debenture, the English Share Charges and any other agreement governed by English law that creates or purports to create security and that is entered into by either of the English Obligors pursuant to this Agreement (as any such agreement may be amended, restated, replaced, supplemented or otherwise modified from time to time).

6

“English Share Charges” means each of:

1. the share charge between Cardiome International SA and the Administrative Agent over the shares in Correvio (UK) Ltd. dated the Closing Date; and

2. the share charge between the Borrower and the Administrative Agent over the shares in Cardiome UK Limited dated the Closing Date.

“Environmental Law” means any federal, state, provincial, territorial or local governmental law, rule, regulation, order, writ, judgment, injunction or decree relating to pollution or protection of the environment or the treatment, storage, disposal, release, threatened release or handling of hazardous materials, and all local laws and regulations related to environmental matters and any specific agreements entered into with any competent authorities which include commitments related to environmental matters.

“Equity Cure Right” has the meaning set forth in Section 10.03(a).

“Equity Interest” means, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, but excluding debt securities convertible or exchangeable into such equity.

“Equivalent Amount” means, with respect to an amount denominated in one currency, the amount in another currency that could be purchased by the amount in the first currency determined by reference to the Exchange Rate at the time of determination.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, collectively, any Obligor, Subsidiary thereof, and any Person under common control, or treated as a single employer, with any Obligor or Subsidiary thereof, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

7

“ERISA Event” means (a) a reportable event as defined in Section 4043 of ERISA with respect to a Title IV Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; (b) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Title IV Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following 30 days; (c) a withdrawal by any Obligor or any ERISA Affiliate thereof from a Title IV Plan or the termination of any Title IV Plan resulting in liability under Sections 4063 or 4064 of ERISA; (d) the withdrawal of any Obligor or any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by any Obligor or any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Title IV Plan or Multiemployer Plan; (f) the imposition of liability on any Obligor or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the failure by any Obligor or any ERISA Affiliate thereof to make any required contribution to a Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Title IV Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Title IV Plan or the failure to make any required contribution to a Multiemployer Plan; (h) the determination that any Title IV Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (i) an event or condition which is reasonably likely to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan; (x) the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or any ERISA Affiliate thereof; (j) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Title IV Plan; (k) the occurrence of a non-exempt prohibited transaction under Sections 406 or 407 of ERISA for which any Obligor or any Subsidiary thereof may be directly or indirectly liable; (l) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person for which any Obligor or any ERISA Affiliate thereof may be directly or indirectly liable; (m) the occurrence of an act or omission which could give rise to the imposition on any Obligor or any ERISA Affiliate thereof of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Sections 409, 502(c), (i) or (1) or 4071 of ERISA; (n) the assertion of a material claim (other than routine claims for benefits) against any Plan or the assets thereof, or against any Obligor or any Subsidiary thereof in connection with any such plan; (o) receipt from the IRS of notice of the failure of any Qualified Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Qualified Plan to fail to qualify for exemption from taxation under Section 501(a) of the Code; (p) the imposition of any lien (or the fulfillment of the conditions for the imposition of any lien) on any of the rights, properties or assets of any Obligor or any ERISA Affiliate thereof, in either case pursuant to Title I or IV, including Section 302(f) or 303(k) of ERISA or to Section 401(a)(29) or 430(k) of the Code; or (q) the establishment or amendment by any Obligor or any Subsidiary thereof of any “welfare plan”, as such term is defined in Section 3(1) of ERISA, that provides post-employment welfare benefits in a manner that would materially increase the liability of any Obligor.

“ERISA Funding Rules” means the rules regarding minimum required contributions (including any installment payment thereof) to Title IV Plans, as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Escrow Account” means the “Escrow Fund” (as defined in the Murk Stock and Asset Purchase Agreement) established pursuant to the terms and conditions of the Murk Stock and Asset Purchase Agreement which includes an obligation of Borrower to maintain a minimum balance of $1,000,000 in such “Escrow Fund” at all times.

8

“Event of Default” has the meaning set forth in Section 11.01.

“Exchange Rate” means the rate at which any currency (the “Pre-Exchange Currency”) may be exchanged into another currency (the “Post-Exchange Currency”), as set forth on such date on the relevant Reuters screen at or about 11:00 a.m. (Central time) on such date. In the event that such rate does not appear on the Reuters screen, the “Exchange Rate” with respect to exchanging such Pre-Exchange Currency into such Post-Exchange Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by Borrower and Administrative Agent or, in the absence of such agreement, such Exchange Rate shall instead be determined by Administrative Agent by any reasonable method as they deem applicable to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax, (b) Other Connection Taxes, (c) United States federal withholding Taxes that are imposed on amounts payable to a Lender to the extent that the obligation to withhold amounts existed on the date that such Lender became a “Lender” under this Agreement, except in each case to the extent such Lender is a direct or indirect assignee of any other Lender that was entitled, at the time the assignment of such other Lender became effective, to receive additional amounts under Section 5.03, (d) any Taxes imposed in connection with FATCA, (e) any Canadian federal withholding Taxes imposed on the payment as a result of having been made to a Recipient that, at the time of making such payment, (i) is a person with which an Obligor does not deal at arm’s length (for the purposes of the Income Tax Act (Canada)), or (ii) is a “specified shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of an Obligor or does not deal at arm’s length (for the purposes of the Income Tax Act (Canada)) with such a “specified shareholder” (other than where the non-arm’s length relationship arises, or where the Recipient is a “specified shareholder” or does not deal at arm’s length with a “specified shareholder”, in connection with or as a result of the Recipient having become a party to, received or perfected a security interest under or received or enforced any rights under, a Loan Document), and (f) Taxes attributable to such Recipient’s failure to comply with Section 5.03(e).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not more onerous to comply with), any regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by Administrative Agent from three federal funds brokers of recognized standing selected by it.

9

“Fee Letter” means the second amended and restated fee letter agreement dated as of the date hereof between Borrower and Administrative Agent.

“First Amendment” means the First Amending Agreement to the First A&R Agreement dated as of March 27, 2018.

“First A&R Agreement” has the meaning set forth in the introduction hereto.

“First Restatement Date” means May 11, 2017.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means a Subsidiary of Borrower that is not a Domestic Subsidiary.

“Fourth Borrowing Milestone” has the meaning set forth in Section 6.04(c).

“French Security Documents” has the meaning given to such term in Section 12.14.

“French Subsidiary Guarantor” means any Subsidiary Guarantor incorporated or established in France.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination. Subject to Section 1.02, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the financial statements described in Section 7.04(a).

“German Account Pledge Agreements” means (i) the German law governed account Pledge Agreement dated as of the date of the Original Agreement and (ii) the German law governed confirmation and junior ranking account pledge agreement dated on or around the date of this Agreement, in each case entered into between, among others, Correvio GmbH as pledgor and the Administrative Agent.

“German Confirmation Agreement – First Restatement” means the German law governed confirmation agreement dated on or around the First Restatement Date and relating to (i) the German Security Assignment Agreement and (ii) the German Security Trust Agreement.

“German Confirmation Agreement – Second Restatement” means the German law governed confirmation agreement dated on or around the Closing Date and relating to (i) the German Security Assignment Agreement and (ii) the German Security Trust Agreement.

“German Security Documents” means the German Share Pledge Agreements, the German Security Assignment Agreement, the German Account Pledge Agreements, the German Confirmation Agreement – First Restatement, the German Confirmation Agreement – Second Restatement and any other agreement governed by German law that creates or purports to create security and that is entered into by a German Obligor pursuant to this Agreement.

10

“German Security Assignment Agreement” means the German law governed security assignment agreement dated the date of the Original Agreement entered into between, among others, Correvio GmbH as assignor and the Administrative Agent as collateral agent (as such agreement may be amended, restated, replaced, supplemented or otherwise modified from time to time).

“German Security Trust Agreement” means the German law governed security trust agreement dated the date of the Original Agreement entered into between, among others, Correvio GmbH and Correvio International Sàrl as security grantors and the Administrative Agent, under which the Administrative Agent has been granted certain rights and has assumed certain obligations in relation to the German Security Documents (as such agreement may be amended, restated, replaced, supplemented or otherwise modified from time to time).

“German Share Pledge Agreements” means (i) the German law governed share pledge agreement dated the date of the Original Agreement and (ii) the German law governed junior ranking share pledge agreement dated on or around the First Restatement Date, in each case entered into between, among others, Correvio International Sàrl as pledgor and the Administrative Agent.

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” means any nation, government, branch of power (whether executive, legislative or judicial), state, province, territory or municipality or other political subdivision thereof and any entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions of or pertaining to government, including without limitation regulatory authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, courts, bodies, boards, tribunals and dispute settlement panels, and other law-, rule- or regulation-making organizations or entities of any state, province, territory, county, city or other political subdivision of the United States or Canada.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit A by an entity that, pursuant to Section 8.12(a), is required to become a “Subsidiary Guarantor” hereunder.

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“Guaranteed Obligations” has the meaning set forth in Section 14.01.

“Hazardous Material” means any substance, element, chemical, compound, product, solid, gas, liquid, waste, by- product, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Hedging Agreement” means any interest rate exchange agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or obligations of such Person with respect to deposits or advances of any kind by third parties, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) obligations under any Hedging Agreement, currency swaps, forwards, futures or derivatives transactions, (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (l) all obligations of such Person under license or other agreements containing a guaranteed minimum payment or purchase by such Person, and (m) all Equity Interests of such Person subject to repurchase or redemption rights or obligations (excluding repurchases or redemptions at the sole option of such Person). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Party” has the meaning set forth in Section 13.03(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, including any proceeding under applicable Canadian federal or provincial corporate law seeking an arrangement or compromise of some or all of the debts of a Person or a stay of proceedings to enforce some or all claims of creditors against a Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under Canadian federal law, Canadian provincial or territorial law, United States federal law, U.S. state law, or foreign law, including the Bankruptcy Code and the Canadian Insolvency Legislation.

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“Intellectual Property” means all Patents, Trademarks, Copyrights, and Technical Information, whether registered or not, domestic and foreign. Intellectual Property shall include all:

(a)          applications or registrations relating to such Intellectual Property;

(b)          rights and privileges arising under applicable Laws with respect to such Intellectual Property;

(c)          rights to sue for past, present or future infringements of such Intellectual Property; and

(d)          rights of the same or similar effect or nature in any jurisdiction corresponding to such Intellectual Property throughout the world.

“Interest-Only Period” means the period from and including the first Borrowing Date and through and including the sixteenth (16th) Payment Date following the first Borrowing Date unless the “Interest-Only Period” has been extended in accordance with Section 3.02(e).

“Interest Period” means, with respect to each Borrowing, (a) initially, the period commencing on and including the Borrowing Date thereof and ending on and excluding the next Payment Date, and, (b) thereafter, each period beginning on and including the last day of the immediately preceding Interest Period and ending on and excluding the next succeeding Payment Date.

“Invention” means any novel, inventive and useful art, apparatus, method, process, machine (including article or device), manufacture or composition of matter, or any novel, inventive and useful improvement in any art, method, process, machine (including article or device), manufacture or composition of matter.

“Investment” means, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 90 days arising in connection with the sale of inventory or supplies by such Person in the ordinary course of business; (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (d) the entering into of any Hedging Agreement.

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“IRS” means the U.S. Internal Revenue Service or any successor agency, and to the extent relevant, the U.S. Department of the Treasury.

“Italian Account” means an account, with a balance not to exceed $2,000,000 at any time, that is used as collateral against which Credit Suisse issues bid and performance bonds to Italian government regions for tenders of the Products.

“Italian Civil Code” means the Italian civil code, enacted by Royal Decree No. 262 of 16 March 1942, as subsequently amended and supplemented.

“Knowledge” means, with respect to any Person, the actual knowledge of any Responsible Officer of such Person and, in the case of Borrower, so long as he or she is employed by Borrower or its Subsidiaries, the actual knowledge of the chief executive officer or the chief financial officer, so long as such Person is an officer of Borrower.

“Landlord Consent” means a Landlord Consent substantially in the form of Exhibit F.

“Laws” means, collectively, all international, foreign, federal, state, provincial, territorial, municipal and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means each Person listed as a “Lender” on a signature page hereto, together with its successors, and each assignee of a Lender pursuant to Section 13.05(b).

“Lien” means any mortgage, lien, hypothec, pledge, charge, assignment or other security interest, or any lease, title retention agreement, mortgage, restriction, easement, right-of-way, option or adverse claim (of ownership or possession) or other encumbrance of any kind or character whatsoever or any preferential arrangement that has the practical effect of creating a security interest.

“Liquidity” means the balance of unencumbered (other than by Liens securing the Obligations) cash and Permitted Cash Equivalent Investments (which for greater certainty shall not include any undrawn credit lines), in each case, to the extent held in an account over which the Secured Parties have a first priority perfected security interest and have received an executed deposit account control agreement, blocked account agreement or similar agreement, in form and substance satisfactory to the Administrative Agent, with respect to each such account.

“Loan” means (a) each loan advanced by a Lender pursuant to Section 2.01 and (b) each PIK Loan deemed to have been advanced by a Lender pursuant to Section 3.02(d). For purposes of clarification, any calculation of the aggregate outstanding principal amount of Loans on any date of determination shall include both the aggregate principal amount of loans advanced pursuant to Section 2.01 and not yet repaid, and all PIK Loans deemed to have been advanced and not yet repaid, on or prior to such date of determination.

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“Loan Documents” means, collectively, this Agreement, the Fee Letter, the Assignment Agreement, the Security Documents, each Warrant, the English Guarantee, the German Security Trust Agreement, the Swiss Share Pledge Transfer Agreement, any other subordination agreement or any intercreditor agreement entered into by Administrative Agent (on behalf of the Lenders) with any other creditors of Obligors or any agent acting on behalf of such creditors, and any other present or future document, instrument, agreement or certificate executed by Obligors and delivered to Administrative Agent or any Secured Party in connection with or pursuant to this Agreement or any of the other Loan Documents, all as amended, restated, supplemented or otherwise modified.

“Loss” means judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, professional fees, including fees and disbursements of legal counsel on a full indemnity basis, and all costs incurred in investigating or pursuing any Claim or any proceeding relating to any Claim.

“Majority Lenders” means, at any time, Lenders having at such time in excess of 50% of the aggregate Commitments (or, if such Commitments are terminated, the outstanding principal amount of the Loans) then in effect, ignoring, in such calculation, the Commitments of and outstanding Loans owing to any Defaulting Lender.

“Margin Stock” means “margin stock” within the meaning of Regulation U.

“Market Capitalization” means, as of the date of determination, the product of (a) the sum of (i) the number of shares of Borrower’s common shares outstanding as of such date of determination and (ii) the number of shares (not included in clause (i)) of Borrower’s common shares that would be outstanding if all outstanding in-the-money stock options, warrants and convertible securities were exercised for, or converted into, as applicable, common shares and (b) the closing price of Borrower’s common shares on the Toronto Stock Exchange on such date of determination.

“Material Adverse Change” and “Material Adverse Effect” mean a material adverse change in or effect on (a) the business, condition (financial or otherwise), operations, performance, Property or prospects of Borrower and the other Obligors taken as a whole, (b) the ability of any Obligor to perform its obligations under the Loan Documents, or (c) the legality, validity, binding effect or enforceability of the Loan Documents or the rights and remedies of Administrative Agent or any Lender under any of the Loan Documents.

“Material Agreements” means (a) the agreements which are listed in Schedule 7.14 (as updated by Borrower from time to time in accordance with Section 8.16 to list all such agreements that meet the description set forth in clause (b) of this definition) and (b) all other agreements held by the Obligors from time to time, the absence or termination of any of which would reasonably be expected to result in a Material Adverse Effect; provided, however, that “Material Agreements” exclude all: (i) licenses implied by the sale of a product; and (ii) paid-up licenses for commonly available software programs under which an Obligor is the licensee. “Material Agreement” means any one such agreement.

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“Material Indebtedness” means, at any time, any Indebtedness of any Obligor, the outstanding principal amount of which, individually or in the aggregate, exceeds $500,000 (or the Equivalent Amount in other currencies).

“Material Intellectual Property” means, the Obligor Intellectual Property described in Schedule 7.05(c) and any other Obligor Intellectual Property after the date hereof the loss of which could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means the earlier to occur of (a) the Stated Maturity Date, and (b) the date on which the Loans are accelerated pursuant to Section 11.02.

“Maximum Rate” has the meaning set forth in Section 13.18(a).

“MidCap” means MidCap Financial Trust.

“Minimum Required Revenue” has the meaning set forth in Section in 10.02.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Murk Stock and Asset Purchase Agreement” means the stock and asset purchase agreement dated as of November 18, 2013 between the Original Borrower (and subsequently assigned to the Borrower), Cardiome International SA, Murk Acquisition Sub, Inc., Correvio LLC and CarCor Investment Holdings LLC.

“Non-Consenting Lender” has the meaning set forth in Section 2.06(a).

“Non-Disclosure Agreement” has the meaning set forth in Section 13.16.

“Non-Qualifying Bank Creditor Rules” means the 10-Non-Qualifying Bank Creditor Rule and the 20-Non-Qualifying Bank Creditor Rule.

“Notice of Borrowing” has the meaning set forth in Section 2.02.

“Obligations” means, with respect to any Obligor, all amounts, obligations, liabilities, covenants and duties of every type and description owing by such Obligor to any Lender, any other indemnitee hereunder or any participant, arising out of, under, or in connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (a) if such Obligor is Borrower, all Loans, (b) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (c) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Obligor under any Loan Document.

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“Obligor Intellectual Property” means Intellectual Property owned by or licensed to any of the Obligors other than immaterial Intellectual Property owned by any Obligor in a jurisdiction which such Obligor does not have assets or revenue with a fair market value greater than $1,000,000 in aggregate.

“Obligors” means, collectively, Borrower and the Subsidiary Guarantors and their respective successors and permitted assigns.

“Original Agreement” has the meaning set forth in the introduction hereto.

“Original Borrower” has the meaning set forth in the introduction hereto.

“Original Closing Date” means June 13, 2016.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.03(g)).

“Participant” has the meaning set forth in Section 13.05(e).

“Patents” has the meaning set forth in the Canadian Security Agreement.

“Payment Date” means each March 31, June 30, September 30, December 31 and the Maturity Date, commencing on the first such date to occur following the first Borrowing Date; provided that, if any such date shall occur on a day that is not a Business Day, the applicable Payment Date shall be the immediately preceding Business Day.

“PBGC” means the United States Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any acquisition by Borrower or any of its wholly-owned Subsidiaries, whether by purchase, merger, amalgamation or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person; provided that:

(a)          immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

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(b)          all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable Laws and in conformity with all applicable Governmental Approvals;

(c)          in the case of the acquisition of all of the Equity Interests of such Person, all of the Equity Interests acquired, or otherwise issued by such Person or any newly formed Subsidiary of Borrower in connection with such acquisition, shall be owned 100% by an Obligor or any other Subsidiary, and Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Borrower, each of the actions set forth in Section 8.12, if applicable;

(d)          Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 10.01 and Section 10.02 on a pro forma basis after giving effect to such acquisition;

(e)          such Person (in the case of an acquisition of Equity Interests) or assets (in the case of an acquisition of assets or a division) (i) shall be engaged or used, as the case may be, in the same business or lines of business in which Borrower and/or its Subsidiaries are engaged or (ii) shall have a similar customer base as Borrower and/or its Subsidiaries; and

(f)           such Person has not at any time in the past or present established or been associated with any Canadian Pension Plans or any Canadian Benefit Plans.

“Permitted Cash Equivalent Investments” means investments made in accordance with the Borrower’s investment policy in existence as of the date of this Agreement provided that all such investments remain liquid at all times.

“Permitted Credit Card Indebtedness” means all Indebtedness owing by the Obligors in respect of Visa, Mastercard or other credit or charge card.

“Permitted Cure Debt” means Indebtedness incurred in connection with the exercise of the Subordinated Debt Cure Right and (a) that is governed by documentation containing representations, warranties, covenants and events of default no more burdensome or restrictive than those contained in the Loan Documents, (b) that has a maturity date at least six (6) months later than the Maturity Date, (c) in respect of which no cash payments of principal or interest are required prior to the Maturity Date, and (d) in respect of which the holders have agreed in favor of Borrower, Administrative Agent and Lenders (i) that prior to the date on which the Commitments have expired or been terminated and all Obligations have been paid in full indefeasibly in cash, such holders will not exercise any remedies available to them in respect of such Indebtedness, (ii) that such Indebtedness is unsecured, and (iii) to terms of subordination in an agreement in form and substance satisfactory to the Majority Lenders.

“Permitted Indebtedness” means any Indebtedness permitted under Section 9.01.

“Permitted Liens” means any Liens permitted under Section 9.02.

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“Permitted Priority Liens” means (a) Liens permitted under Section 9.02(c), (d), (f), (g), (h), (i), (l), (m) and (o), and (b) Liens permitted under Section 9.02(b) provided that such Liens are also of the type described in Section 9.02(c), (d), (f), (g), (h), (i), (l), (m) and (o).

“Permitted Refinancing” means, with respect to any Indebtedness, any extensions, renewals and replacements of such Indebtedness; provided that such extension, renewal or replacement (a) shall not increase the outstanding principal amount of such Indebtedness, (b) contains terms relating to outstanding principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole no less favorable in any material respect to Borrower and its Subsidiaries or the Secured Parties than the terms of any agreement or instrument governing such existing Indebtedness, (c) shall have an applicable interest rate which does not exceed the rate of interest of the Indebtedness being replaced, and (d) shall not contain any new requirement to grant any lien or security or to give any guarantee that was not an existing requirement of such Indebtedness.

“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, unlimited liability company, joint venture, trust, unincorporated organization or Governmental Authority or other entity of whatever nature.

“PIK Loan” has the meaning set forth in Section 3.02(d).

“PIK Period” means the period beginning on the First Restatement Date through and including the earlier to occur of (a) March 31, 2020, and (b) the date on which any Default shall have occurred (provided that if such Default shall have been cured or waived, the PIK Period shall resume until the earlier to occur of the next Default and March 31, 2020); provided, however, that upon the Borrower achieving the Revenue Milestone the PIK Period shall be extended to the Maturity Date.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“PPSA” shall mean the Personal Property Security Act (Ontario), the Civil Code of Québec or any other applicable Canadian federal, provincial or territorial statute pertaining to the granting, perfecting, priority or ranking of security interests, liens, hypothecs on personal property, and any successor statues, together with any regulations thereunder or Ministerial orders in respect thereof, in each case as in effect from time to time. References to sections of the PPSA and the Civil Code of Québec shall be construed to also refer to any successor sections.

“Prepayment Premium” has the meaning set forth in Section 3.03(a).

“Product” means Aggrastat, Brinavess, Esmolol, Trevyent, Dalbavancin, Impavido and other products to be acquired or in-licensed, and each of their respective successors.

“Property” of any Person means any property or assets, or interest therein, of such Person.

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“Proportionate Share” means, with respect to any Lender, the percentage obtained by dividing (a) the sum of the Commitment (or, if the Commitments are terminated, the outstanding principal amount of the Loans) of such Lender then in effect by (b) the sum of the Commitments (or, if the Commitments are terminated, the outstanding principal amount of the Loans) of all Lenders then in effect.

“Qualified Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (a) that is or was at any time maintained or sponsored by any Obligor or any ERISA Affiliate thereof or to which any Obligor or any ERISA Affiliate thereof has ever made, or was ever obligated to make, contributions, and (b) that is intended to be tax qualified under Section 401(a) of the Code.

“Qualifying Bank Creditor” means any entity which effectively conducts true banking activities as its principal purpose with its own infrastructure and staff, premises, communication devices of its own and the authority of decision making, and which is recognised as a bank by the banking laws in force in the jurisdiction of its incorporation.

“Recipient” means Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any Obligation.

“Redemption Date” has the meaning set forth in Section 3.03(a).

“Redemption Price” has the meaning set forth in Section 3.03(a).

“Register” has the meaning set forth in Section 13.05(d).

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as amended.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as amended.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as amended.

“Regulatory Approvals” means any registrations, licenses, authorizations, permits or approvals issued by any Governmental Authority and applications or submissions related to any of the foregoing.

“Related Person” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Requirement of Law” means, as to any Person, any statute, law, treaty, rule or regulation or determination, order, injunction or judgment of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Properties or revenues.

“Responsible Officer” of any Person means each of the president, chief executive officer, and chief financial officer of such Person.

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“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such shares of capital stock of Borrower or any of its Subsidiaries.

“Restrictive Agreement” has the meaning set forth in Section 7.15.

“Revenue” of a Person means all revenue properly recognized under GAAP, consistently applied, less all rebates, discounts and other price allowances.

“Revenue Milestone” has the meaning set forth in Section 3.2(d).

“Secured Parties” means the Lenders, Administrative Agent, each other Indemnified Party and any other holder of any Obligation.

“Security Documents” means, collectively, the Canadian Security Documents, the U.S. Security Documents, the English Security Documents, the French Security Documents, the German Security Documents, the Swiss Security Documents and each other security document, control agreement or other agreement that creates or purports to create Liens in favor of the Secured Parties, as such agreements may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Securities Account” has the meaning set forth in the Canadian Security Agreement.

“Series A Shares” has the meaning given to such term in the Borrower’s articles of amalgamation.

“Short-Form IP Security Agreements” means the Canadian Short-Form IP Security Agreements and the U.S. Short-Form IP Security Agreements.

“Solvent” means, with respect to any Person at any time, that (a) the fair saleable value of the Property of such Person is greater than the total amount of liabilities (including contingent liabilities) of such Person, (b) the present fair saleable value of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person has not incurred and does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada).

“Specified Financial Covenants” has the meaning set forth in Section 10.03(a).

“Stated Maturity Date” means the twenty-fourth (24th) Payment Date following the first Borrowing Date.

“Subordinated Debt Cure Right” has the meaning set forth in Section 10.03(a).

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“Subsidiary” means, with respect to any Person (the “parent ”) at any date, any corporation, limited liability company, unlimited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, unlimited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary Guarantors” means each of the Subsidiaries of Borrower identified under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto and each Subsidiary of Borrower that becomes a “Subsidiary Guarantor” after the date hereof pursuant to Section 8.12(a) or (b) after having satisfied the requirements of such Sections, as applicable.

“Substitute Lender” has the meaning set forth in Section 2.06(a).

“Swiss Federal Tax Administration” means the Swiss Federal tax administration (Eidgenössische Steuerverwaltung).

“Swiss Guarantor” means any of Cardiome International SA, Correvio International Sàrl and each other Subsidiary Guarantor party hereto, from time to time, organized under the laws of Switzerland.

“Swiss Share Pledge Transfer Agreement” has the meaning set forth in Section 6.06(iv)(D).

“Swiss Security Documents” means collectively, (a) security agreements executed by each of the Swiss Guarantors in favor of the Administrative Agent on behalf of the Secured Parties creating a first ranking security interest over certain of the Swiss Guarantor’s present and future (i) bank account claims, (ii) intellectual property rights and royalty claims, and (iii) trade, intra-group and insurance receivables; (b) share/quota pledge agreements executed by all of the shareholders or each of the Swiss Guarantors in favor of the Administrative Agent on behalf of the Secured Parties creating a first ranking security interest over all of the shares/quota in the capital of each of the Swiss Guarantors; and (c) any other agreement that creates or purports to create security and that is entered into by a Swiss Guarantor, all governed by the laws of Switzerland (as any such agreement may be amended, restated, replaced, supplemented or otherwise modified from time to time).

“Swiss Witholding Tax” means any withholding tax imposed under the Swiss Withholding Tax Act.

“Swiss Withholding Tax Act ” means the Swiss Federal Act on Anticipatory Tax of October 13, 1965 (Bundesgesetz über die Verrechnungssteuer) with related regulations and guidelines, all as amended and applicable from time to time.

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“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Technical Information” means all trade secrets and other proprietary or confidential information, public information, non-proprietary know-how, any information of a scientific, technical, or business nature in any form or medium, standards and specifications, conceptions, ideas, innovations, discoveries, Invention disclosures, all documented research, developmental, demonstration or engineering work and all other information, data, plans, specifications, reports, summaries, experimental data, manuals, models, samples, know-how, technical information, systems, methodologies, computer programs, information technology and any other information.

“Third Borrowing Milestone” has the meaning set forth in Section 6.03(c).

“Title IV Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was within the past six (6) years maintained or sponsored by any Obligor or any ERISA Affiliate thereof or to which any Obligor or any ERISA Affiliate thereof is or was obligated to make within the past six (6) years, contributions, and (ii) that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

“Trademarks” is defined in the Canadian Security Agreement.

“Transactions” means the execution, delivery and performance by each Obligor of this Agreement and the other Loan Documents to which such Obligor is intended to be a party and the Borrowings (and the use of the proceeds of the Loans).

“U.S. Person” means a “United States Person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Security Agreement” means the Amended and Restated U.S. Security Agreement, dated as of the Closing Date, among Cardiome, Inc., Artesian Therapeutics, Inc., Murk Acquisition Sub, Inc., Correvio LLC, the Borrower and Administrative Agent, granting a security interest in each of such Obligor’s personal Property in favor of the Secured Parties (as such agreement may be amended, restated, replaced, supplemented or otherwise modified from time to time).

“U.S. Security Documents” means the U.S. Security Agreement, each U.S. Short-Form IP Security Agreement and any other agreement governed by U.S. law that creates or purports to create security and that is entered into by a U.S. Obligor pursuant to this Agreement.

“U.S. Short-Form IP Security Agreement” means the amended and restated (if applicable) short-form copyright, patent or trademark (as the case may be) security agreements governed by the laws of any state or political subdivision of the United States of America, dated as of the Original Closing Date or the Closing Date, as the case may be, entered into by one or more Obligors in favor of the Secured Parties, each in form and substance satisfactory to the Majority Lenders (as such agreement may be amended, restated, replaced, supplemented or otherwise modified from time to time)).

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“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(e)(ii)(B)(3).

“Warrants” means the warrants to purchase Equity Interests of Borrower, issued by Borrower to the Lender as to replace the warrants previously issued by the Original Borrower as an inducement for the Lenders to agree to the amendments to the Original Agreement and to the First Amendment.

“Withdrawal Liability” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

1.02       Accounting Terms and Principles. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. All components of financial calculations made to determine compliance with this Agreement, including Section 10, shall be adjusted to include or exclude, as the case may be, without duplication, such components of such calculations attributable to any Acquisition consummated after the first day of the applicable period of determination and prior to the end of such period, as determined in good faith by Borrower based on assumptions expressed therein and that were reasonable based on the information available to Borrower at the time of preparation of the Compliance Certificate setting forth such calculations.

1.03       Interpretation. For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, (a) the terms defined in this Agreement include the plural as well as the singular and vice versa; (b) words importing gender include all genders; (c) any reference to a Section, Annex, Schedule or Exhibit refers to a Section of, or Annex, Schedule or Exhibit to, this Agreement; (d) any reference to “this Agreement” refers to this Agreement, including all Annexes, Schedules and Exhibits hereto, and the words herein, hereof, hereto and hereunder and words of similar import refer to this Agreement and its Annexes, Schedules and Exhibits as a whole and not to any particular Section, Annex, Schedule, Exhibit or any other subdivision; (e) references to days, months and years refer to calendar days, months and years, respectively; (f) all references herein to “include” or “including” shall be deemed to be followed by the words “without limitation”; (g) the word “from” when used in connection with a period of time means “from and including” and the word “until” means “to but not including”; and (h) accounting terms not specifically defined herein shall be construed in accordance with GAAP (except for the term “property” , which shall be interpreted as broadly as possible, including, in any case, cash, securities, other assets, rights under contractual obligations and permits and any right or interest in any property, except where otherwise noted). Unless otherwise expressly provided herein, references to organizational documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all permitted subsequent amendments, restatements, extensions, supplements and other modifications thereto.

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1.04       Quebec Interpretation Clause. For purposes of any assets, liabilities or entities located in the Province of Québec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (i) “personal property” shall be deemed to include “movable property”, (ii) “real property” shall be deemed to include “immovable property”, (iii) “tangible property” shall be deemed to include “corporeal property”, (iv) “intangible property” shall be deemed to include “incorporeal property”, (v) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec”, “prior claim”, “reservation of ownership” and a “resolutory clause”, (vi) all references to filing, registering or recording under the Uniform Commercial Code or the Personal Property Security Act shall be deemed to include publication under the Civil Code of Québec, (vii) all references to “perfection” of or “perfected” liens or security interest shall be deemed to include a reference to an “opposable” or “set up” hypothec as against third parties, (viii) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (ix) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (x) an “agent” shall be deemed to include a “mandatary”, (xi) “construction liens” shall be deemed to include “legal hypothecs in favour of persons having taken part in the construction or renovation of an immovable”; (xii) “joint and several” shall be deemed to include “solidary”; (xiii) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”; (xiv) “beneficial ownership” shall be deemed to include “ownership”; (xv) “legal title” shall be deemed to include “holding title on behalf of an owner as mandatary or prête-nom”; (xvi) “easement” shall be deemed to include “servitude”; (xvii) “priority” shall be deemed to include “rank” or “prior claim”, as applicable; (xviii) “survey” shall be deemed to include “certificate of location and plan”; (xix) “state” shall be deemed to include “province”; (xx) “fee simple title” shall be deemed to include “ownership” (including ownership under a right of superficies); (xi) “ground lease” shall be deemed to include “emphyteusis” or a “lease with a right of superficies”, as applicable; (xii) “leasehold interest” shall be deemed to include “a valid lease”; (xiii) “lease” shall be deemed to include a “contract of leasing (crédit-bail)” and (xiv) “deposit account” shall include a “financial account” as defined in Article 2713.6 of the Civil Code of Québec.

1.05       Changes to GAAP. If, after the date hereof, any change occurs in GAAP or in the application thereof and such change would cause any amount required to be determined for the purposes of the covenants to be maintained or calculated pursuant to Section 8, 9 or 10 to be materially different than the amount that would be determined prior to such change, then:

(a)          Borrower will provide a detailed notice of such change (an “Accounting Change Notice”) to Administrative Agent within 30 days of such change;

(b)          either Borrower or the Majority Lenders may indicate within 90 days following the date of the Accounting Change Notice that they wish to revise the method of calculating such financial covenants or amend any such amount, in which case the parties will in good faith attempt to agree upon a revised method for calculating the financial covenants;

(c)          until Borrower and the Majority Lenders have reached agreement on such revisions, (i) such financial covenants or amounts will be determined without giving effect to such change and (ii) all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP;

(d)          if no party elects to revise the method of calculating the financial covenants or amounts, then the financial covenants or amounts will not be revised and will be determined in accordance with GAAP without giving effect to such change; and

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(e) any Event of Default arising as a result of such change which is cured by operation of this Section 1.04 shall be deemed to be of no effect ab initio.

SECTION 2

THE COMMITMENT

2.01       Commitments. Each Lender agrees severally, on and subject to the terms and conditions of this Agreement (including Section 6), to make up to four term loans (provided that PIK Loans shall be deemed not to constitute “term loans” for purposes of this Section 2.01) to Borrower, each on a Business Day during the Commitment Period in Dollars in an aggregate principal amount for such Lender not to exceed such Lender’s Commitment; provided, however, that at no time shall any Lender be obligated to make a Loan in excess of such Lender’s Proportionate Share of the amount by which the then effective Commitments exceeds the aggregate principal amount of Loans outstanding at such time. Amounts of Loans repaid may not be reborrowed.

2.02       Borrowing Procedures. Subject to the terms and conditions of this Agreement (including Section 6), each Borrowing (other than a Borrowing of PIK Loans) shall be made on written notice in the form of Exhibit B given by Borrower to Administrative Agent not later than 11:00 a.m. (Central time) on the Borrowing Notice Date (a “Notice of Borrowing”).

2.03       Fees. Borrower shall pay to Administrative Agent and/or the Lenders, as applicable, such fees as described in the Fee Letter.

2.04       Use of Proceeds.

(a)          Borrower shall use the proceeds of the Loans for general working capital purposes and corporate purposes, to pay fees, costs and expenses incurred in connection with the Transactions and, only with respect to the first Borrowing, to pay existing Indebtedness owing to MidCap as set out in Section 6.01(g)(xiv), but in no event shall the proceeds of the Loans be deposited or held in any account in which the Secured Parties do not have a first priority perfected security interest and in which the Administrative Agent has not received an executed deposit account control agreement, blocked account agreement or similar agreement, in form and substance satisfactory to the Administrative Agent; provided that the Lenders shall have no responsibility as to the use of any proceeds of Loans.

(b)          Notwithstanding the generality of Section 2.04(a) above:

(i)           the Borrower shall be permitted to receive the proceeds of the Loans in an account domiciled in Canada opened on behalf of and for the sole benefit of the Borrower despite such account not being subject to an executed deposit account control agreement, blocked account agreement or similar agreement as of the date of this Agreement; provided that the Borrower shall provide the Administrative Agent an executed deposit account control agreement, blocked account agreement or similar agreement, in form and substance satisfactory to the Administrative Agent, in accordance with the terms of Schedule 8.17; and

(ii)          the Borrower shall be permitted to provide proceeds of the Loans to deposit accounts held by and for the sole benefit of a Subsidiary Guarantor despite such account not being subject to an executed deposit account control agreement, blocked account agreement or similar agreement provided that at no time shall the aggregate account balance of all such accounts exceed $1,000,000.

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(c)          No proceeds of the Loans shall be, directly or indirectly, extended, on-lent or otherwise advanced to any Swiss Guarantor (not including however a contribution of proceeds of the Loans into the equity of such Swiss Guarantor, which shall be permissible at all times) until such Swiss Guarantor has delivered to the Administrative Agent an officer’s certificate certifying that such Swiss Guarantor has obtained a confirmation (reasonably satisfactory as to content to the Administrative Agent) from the Swiss Federal Tax Administration (a copy of such confirmation to be attached to the officer’s certificate) which either (i) confirms that the entities that are a party to this Agreement as Lenders as of the date hereof are each eligible to qualify as one sole lender for the purpose of the 10-Non-Qualifying Bank Creditor Rule or (ii) otherwise confirms that no Swiss Withholding Tax will be imposed in respect of any payments of interest or in respect of any other payments related to the Loans.

2.05       Defaulting Lenders.

(a)          Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)           Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 13.04.

(ii)          Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Lenders for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise), shall be applied at such time or times as follows: first, as Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; second, if so determined by the Majority Lenders and Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans were made at a time when the conditions set forth in Section 6 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.05(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

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(b)          Defaulting Lender Cure. If Borrower and the Majority Lenders agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Proportionate Share, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.06       Substitution of Lenders.

(a)          Substitution Right. If any Lender (an “Affected Lender”), (i) becomes a Defaulting Lender or (ii) does not consent to any amendment, waiver or consent to any Loan Document for which the consent of the Majority Lenders is obtained but that requires the consent of other Lenders (a “Non-Consenting Lender”), then (x) Borrower may elect to pay in full such Affected Lender with respect to all Obligations due to such Affected Lender or (y) either Borrower or Administrative Agent shall identify any willing Lender or Affiliate of any Lender or Eligible Transferee (in each case, a “Substitute Lender”) to substitute for such Affected Lender; provided that any substitution of a Non-Consenting Lender shall occur only with the consent of Administrative Agent.

(b)          Procedure. To substitute such Affected Lender or pay in full all Obligations owed to such Affected Lender, Borrower shall deliver a notice to such Affected Lender. The effectiveness of such payment or substitution shall be subject to the delivery by Borrower (or, as may be applicable in the case of a substitution, by the Substitute Lender) of (i) payment for the account of such Affected Lender, of, to the extent accrued through, and outstanding on, the effective date for such payment or substitution, all Obligations owing to such Affected Lender (which for the avoidance of doubt, shall not include any Prepayment Premium) and (ii) in the case of a substitution, an Assignment and Assumption executed by the Substitute Lender, which shall thereunder, among other things, agree to be bound by the terms of the Loan Documents.

(c)          Effectiveness. Upon satisfaction of the conditions set forth in Sections 2.06(a) and (b), Administrative Agent shall record such substitution or payment in the Register, whereupon (i) in the case of any payment in full of an Affected Lender, such Affected Lender’s Commitments shall be terminated and (ii) in the case of any substitution of an Affected Lender, (A) such Affected Lender shall sell and be relieved of, and the Substitute Lender shall purchase and assume, all rights and claims of such Affected Lender under the Loan Documents, except that the Affected Lender shall retain such rights under the Loan Documents that expressly provide that they survive the repayment of the Obligations and the termination of the Commitments, (B) such Affected Lender shall no longer constitute a “Lender” hereunder and such Substitute Lender shall become a “Lender” hereunder and (C) such Affected Lender shall execute and deliver an Assignment and Assumption to evidence such substitution; provided, however, that the failure of any Affected Lender to execute any such Assignment and Assumption shall not render such sale and purchase (or the corresponding assignment) invalid.

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2.07       Prior Borrowings. The Borrower hereby acknowledges (x) that the Original Borrower made (i) the first Borrowing on June 14, 2016 in an amount of $20,000,000, (ii) the second Borrowing on May 11, 2017 in an amount of $10,000,000 and (iii) the third Borrowing on August 8, 2017 in an amount of $10,000,000, each of which remain outstanding as of the date hereof and (y) receipt of the proceeds of each such Borrowing pursuant to the terms of the Assignment Agreement.

SECTION 3

PAYMENTS OF PRINCIPAL AND INTEREST

3.01       Repayment.

(a)          Repayment. During the Interest-Only Period, no payments of principal of the Loans shall be due. Borrower agrees to repay to the Lenders the outstanding principal amount of the Loans, on each Payment Date occurring after the Interest-Only Period, in equal installments. The amounts of such installments shall be calculated by dividing (i) the sum of the aggregate principal amount of the Loans outstanding on the first day following the end of the Interest-Only Period, by (ii) the number of Payment Dates remaining prior to and including the Stated Maturity Date.

(b)          Application. Any optional or mandatory prepayment of the Loans shall be applied to the installments thereof under Section 3.01(a) in the inverse order of maturity. To the extent not previously paid, the principal amount of the Loans, together with all other outstanding Obligations, shall be due and payable on the Maturity Date.

3.02       Interest.

(a)          Interest Generally. Subject to Section 3.02(d), Borrower agrees to pay to the Lenders interest on the unpaid principal amount of the Loans and the amount of all other outstanding Obligations, in the case of the Loans, for the period from the applicable Borrowing Date, and in the case of any other Obligation, from the date such other Obligation is due and payable, in each case, until paid in full, at a rate per annum equal to (i) on and after the First Restatement Date, thirteen percent (13%), and (ii) from the Original Closing Date to the date immediately preceding the First Restatement Date, fourteen percent (14%).

(b)          Default Interest. Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default, the interest payable pursuant to Section 3.02(a) shall, subject to applicable laws, increase automatically by 4.00% per annum (such aggregate increased rate, the “Default Rate”). Notwithstanding any other provision herein, interest required to be paid at the Default Rate shall be paid entirely in cash. If any Obligation is not paid when due under the applicable Loan Document, the amount thereof shall, subject to applicable laws, accrue interest at a rate equal to 4.00% per annum (without duplication of interest payable at the Default Rate). Each Obligor acknowledges that interest payable under this Agreement at the Default Rate represents a genuine pre-estimate of damages to the Lenders and shall not be construed as a penalty.

(c)          Interest Payment Dates. Subject to Section 3.02(d), accrued interest on the Loans shall be payable in arrears on each Payment Date with respect to the most recently completed Interest Period in cash, and upon the payment or prepayment of the Loans (on the principal amount being so paid or prepaid); provided that interest payable at the Default Rate shall be payable from time to time on demand.

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(d)          Paid In-Kind Interest. Notwithstanding Section 3.01(a), at any time during the PIK Period, Borrower may, on notice to the Administrative Agent, elect at the time that the Borrower makes the applicable interest payment to pay the interest on the outstanding principal amount of the Loans payable pursuant to Section 3.01 as follows: (i) only 9.00% of the 13.00% per annum interest in cash and (ii) 4.00% of the 13.00% per annum interest as compounded interest, which will be added to the aggregate principal amount of the Loans (the amount of any such compounded interest being a “PIK Loan”). The principal amount of each PIK Loan shall accrue interest in accordance with the provisions of this Agreement applicable to the Loans.

(e)          Interest-Only Period. The Interest-Only Period may be extended to the twenty-third (23rd) Payment Date if (a) the Borrower’s Revenue resulting from the sale of the Products meets or exceeds $80,000,000 during any consecutive twelve (12) month period on or prior to the twenty-third (23rd) Payment Date (the “Revenue Milestone”), (b) the Borrower has requested such extension of the Interest-Only Period in writing to the Administrative Agent, (c) the Administrative Agent has received evidence, in form and substance satisfactory to the Administrative Agent in its sole discretion, of the Revenue Milestone, (d) no Default or Event of Default has occurred and is continuing, and (e) the Administrative Agent has provided written confirmation (which for certainty may be in the form of electronic communication) of such extension of the Interest-Only Period, which for certainty shall be provided if conditions (c) and (d) of this Section 3.02(e) have been satisfied.

(f)          Interest Act (Canada). For the purposes of this Agreement, whenever interest is calculated on the basis of a period which is less than the actual number of days in a calendar year (a “deemed year”), each rate of interest determined pursuant to such calculation shall, for the purposes of the Interest Act (Canada), be expressed as a yearly rate by multiplying such rate of interest for the deemed year by the actual number of days in the calendar year in which such rate is to be ascertained and dividing the product thereof by the number of days in the deemed year. The Borrower confirms that it and each of the Subsidiary Guarantors understand and is able to calculate the rate of interest applicable to the Loans based on the methodology for calculating per annum rates provided in this Agreement. The Borrower and each Subsidiary Guarantor agree not to plead or assert, whether by way of defence or otherwise, in any proceeding relating to this Agreement or any other Loan Document, that the interest payable under this Agreement or any other Loan Document and the calculation thereof has not been adequately disclosed to the Borrower or the Subsidiary Guarantors as required pursuant to section 4 of the Interest Act (Canada) or any other applicable law.

3.03       Prepayments.

(a)          Optional Prepayments. Borrower shall have the right to optionally prepay in whole or in part the outstanding principal amount of the Loans on any Payment Date (a “Redemption Date”) for an amount equal to the aggregate principal amount of the Loans being prepaid plus the Prepayment Premium plus any accrued but unpaid interest and any fees then due and owing (such aggregate amount, the “Redemption Price”). The applicable “Prepayment Premium” shall be an amount calculated pursuant to Section 3.03(a)(i).

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(i)           If the Redemption Date occurs:

(A)         on or prior to the fourth (4th) Payment Date, the Prepayment Premium shall be an amount equal to five percent (5%) of the aggregate outstanding principal amount of the Loans being prepaid on such Redemption Date plus the Backend Facility Fee related to such Loans;

(B)         after the fourth (4th) Payment Date, but on or prior to the eighth (8th ) Payment Date, the Prepayment Premium shall be an amount equal to four percent (4%) of the aggregate outstanding principal amount of the Loans being prepaid on such Redemption Date plus the Backend Facility Fee related to such Loans;

(C)          after the eighth (8th) Payment Date, but on or prior to the twelfth (12th) Payment Date, the Prepayment Premium shall be an amount equal to three percent (3%) of the aggregate outstanding principal amount of the Loans being prepaid on such Redemption Date plus the Backend Facility Fee related to such Loans;

(D)          after the twelfth (12th) Payment Date, but on or prior to the sixteenth (16th) Payment Date, the Prepayment Premium shall be an amount equal to two percent (2%) of the aggregate outstanding principal amount of the Loans being prepaid on such Redemption Date plus the Backend Facility Fee related to such Loans;

(E)          after the sixteenth (16th) Payment Date, but on or prior to the twentieth (20th) Payment Date, the Prepayment Premium shall be an amount equal to one percent (1%) of the aggregate outstanding principal amount of the Loans being prepaid on such Redemption Date plus the Backend Facility Fee related to such Loans;

(F)          after the twentieth (20th) Payment Date, the Prepayment Premium shall be an amount equal to 0.00% of the aggregate outstanding principal amount of the Loans being prepaid on such Redemption Date plus the Backend Facility Fee related to such Loans.

(ii)          To determine the aggregate outstanding principal amount of the Loans, and how many Payment Dates have occurred, as of any Redemption Date for purposes of Section 3.03(a):

(A)         if, as of such Redemption Date, Borrower shall have made only one Borrowing, the number of Payment Dates shall be deemed to be the number of Payment Dates that shall have occurred following the first Borrowing Date;

(B)          if, as of such Redemption Date, Borrower shall have made more than one Borrowing, then the Redemption Price shall equal the sum of multiple Redemption Prices calculated with respect to the Loans of each Borrowing, each of which Redemption Prices shall be calculated based on solely the aggregate outstanding principal amount of the Loans borrowed in such Borrowing, as though the applicable number of Payment Dates equals the number of Payment Dates that shall have occurred following the applicable Borrowing Date. In the case of any partial prepayment, the amount of such prepayment shall be allocated to Loans made in the various Borrowings in the order in which such Borrowings were made;

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(iii)         No partial prepayment shall be made under this Section 3.03(a) in connection with any event described in Section 3.03(b).

(iv)         Borrower shall deliver to the Administrative Agent a notice of optional repayment in accordance with Section 4.03(a) in respect of all prepayments permitted under Section 3.03(a).

(b)          Mandatory Prepayments.

(i)           Asset Sales. In the event of any contemplated Asset Sale or series of Asset Sales (other than any Asset Sale permitted under Section 9.09(a), (b), (d) or (e)) yielding Asset Sale Net Proceeds in excess of $1,000,000 in the aggregate, Borrower shall provide 30 days’ prior written notice of such Asset Sale to Administrative Agent and, if within such notice period Majority Lenders or Administrative Agent advise Borrower that the Majority Lenders require a prepayment pursuant to this Section 3.03(b)(i), Borrower shall: (x) if the assets sold represent substantially all of the assets or revenues of Borrower, or represent any specific line of business which either on its own or together with other lines of business sold over the term of this Agreement account for revenue generated by such lines of business exceeding 10% of the revenue of Borrower in the immediately preceding year, prepay the aggregate outstanding principal amount of the Loans in an amount equal to the Redemption Price applicable on the date of such Asset Sale in accordance with Section 3.03(a), and (y) in the case of all other Asset Sales not described in the foregoing clause (x), prepay the Loans in an amount equal to the entire amount of the Asset Sale Net Proceeds of such Asset Sale, plus any accrued but unpaid interest and any fees then due and owing (including for certainty the Backend Facility Fee), credited in the following order:

(A)         first, in reduction of Borrower’s obligation to pay any unpaid interest and any fees then due and owing;

(B)          second, in reduction of Borrower’s obligation to pay any Claims or Losses referred to in Section 13.03 then due and owing;

(C)          third, in reduction of Borrower’s obligation to pay any amounts due and owing on account of the unpaid principal amount of the Loans;

(D)          fourth, in reduction of any other Obligation then due and owing;

and

(E)          fifth, to Borrower or such other Persons as may lawfully be entitled to or directed by Borrower to receive the remainder.

(ii)          Change of Control. In the event of a Change of Control, Borrower shall immediately provide notice of such Change of Control to Administrative Agent and, if within ten (10) days of receipt of such notice the Majority Lenders or Administrative Agent advise Borrower that the Majority Lenders require a prepayment pursuant to this Section 3.03(b)(ii), Borrower shall prepay the aggregate outstanding principal amount of the Loans in an amount equal to the Redemption Price applicable on the date of such Change of Control in accordance with Section 3.03(a). The Majority Lenders shall use commercially reasonable efforts to review and approve any mergers, amalgamations or other reorganizations resulting from acquisitions which lead to a Change of Control but are materially beneficial to both the Borrower and the Lender’s security interests and rights to the Borrower’s assets, property, rights and interests.

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SECTION 4

PAYMENTS, ETC.

4.01       Payments.

(a)          Payments Generally. Each payment of principal, interest and other amounts to be made by the Obligors under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction, set off or counterclaim, to an account to be designated by Administrative Agent by notice to Borrower, not later than 4:00 p.m. (Central time) on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

(b)          Application of Payments. Each Obligor shall, at the time of making each payment under this Agreement or any other Loan Document, specify to Administrative Agent the amounts payable by such Obligor hereunder to which such payment is to be applied (and in the event that Obligors fail to so specify, or if an Event of Default has occurred and is continuing, the Lenders may apply such payment in the manner they determine to be appropriate).

(c)          Non-Business Days. If the due date of any payment under this Agreement (other than of principal of or interest on the Loans) would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

4.02       Computations. All computations of interest and fees hereunder shall be computed on the basis of a year of 360 days and actual days elapsed during the period for which payable.

4.03       Notices. Each notice of optional prepayment shall be effective only if received by Administrative Agent not later than 4:00 p.m. (Central time) on the date one Business Day prior to the date of prepayment. Each notice of optional prepayment shall specify the amount to be prepaid and the date of prepayment.

4.04       Set-Off.

(a)          Set-Off Generally. Upon the occurrence and during the continuance of any Event of Default, each of Administrative Agent, each Lender and each of their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Administrative Agent, any Lender and any of their Affiliates to or for the credit or the account of any Obligor against any and all of the Obligations, whether or not such Person shall have made any demand and although such obligations may be unmatured. Administrative Agent and each Lender agree promptly to notify Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Administrative Agent, each Lender and each of their Affiliates under this Section 4.04 are in addition to other rights and remedies (including other rights of set-off) that such Persons may have.

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(b)          Exercise of Rights Not Required. Nothing contained herein shall require Administrative Agent, any Lender or any of their respective Affiliates to exercise any such right or shall affect the right of such Person to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Obligor.

4.05       Pro Rata Treatment.

(a)          Unless Administrative Agent shall have been notified in writing by any Lender prior to the proposed date of any Borrowing that such Lender will not make the amount that would constitute its share of such Borrowing available to Administrative Agent, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such date in accordance with Section 2, and Administrative Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount. If such amount is not in fact made available to Administrative Agent by the required time on the applicable Borrowing Date therefor, such Lender and Borrower severally agree to pay to Administrative Agent forthwith, on demand, such corresponding amount with interest thereon, for each day from and including the date on which such amount is made available to Borrower but excluding the date of payment to Administrative Agent, at (i) in the case of a payment to be made by such Lender, a rate equal to the greater of (A) the Federal Funds Effective Rate and (B) a rate reasonably determined by Administrative Agent in accordance with banking industry rules on interbank compensation. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

(b)          Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation. Nothing herein shall be deemed to limit the rights of Administrative Agent or any Lender against any Obligor.

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(c)          If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of or interest on any Loan made by it or other obligations hereunder, as applicable (other than pursuant to a provision hereof providing for non-pro rata treatment), in excess of its Proportionate Share, of such payment on account of the Loans, such Lender shall (i) notify Administrative Agent of the receipt of such payment, and (ii) within five (5) Business Days of such receipt purchase (for cash at face value) from the other Lenders, as applicable (directly or through Administrative Agent), without recourse, such participations in the Loans made by them or make such other adjustments as shall be equitable, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of the other Lenders in accordance with their respective Proportionate Shares, as applicable; provided, however, that (A) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (B) the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment or sale of a participation in any of its Loans to any assignee or participant, other than to Borrower or any of its Affiliates (as to which the provisions of this paragraph shall apply). Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 4.05(c) may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation. No documentation other than notices and the like referred to in this Section 4.05(c) shall be required to implement the terms of this Section 4.05(c). Administrative Agent shall keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section 4.05(c) and shall in each case notify the Lenders following any such purchase. Borrower consents on behalf of itself and each other Obligor to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Obligor rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Obligor in the amount of such participation.

SECTION 5

YIELD PROTECTION, ETC.

5.01       Additional Costs.

(a)          Change in Requirements of Law Generally. If, on or after the date hereof, the adoption of any Requirement of Law, or any change in any Requirement of Law, or any change in the interpretation or administration thereof by any court or other Governmental Authority charged with the interpretation or administration thereof, or compliance by any of the Lenders (or its lending office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, shall impose, modify or deem applicable any reserve (including any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, contribution, insurance assessment or similar requirement, in each case that becomes effective after the date hereof, against assets of, deposits with or for the account of, or credit extended by, a Lender (or its lending office) or shall impose on a Lender (or its lending office) any other condition affecting the Loans or the Commitment, and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining the Loans (other than (i) Indemnified Taxes and (ii) Taxes described in clause (c), (d) or (f) of the definition of “Excluded Taxes”), or to reduce the amount of any sum received or receivable by such Lender under this Agreement or any other Loan Document, by an amount deemed by such Lender to be material, then Borrower shall pay to such Lender on demand such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

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(b)          Change in Capital Requirements. If a Lender shall have determined that, on or after the date hereof, the adoption of any Requirement of Law regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, in each case that becomes effective after the date hereof, has or would have the effect of reducing the rate of return on capital of a Lender (or its parent) as a consequence of a Lender’s obligations hereunder or the Loans to a level below that which a Lender (or its parent) could have achieved but for such adoption, change, request or directive by an amount reasonably deemed by it to be material, then Borrower shall pay to such Lender on demand such additional amount or amounts as will compensate such Lender (or its parent) for such reduction.

(c)          Notification by Lender. Each Lender (directly or through Administrative Agent) will promptly notify Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 5.01. Before giving any such notice pursuant to this Section 5.01(c) such Lender shall designate a different lending office if such designation (x) will, in the reasonable judgment of such Lender, avoid the need for, or reduce the amount of, such compensation and (y) will not, in the reasonable judgment of such Lender, be materially disadvantageous to such Lender. A certificate of the Lender claiming compensation under this Section 5.01, setting forth the additional amount or amounts to be paid to it hereunder, shall be conclusive and binding on Borrower in the absence of manifest error.

(d)          Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to constitute a change in Requirements of Law for all purposes of this Section 5.01, regardless of the date enacted, adopted or issued.

5.02       Illegality. Notwithstanding any other provision of this Agreement, in the event that on or after the date hereof the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any competent Governmental Authority shall make it unlawful for a Lender or its lending office to make or maintain the Loans (and, in the opinion of such Lender, the designation of a different lending office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify Borrower thereof following which (a) the Lender’s Commitment shall be suspended until such time as such Lender may again make and maintain the Loans hereunder and (b) if such Requirement of Law shall so mandate, the Loans shall be prepaid by Borrower on or before such date as shall be mandated by such Requirement of Law in an amount equal to the Redemption Price applicable on the date of such prepayment in accordance with Section 3.03(a).

5.03       Taxes.

(a)          Payments Free of Taxes. Any and all payments by or on account of any Obligation shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment by an Obligor, then such Obligor shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by such Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

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(b)          Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of each Lender, timely reimburse it for, Other Taxes.

(c)          Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 5, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment.

(d)          Indemnification. Borrower shall reimburse and indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender shall be conclusive absent manifest error.

(e)          Status of Lenders.

(i)           Any Lender that is entitled to an exemption from, or reduction of withholding Tax with respect to payments made under any Loan Document shall timely deliver to Borrower (directly or through Administrative Agent) such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding; provided that, other than in the case of United States federal withholding Taxes, such Lender has received written notice from Borrower advising it of the availability of such exemption or reduction and containing all applicable documentation. In addition, any Lender shall deliver (directly or through Administrative Agent) such other documentation prescribed by applicable law as reasonably requested by Borrower as will enable Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(e)(ii)(A) , (B), (C) or (D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)          Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person:

(A)         any Lender that is a U.S. Person shall deliver to Borrower (directly or through Administrative Agent) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed originals of IRS Form W-9 (or successor form) certifying that such Lender is exempt from United States federal backup withholding tax;

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(B)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (directly or through Administrative Agent and in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), whichever of the following is applicable:

(1)         in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E (or successor forms) establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E (or successor forms) establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)         executed originals of IRS Form W-8ECI (or successor form);

(3)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed originals of IRS Form W-8BEN or W-8BEN-E (or successor forms); or

(4)         to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI (or successor form), IRS Form W-8BEN or W-8BEN-E (or successor forms), IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a certificate substantially in the form of Exhibit C on behalf of each such direct and indirect partner.

(C)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (directly or through Administrative Agent and in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made; and

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(D)          any Foreign Lender shall deliver to Borrower (directly or through Administrative Agent) any forms and information necessary to establish that such Foreign Lender is not subject to withholding tax under FATCA.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so.

(f)           Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5 (including by the payment of additional amounts pursuant to this Section 5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.03(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.03(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 5.03(f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)         Mitigation Obligations. If Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 5.01 or this Section 5.03, then such Lender shall (at the request of Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the sole reasonable judgment of such Lender, such designation or assignment and delegation would (i) eliminate or reduce amounts payable pursuant to Section 5.01 or this Section 5.03, as the case may be, in the future, (ii) not subject such Lender to any unreimbursed cost or expense and (iii) not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

SECTION 6

CONDITIONS PRECEDENT

6.01 The First Borrowing. The first Borrowing was made conditional upon the following conditions precedent that were satisfied or waived in writing by the Lenders:

(a)          Borrowing Date. The first Borrowing was made on June 14, 2016 and remains outstanding as of the date hereof.

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(b)         Amount of First Borrowing. The amount of such Borrowing shall equal $20,000,000.

(c)          Terms of Material Agreements, Etc. Lenders shall be reasonably satisfied with the terms and conditions of all of the Obligors’ Material Agreements.

(d)          No Law Restraining Transactions. No applicable law or regulation shall restrain, prevent or, in the reasonable judgment of the Lenders, impose materially adverse conditions upon the Transactions.

(e)          Payment of Fees. Lenders shall be satisfied with the arrangements to deduct the fees set forth in the Fee Letter (including without limitation the upfront financing fee required pursuant to the Fee Letter) from the proceeds advanced.

(f)          Lien Searches. (i) Lenders shall be satisfied with Lien searches regarding Borrower and the Subsidiary Guarantors (other than the English Obligors or a Subsidiary Guarantor incorporated or organized in Germany) made within:

(A)         five (5) Business Days prior to such Borrowing in the case of the Borrower; and

(B)          fifteen (15) days prior to such Borrowing in the case of each Obligor organized in the United States of America or any state or political subdivision thereof; and

(ii)          Lenders shall be satisfied with an excerpt from the Debt Enforcement Registry in respect of each Obligor incorporated in Switzerland or any state or political subdivison thereof, dated no less than 30 days prior to such Borrowing; and

(iii)         Lenders shall be satisfied with searches regarding the English Obligors made on the date of this Agreement.

(g)          Documentary Deliveries. The Lenders shall have received the following documents, each of which shall be in form and substance satisfactory to the Lenders:

(i)           License Agreement. A duly executed license agreement in form and substance satisfactory to the Administrative Agent between Durata Therapeutics International B.V. and Correvio International Sárl relating to Dalbavancin.

(ii)          Fee Letter. The Fee Letter duly executed and delivered by Borrower and Administrative Agent.

(iii)         Security Documents.

(A)         The Security Documents (other than the Landlord Consent), duly executed and delivered by each of the Obligors.

(B)          (1) Each of the Short-Form IP Security Agreements, duly executed and delivered by the applicable Obligor, and (2) such Intellectual Property security agreements, duly executed and delivered by the applicable Obligor, as the Lenders may require with respect to foreign Intellectual Property.

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(C)         [Intentionally Deleted.].

(D)         [Intentionally Deleted.].

(E)          Evidence of filing of UCC-1 financing statements, PPSA financing statements or similar registrations, if applicable, against each Obligor (other than the English Obligors, an Obligor incorporated or organized in Germany or with respect to registrations noted on Schedule 8.17) in its jurisdiction of formation or incorporation, the jurisdictions in which its chief executive office and registered office are located and/or the jurisdiction where it has assets or carries on business, as the case may be.

(F)          [Intentionally Deleted.]

(G)          Without limitation, all other documents and instruments reasonably required to perfect the Secured Parties’ Lien on, and security interest in, the Collateral required to be delivered on or prior to such Borrowing Date shall have been duly executed and delivered and be in proper form for filing, and shall create in favor of the Secured Parties, a perfected Lien on, and security interest in, the Collateral, subject to no Liens other than Permitted Liens.

(iv)         [Intentionally Deleted.]

(v)          Approvals. Certified copies of all material licenses, consents, authorizations and approvals of, and notices to and filings and registrations with, any Governmental Authority (including all foreign exchange approvals), and of all third-party consents and approvals, necessary in connection with the making and performance by the Obligors of the Loan Documents and the Transactions.

(vi)         Corporate Documents. Certified copies of the constitutive documents of each Obligor (if publicly available in such Obligor’s jurisdiction of formation, certified copies from such public institution or in the case of any Obligor incorporated or organized in Germany or Switzerland where up- to-date copies retrieved from the online commercial register shall be sufficient), of resolutions of the Board of Directors (or shareholders, if applicable) of each Obligor authorizing the making and performance by it of the Loan Documents to which it is a party and a certified true and complete copy of the Borrower’s investment policy.

(vii)        Incumbency Certificate. A certificate (which, for certainty, can be combined with the certificate required pursuant to Section 6.01(g)(vi) above) of each Obligor (except for an Obligor incorporated or organized in Germany) as to the authority, incumbency and specimen signatures of the persons who have executed the Loan Documents and any other documents in connection herewith on behalf of the Obligors. In relation to an Obligor incorporated or organized in Germany, (i) a certificate signed by an authorized signatory with the power of representation certifying that each document delivered under clause 6.01(g)(vi) above is correct, complete and in full force and effect and has not been amended or superseded as at the date of the certificate and (ii) the specimen signatures of each person authorized to execute any Loan Document.

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(viii)       Officer’s Certificate. A certificate, dated such Borrowing Date and signed by the President, a Vice President or a financial officer of Borrower, confirming compliance with the conditions set forth in Section 6.04.

(ix)          Opinions of Counsel. Favorable opinions, dated such Borrowing Date, in form acceptable to the Lenders and their counsel, as may include the requests set forth in Exhibit E, provided by:

(A)         Blake, Cassels & Graydon LLP, in respect of matters of relating to Canadian law and/or any Obligor organized in Canada or any province or territory thereof;

(B)          Skadden, Arps, Slate, Meagher & Flom LLP, in respect of matters relating to United States law and/or any Obligor organized in the United States of America or any state or political subdivision thereof;

(C)           Baker & McKenzie LLP, in respect of matters relating to English law and/or any Obligor organized in England and Wales or any state or political subdivision thereof;

(D)          Baker & McKenzie Partnerschaft von Rechtsanwaelten, Wirtschaftspruefern und Steuerberatern mbB, in respect of certain matters relating to German law or any state or political subdivision thereof;

(E)          Allen & Overy LLP, in respect of certain matters relating to German law, including corporate matters, relating to any Obligor organized in Germany or any state or political subdivision thereof; and

(F)          Staiger Schwald & Partner Ltd., in respect of matters relating to the law of Switzerland and/or any Obligor organized in Switzerland or any state or political subdivision thereof.

(x)           Insurance. Certificates of insurance evidencing the existence of all insurance required to be maintained by Borrower pursuant to Section 8.05 and the designation of the Lenders as the lender’s loss payees or additional named insured, as the case may be, thereunder.

(xi)         [Intentionally Deleted.]

(xii)        Other Liens. Duly executed and delivered copies of such acknowledgement letters, estoppel letters or similar instruments as are reasonably requested by Administrative Agent with respect to existing Liens.

(xiii)       [Intentionally Deleted.]

(xiv)       Existing Indebtedness. Borrower shall have delivered to the Administrative Agent a payout and discharge statement, in form and substance satisfactory to the Administrative Agent, in respect of all Indebtedness owing by the Borrower and any Subsidiary guarantor to MidCap, together with all required draft UCC termination statements, draft PPSA discharge statements and any other related instruments.

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(xv)        Good Standing Certificates. A certificate from the appropriate Governmental Authority bearing a current date acceptable to the Administrative Agent, to the effect that each Obligor (other than any English Obligor or any Obligor incorporated or organized in Germany or Switzerland) is in good standing and qualified to transact business in its jurisdiction of organization and in each other jurisdiction where it transacts business.

6.02       Conditions to Second Borrowing. The second Borrowing was made conditional upon the following conditions precedent that were satisfied or waived in writing by the Lenders:

(a)          Borrowing Date. The second Borrowing occurred on the First Restatement Date and remains outstanding as of the date hereof.

(b)          Amount of Borrowing. The amount of such Borrowing shall equal $10,000,000.

(c)          Terms of Material Agreements, Etc. Lenders shall be reasonably satisfied with the terms and conditions of all of the Obligors’ Material Agreements.

(d)          No Law Restraining Transactions. No applicable law or regulation shall restrain, prevent or, in the reasonable judgment of the Lenders, impose materially adverse conditions upon the Transactions.

(e)          Payment of Fees. Lenders shall be satisfied with the arrangements to deduct the fees payable upon the second Borrowing set forth in the Fee Letter (including without limitation the upfront financing fee required pursuant to the Fee Letter) from the proceeds advanced.

(f)          Lien Searches. Lenders shall be satisfied with Lien searches regarding the Borrower and its respective Subsidiaries (other than the English Obligors, the Swiss Guarantors or a Subsidiary Guarantor incorporated or organized in Germany) made within two Business Days prior to such Borrowing.

(g)          Documentary Deliveries. The Lenders shall have received the following documents, each of which shall be in form and substance satisfactory to the Lenders:

(i)           Fee Letter. An amended Fee Letter in form and substance satisfactory to the Lenders duly executed and delivered by Borrower and Administrative Agent.

(ii)          Warrants. For the Lenders, pro rata in accordance with their Proportionate Shares, the Warrants, duly executed by Borrower (for such number of shares as indicated on Schedule 1).

(iii)         Security Documents. Without limitation, all documents and instruments reasonably required to perfect the Secured Parties’ Lien on, and security interest in, the Collateral required to be delivered on or prior to such Borrowing Date shall have been duly executed and delivered and be in proper form for filing, and shall create in favor of the Secured Parties, a perfected Lien on, and security interest in, the Collateral, subject to no Liens other than Permitted Liens.

(iv)         Approvals. Certified copies of all material licenses, consents, authorizations and approvals of, and notices to and filings and registrations with, any Governmental Authority (including all foreign exchange approvals), and of all third-party consents and approvals, necessary in connection with the making and performance by the Obligors of the Loan Documents and the Transactions.

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(v)          Corporate Documents. Certified copies of the constitutive documents of each Obligor (if publicly available in such Obligor’s jurisdiction of formation, certified copies from such public institution), or an officer’s certificate certifying that no changes have been made to such constitutive documents since the Original Closing Date (or in the case of any Obligor incorporated or organized in Germany or Switzerland where up-to-date copies retrieved from the online commercial register shall be sufficient), and of resolutions of the Board of Directors (or shareholders, if applicable) of each Obligor authorizing the making and performance by it of the Loan Documents to be entered into on the First Restatement Date and pursuant to Section 8.17 of the First A&R Agreement to which it is a party.

(vi)         Incumbency Certificate. A certificate (which, for certainty, can be combined with the certificate required pursuant to Section 6.02(g)(v) of the First A&R Agreement) of each Obligor (except for an Obligor incorporated or organized in Germany) as to the authority, incumbency and specimen signatures of the persons who have executed the Loan Documents and any other documents in connection herewith on behalf of the Obligors. In relation to an Obligor incorporated or organized in Germany, (i) a certificate signed by an authorized signatory with the power of representation certifying that each document delivered under clause 6.02(g)(v) of the First A&R Agreement is correct, complete and in full force and effect and has not been amended or superseded as at the date of the certificate and (ii) the specimen signatures of each person authorized to execute any Loan Document.

(vii)        Officer’s Certificate. A certificate, dated such Borrowing Date and signed by the President, a Vice President or a financial officer of Borrower, confirming compliance with the conditions set forth in Section 6.05 of the First A&R Agreement.

(viii)       Good Standing Certificates. A certificate from the appropriate Governmental Authority, bearing a current date acceptable to the Administrative Agent, to the effect that each Obligor (other than any English Obligor or any Obligor incorporated or organized in Germany or Switzerland) is in good standing and qualified to transact business in its jurisdiction of organization and in each other jurisdiction where it transacts business.

6.03       Conditions to Third Borrowing. The third Borrowing was made conditional upon the following conditions precedent that were satisfied or waived in writing by the Lenders:Borrowing Date. The third Borrowing occurred on August 8, 2017 and remains outstanding as of the date hereof.

(b)          Amount of Borrowing. The amount of such Borrowing shall equal $10,000,000.

(c)          Third Borrowing Milestone. Confirmation that (i) average Market Capitalization for the consecutive ninety (90) calendar days immediately preceding the date of the third Borrowing was at least $90,000,000 and (ii) at no time during such ninety (90) calendar day period has the Market Capitalization been equal to or less than $85,000,000 (collectively, the “Third Borrowing Milestone”), provided that the Third Borrowing Milestone shall be achieved in time to provide the Administrative Agent with a Notice of Borrowing in compliance with Section 2.02 of the First A&R Agreement and Section 6.03(a) of the First A&R Agreement.

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(d)          Notice of Milestone Achievement. Borrower shall have delivered to Administrative Agent a notice certifying satisfaction of the condition set forth in Section 6.03(c) of the First A&R Agreement no later than 60 days thereafter, and the Lenders shall have been reasonably satisfied with the accuracy of the information contained in such notice.

(e)          Notice of Borrowing. A Notice of Borrowing shall have been received no later than 60 calendar days after satisfaction of the condition set forth in Section 6.03(c) of the First A&R Agreement.

(f)          Payment of Fees. Lenders shall be satisfied with the arrangements to deduct the fees payable upon the third Borrowing set forth in the Fee Letter (including without limitation the upfront financing fee required pursuant to the Fee Letter) from the proceeds advanced.

(g)          Post-Closing Items. Satisfaction of the condition set forth in Section 8.17 of the First A&R Agreement.

6.04       Conditions to Fourth Borrowing. The obligation of each Lender to make a Loan as part of a fourth Borrowing is subject to the following conditions precedent, which shall have been satisfied or waived in writing by the Lenders:

(a)          Borrowing Date. The fourth Borrowing shall occur following receipt by the Administrative Agent of the Notice of Borrowing referred to in Section 6.04(e).

(b)          Amount of Borrowing. The amount of such Borrowing shall be in one advance of either $5,000,000 or $10,000,000. For certainty, if Borrower elects a $5,000,000 advance, Borrower may not receive any further Borrowing under this Section 6.04(b).

(c)          Fourth Borrowing Milestone. Confirmation that the Borrower’s Revenue from the sale of the Products has exceeded $35,000,000 during any consecutive twelve (12) month period (the “Fourth Borrowing Milestone”), provided that the Fourth Borrowing Milestone shall be achieved no later than March 31, 2018 unless the Administrative Agent extends such deadline in its sole discretion in connection with a proposed Transaction.

(d)          Notice of Milestone Achievement and Audit. Borrower shall have delivered to Administrative Agent a notice certifying satisfaction of the condition set forth in Section 6.04(c) no later than 60 days thereafter, and the Lenders shall have been reasonably satisfied with the results of its audit of Borrower’s Revenue by examining Borrower’s books and records.

(e)          Notice of Borrowing. A Notice of Borrowing shall have been received no later than 60 calendar days after satisfaction of the condition set forth in Section 6.04(c).

(f)          Payment of Fees. Lenders shall be satisfied with the arrangements to deduct the fees payable upon the fourth Borrowing set forth in the Fee Letter (including without limitation the upfront financing fee required pursuant to the Fee Letter) from the proceeds advanced.

(g)          Post-Closing Items. Satisfaction of the condition set forth in Section 8.17 of the First A&R Agreement.

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6.05       Conditions to Each Borrowing. The obligation of each Lender to make a Loan as part of any Borrowing (including the first Borrowing) is also subject to satisfaction of the following further conditions precedent on the applicable Borrowing Date, which shall have been satisfied or waived in writing by the Lenders:

(a)          Commitment Period. Such Borrowing Date shall occur during the Commitment Period.

(b)          No Default; Representations and Warranties. Both immediately prior to the making of such Loan and after giving effect thereto and to the intended use thereof:

(i)           no Default shall have occurred and be continuing; and

(ii)          the representations and warranties made by each Obligor in Section 7 shall be true on and as of the Borrowing Date, and immediately after giving effect to the application of the proceeds of the Borrowing, with the same force and effect as if made on and as of such date (except that the representation regarding representations and warranties that refer to a specific earlier date shall be that they were true on such earlier date).

(c)          Notice of Borrowing. Administrative Agent shall have received a Notice of Borrowing as and when required pursuant to Section 2.02.

Each Borrowing shall constitute a certification by Borrower to the effect that the conditions set forth in this Section 6.04 have been fulfilled as of the applicable Borrowing Date.

6.06       Conditions to the effectiveness of this Agreement. The effectiveness of this Agreement is subject to the following conditions precedent, which shall have been satisfied or waived in writing by the Lenders:

(a)          Terms of Material Agreements, Etc. Lenders shall be reasonably satisfied with the terms and conditions of all of the Obligors’ Material Agreements.

(b)         No Law Restraining Transactions. No applicable law or regulation shall restrain, prevent or, in the reasonable judgment of the Lenders, impose materially adverse conditions upon the Transactions.

(c)          Payment of Fees. Lenders shall be satisfied with the arrangements by Borrower to pay all fees and expenses on the Closing Date (including, without limitation, legal fees) described in Section 13.03 of this Agreement.

(d)          Lien Searches. Lenders shall be satisfied with Lien searches regarding the Borrower and its respective Subsidiaries (other than the English Obligors, the Swiss Guarantors or a Subsidiary Guarantor incorporated or organized in Germany) made within two Business Days prior to the Closing Date or such earlier period agreed to by the Agent.

(e)          Documentary Deliveries. The Lenders shall have received the following documents, each of which shall be in form and substance satisfactory to the Lenders:

(i)           Fee Letter. A second amended and restated Fee Letter in form and substance satisfactory to the Lenders duly executed and delivered by Borrower and Administrative Agent.

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(ii)          Assignment Agreement. The Assignment Agreement in form and substance satisfactory to the Lenders duly executed and delivered by Original Borrower, Borrower, Subsidiary Guarantors and Administrative Agent.

(iii)         Warrants . A warrant assumption agreement with respect to the Warrants being applicable to the Borrower duly executed and delivered by Borrower, Original Borrower and the Lenders, in form and substance satisfactory to the Lenders.

(iv)         Security Documents.

(A)          The Security Documents, duly executed and delivered by each of the Obligors, to the extent not delivered on the Original Closing Date or the First Restatement Date or as otherwise required in connection with this Agreement, as the case may be.

(B)          (1) Each of the Short-Form IP Security Agreements, duly executed and delivered by the applicable Obligor, and (2) such Intellectual Property security agreements, duly executed and delivered by the applicable Obligor, as the Lenders may require with respect to foreign Intellectual Property, to the extent not previously delivered or as otherwise required in connection with this Agreement, as the case may be.

(C)          Evidence of filing of PPSA financing statements or similar registrations, if applicable, against the Borrower and Correvio Canada Corp., in each applicable jurisdiction of formation or incorporation, the jurisdictions in which its chief executive office and registered office are located and/or the jurisdiction where it has assets or carries on business, as the case may be.

(D)          A contract transfer agreement between the Original Borrower, the Borrower and the Administrative Agent (acting as security agent), providing (inter alia) for the assumption by the Borrower, with the Administrative Agent's consent, of the contractual position of the Original Borrower under the share pledge agreement dated June 13, 2016, between the Original Borrower and the Administrative Agent in relation to the shares in Cardiome International SA (the “Swiss Share Pledge Transfer Agreement”).

(E)          Without limitation, all other documents and instruments reasonably required to perfect the Secured Parties’ Lien on, and security interest in, the Collateral required to be delivered on or prior to the Closing Date shall have been duly executed and delivered and be in proper form for filing, and shall create in favor of the Secured Parties, a perfected Lien on, and security interest in, the Collateral, subject to no Liens other than Permitted Liens.

(v)          Approvals. Certified copies of all material licenses, consents, authorizations and approvals of, and notices to and filings and registrations with, any Governmental Authority (including all foreign exchange approvals), and of all third-party consents and approvals, necessary in connection with the making and performance by the Obligors of the Loan Documents and the Transactions.

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(vi)         Corporate Documents. Certified copies of the constitutive documents of each Obligor (if publicly available in such Obligor’s jurisdiction of formation, certified copies from such public institution), or an officer’s certificate certifying that no changes have been made to such constitutive documents since the Original Closing Date (or in the case of any Obligor incorporated or organized in Germany or Switzerland where up-to-date copies retrieved from the online commercial register shall be sufficient), and of resolutions of the Board of Directors (and/or shareholders, if applicable) of each Obligor authorizing the making and performance by it of the Loan Documents to be entered into on the date hereof and pursuant to Section 8.17 to which it is a party.

(vii)        Incumbency Certificate. A certificate (which, for certainty, can be combined with the certificate required pursuant to Section 6.02(g)(v) above) of each Obligor (except for an Obligor incorporated or organized in Germany) as to the authority, incumbency and specimen signatures of the persons who have executed the Loan Documents and any other documents in connection herewith on behalf of the Obligors. In relation to an Obligor incorporated or organized in Germany, (i) a certificate signed by an authorized signatory with the power of representation certifying that each document delivered under clause 6.02(g)(v) above is correct, complete and in full force and effect and has not been amended or superseded as at the date of the certificate and (ii) the specimen signatures of each person authorized to execute any Loan Document.

(viii)       Officer’s Certificate. A certificate, dated the Closing Date and signed by the President, a Vice President or a financial officer of Borrower, confirming compliance with the conditions set forth in Section 6.05(b).

(ix)         Opinions of Counsel. Favorable opinions, dated as of the Closing Date, in form acceptable to the Lenders and their counsel, as may include the requests set forth in Exhibit E, provided by:

(A)         Blake, Cassels & Graydon LLP, in respect of matters of relating to Canadian law and/or any Obligor organized in Canada or any province or territory thereof;

(B)          Skadden, Arps, Slate, Meagher & Flom LLP, in respect of matters relating to United States law and/or any Obligor organized in the United States of America or any state or political subdivision thereof;

(C)          Baker & McKenzie LLP, in respect of matters relating to English law and any Obligor organized in England and Wales or any state or political subdivision thereof;

(D)          Allen & Overy LLP, in respect of certain matters relating to German law, including corporate matters, relating to any Obligor organized in Germany or any state or political subdivision thereof; and

(E)          Eversheds Sutherland, in respect of matters relating to the law of Switzerland and/or any Obligor organized in Switzerland or any state or political subdivision thereof.

(x)          Good Standing Certificates. A certificate from the appropriate Governmental Authority, bearing a current date acceptable to the Administrative Agent, to the effect that each Obligor (other than any English Obligor or any Obligor incorporated or organized in Germany or Switzerland) is in good standing and qualified to transact business in its jurisdiction of organization and in each other jurisdiction where it transacts business.

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(xi)         Insurance. Certificates of insurance evidencing the existence of all insurance required to be maintained by Borrower pursuant to Section 8.05 and the designation of the Lenders as the lender’s loss payees or additional named insured, as the case may be, thereunder.

(xii)        Cipher Transaction. Evidence satisfactory to the Administrative Agent and the Lenders that the Cipher Transaction has been completed.

(xiii)       Miscellaneous. All other requirements referred to in Sections I.-VI. of the closing agenda attached hereto as Schedule 6.06 have been satisfied in form and substance satisfactory to the Administrative Agent and the Lenders.

SECTION 7

REPRESENTATIONS AND WARRANTIES

Each Obligor represents and warrants to Administrative Agent and the Lenders that:

7.01       Power and Authority. Each of Borrower and its Subsidiaries (a) is a duly organized and validly existing under the laws of its jurisdiction of organization, (b) has all requisite corporate or other power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted except to the extent that failure to have the same could not reasonably be expected to have a Material Adverse Effect, (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could (either individually or in the aggregate) have a Material Adverse Effect, and (d) has full power, authority and legal right to make and perform each of the Loan Documents to which it is a party and, in the case of Borrower, to borrow the Loans hereunder.

7.02       Authorization; Enforceability. The Transactions are within each Obligor’s corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary shareholder action. This Agreement has been duly executed and delivered by each Obligor and constitutes, and each of the other Loan Documents to which it is a party when executed and delivered by such Obligor will constitute, a legal, valid and binding obligation of such Obligor, enforceable against each Obligor in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

7.03       Governmental and Other Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any third party, except for (i) such as have been obtained or made and are in full force and effect and (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents, (b) will not violate any applicable law or regulation or the charter, bylaws or other organizational documents of Borrower and its Subsidiaries, (c) will not violate any order of any Governmental Authority, other than any such violations that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon Borrower and its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (e) will not result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of Borrower and its Subsidiaries.

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7.04       Financial Statements; Material Adverse Change.

(a)          Financial Statements. Borrower has heretofore furnished to the Lenders certain financial statements as provided for in Section 8.01. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP (provided that any non-Canadian and non-United States organized Subsidiary, “GAAP” for non-consolidated statements may refer to generally accepted accounting principles applicable in the relevant Subsidiary’s jurisdiction), subject to year-end audit adjustments and the absence of footnotes in the case of the previously-delivered statements of the type described in Section 8.01(b). Neither Borrower nor any of its Subsidiaries has any material contingent liabilities or unusual forward or long-term commitments not disclosed in the aforementioned financial statements.

(b)          No Material Adverse Change. Since December 31, 2017, there has been no Material Adverse Change.

7.05       Properties.

(a)          Property Generally. Each Obligor has good and marketable fee simple title to, or valid leasehold interests in, all its real and personal Property material to its business, subject only to Permitted Liens and except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)          Intellectual Property. The Obligors represent and warrant to the Lenders as follows, as of the date hereof, each Borrowing Notice Date and each Borrowing Date:

(i)           Schedule 7.05(b)(i) (as amended from time to time by Borrower in accordance with Section 8.16) contains:

(A)          a complete and accurate list of all applied for or registered Patents owned by the Obligors, including the jurisdiction and patent number;

(B)          a complete and accurate list of all applied for or registered Trademarks owned by the Obligors, including the jurisdiction, trademark application or registration number and the application or registration date; and

(C)          a complete and accurate list of all applied for or registered Copyrights;

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(ii)          Each Obligor is the absolute beneficial owner of all right, title and interest in (other than in the case of licensed Intellectual Property, in which case it shall have all rights and interest as licensee) and to and have the right to use the Obligor Intellectual Property with no breaks in chain of title with good and marketable title, free and clear of any Liens or Claims of any kind whatsoever other than Permitted Liens. Without limiting the foregoing, and except as set forth in Schedule 7.05(b)(ii):

(A)         other than with respect to the Material Agreements, or as permitted by Section 9.09, the Obligors have not transferred ownership of Material Intellectual Property, in whole or in part, to any other Person who is not an Obligor;

(B)          other than (i) the Material Agreements, (ii) customary restrictions in in-bound licenses of Intellectual Property and non-disclosure agreements, or (iii) as would have been or is permitted by Section 9.09, there are no judgments, covenants not to sue, permits, grants, licenses, Liens (other than Permitted Liens), Claims, or other agreements or arrangements relating to Borrower’s Material Intellectual Property, including any development, submission, services, research, license or support agreements, which bind, obligate or otherwise restrict the Obligors;

(C)          the use of any of the Obligor Intellectual Property, to any Obligor’s Knowledge, does not breach, violate, infringe or interfere with or constitute a misappropriation of any valid rights arising under any Intellectual Property of any other Person;

(D)          to any Obligor’s Knowledge, there are no pending or threatened Claims against the Obligors asserted by any other Person relating to the Obligor Intellectual Property, including any Claims of adverse ownership, invalidity, infringement, misappropriation, violation or other opposition to or conflict with such Intellectual Property; no Obligor has received any written notice from any Person that any Obligor business, the use of the Obligor Intellectual Property, or the manufacture, use or sale of any product or the performance of any service by any Obligor infringes upon, violates or constitutes a misappropriation of, or may infringe upon, violate or constitute a misappropriation of, or otherwise interfere with, any other Intellectual Property of any other Person;

(E)          no Obligor has any Knowledge that the Obligor Intellectual Property is being infringed, violated, misappropriated or otherwise used by any other Person without the express authorization of the Obligors. Without limiting the foregoing, no Obligor has put any other Person on notice of actual or potential infringement, violation or misappropriation of any of the Obligor Intellectual Property; no Obligor has initiated the enforcement of any Claim with respect to any of the Obligor Intellectual Property;

(F)          all relevant current and former employees and contractors of each Obligor have executed written confidentiality and invention assignment Contracts with such Obligor that irrevocably assign to such Obligor or its designee all of their rights to any Inventions relating to any of Obligor’s business;

(G)          to the Knowledge of the Obligors, the Obligor Intellectual Property is all the Intellectual Property necessary for the operation of Obligors’ business as it is currently conducted or as currently contemplated to be conducted;

(H)          each Obligor has taken reasonable precautions to protect the secrecy, confidentiality and value of its Obligor Intellectual Property consisting of trade secrets and confidential information;

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(I)           each Obligor has delivered to Administrative Agent accurate and complete copies of all Material Agreements relating to the Obligor Intellectual Property;

(J)           there are no pending or, to the Knowledge of any of the Obligors, threatened in writing Claims against the Obligors asserted by any other Person relating to the Material Agreements, including any Claims of breach or default under such Material Agreements;

(iii)         With respect to the Obligor Intellectual Property consisting of Patents, except as set forth in Schedule 7.05(b)(ii), and without limiting the representations and warranties in Section 7.05(b)(ii):

(A)         each of the issued claims in such Patents, to Obligors’ Knowledge, is valid and enforceable;

(B)          the inventors claimed in such Patents (other than in the case of licensed Patents) have executed written Contracts with an Obligor or its predecessor-in-interest that properly and irrevocably assigns to an Obligor or predecessor-in-interest all of their rights to any of the Inventions claimed in such Patents to the extent permitted by applicable law;

(C)          none of the Patents, or the Inventions claimed in them, have been dedicated to the public except as a result of intentional decisions made by the applicable Obligor;

(D)          to any Obligor’s Knowledge, all prior art material to such Patents (other than in the case of licensed Patents) was adequately disclosed to or considered by the respective patent offices during prosecution of such Patents to the extent required by applicable law or regulation;

(E)          subsequent to the issuance of such Patents, neither any Obligor nor their predecessors in interest, have filed any disclaimer or filed any other voluntary reduction in the scope of the Inventions claimed in such Patents;

(F)          no allowable or allowed subject matter of such Patents, to any Obligor’s Knowledge, is subject to any competing conception claims of allowable or allowed subject matter of any patent applications or patents of any third party and have not been the subject of any interference, re-examination or opposition proceedings, nor are the Obligors aware of any basis for any such interference, re-examination or opposition proceedings;

(G)          no such Patents, to any Obligor’s Knowledge, have ever been finally adjudicated to be invalid, unpatentable or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and, with the exception of publicly available documents in the applicable patent office recorded with respect to any Patents, no Obligor has received any notice asserting that such Patents are invalid, unpatentable or unenforceable; if any of such Patents is terminally disclaimed to another patent or patent application, all patents and patent applications subject to such terminal disclaimer are included in the Collateral;

(H)          other than in the case of licensed Patents, Obligor has received an opinion, whether preliminary in nature or qualified in any manner, which concludes that a challenge to the validity or enforceability of any of such Patents is more likely than not to succeed;

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(I)           no Obligor has any Knowledge that any Obligor or any prior owner of such Patents (other than in the case of licensed Patents) or their respective agents or representatives have engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate or render unpatentable or unenforceable any such Patents; and

(J)           all maintenance fees, annuities, and the like due or payable on the Patents (other than in the case of licensed Patents in which case all licensing and similar fees) have been timely paid or the failure to so pay was the result of an intentional decision by the applicable Obligor or would not reasonably be expected to result in a Material Adverse Change.

(iv)         none of the foregoing representations and statements of fact contains any untrue statement of material fact or omits to state any material fact necessary to make any such statement or representation not misleading to a prospective Lender seeking full information as to the Obligor Intellectual Property and Borrower’s business.

(c)          Material Intellectual Property. Schedule 7.05(c) (as amended from time to time by Borrower in accordance with Section 8.16) contains an accurate list of the Obligor Intellectual Property that is material to any Obligor’s business with an indication as to whether the applicable Obligor owns or has an exclusive or non-exclusive license to such Obligor Intellectual Property.

7.06       No Actions or Proceedings.

(a)          Litigation. There is no litigation, investigation or proceeding pending or, to any Obligor’s Knowledge, threatened with respect to Borrower and its Subsidiaries by or before any Governmental Authority or arbitrator (i) that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, except as specified in Schedule 7.06 (as amended from time to time by Borrower in accordance with Section 8.16) or (ii) that involves this Agreement or the Transactions.

(b)          Environmental Matters. The operations and Property of Borrower and its Subsidiaries comply with all applicable Environmental Laws, except to the extent the failure to so comply (either individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect.

(c)          Labor Matters. Borrower has not engaged in unfair labor practices and there are no material labor actions or disputes involving the employees of Borrower.

7.07         Compliance with Laws and Agreements. Each of the Obligors is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

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7.08         Taxes. Except as set forth on Schedule 7.08, each of the Obligors has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Obligor has set aside on its books adequate reserves with respect thereto in accordance with GAAP (including, in the case of any non-Canadian and non-United States organized Subsidiary Guarantor, in accordance with generally accepted accounting principles applicable in the relevant Subsidiary Guarantor’s jurisdiction). Payments of interest made by the Borrower pursuant to this Agreement are not treated as United States sourced payments for United States federal income tax purposes.

7.09       Full Disclosure. Obligors have disclosed to Administrative Agent and the Lenders all Material Agreements to which any Obligor is subject, and all other matters to any Obligor’s Knowledge that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other written information furnished by or on behalf of any Obligor to Administrative Agent or any Lender in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

7.10       Regulation.

(a)          Investment Company Act. Neither Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

(b)          Margin Stock. Neither Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of the Loans will be used to buy or carry any Margin Stock in violation of Regulation T, U or X.

7.11       Solvency. Each Obligor is, and immediately after giving effect to the Borrowings and the use of proceeds thereof will be, Solvent; provided that intercompany balances shall be excluded when determining such Solvency.

7.12       Subsidiaries. Set forth on Schedule 7.12 is a complete and correct list of all Subsidiaries as of the date hereof. Each such Subsidiary is duly organized and validly existing under the jurisdiction of its organization shown in said Schedule 7.12, and the percentage ownership by Borrower of each such Subsidiary is as shown in said Schedule 7.12.

7.13       Indebtedness and Liens. Set forth on Schedule 7.13(a) is a complete and correct list of all Indebtedness of each Obligor outstanding as of the date hereof. Schedule 7.13(b) is a complete and correct list of all Liens granted by Borrower and other Obligors with respect to their respective Property and outstanding as of the date hereof.

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7.14       Material Agreements. Set forth on Schedule 7.14 (as amended from time to time by Borrower in accordance with Section 8.16) is a complete and correct list of (i) each Material Agreement and (ii) each agreement creating or evidencing any Material Indebtedness. No Obligor is in material default under any such Material Agreement or agreement creating or evidencing any Material Indebtedness. Except as otherwise disclosed on Schedule 7.14, all material vendor purchase agreements and provider contracts of the Obligors are in full force and effect without material modification from the form in which the same were disclosed to Administrative Agent and the Lenders.

7.15       Restrictive Agreements. None of the Obligors is subject to any indenture, agreement, instrument or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets (other than (x) customary provisions in contracts (including without limitation leases and in-bound licenses of Intellectual Property) restricting the assignment thereof and (y) restrictions or conditions imposed by any agreement governing secured Permitted Indebtedness permitted under Section 9.01(h), to the extent that such restrictions or conditions apply only to the property or assets securing such Indebtedness), or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to Borrower or any other Subsidiary or to Guarantee Indebtedness of Borrower or any other Subsidiary (each, a “Restrictive Agreement”), except those listed on Schedule 7.15 or otherwise permitted under Section 9.11.

7.16       Real Property.

(a)          Generally. Neither Borrower nor any of its Subsidiaries owns or leases (as tenant thereof) any real property, except as described on Schedule 7.16 (as amended from time to time by Borrower in accordance with Section 8.16).

(b)         Borrower Lease. (i) Borrower has delivered a true, accurate and complete copy of the Borrower Lease to Administrative Agent.

(ii)          The Borrower Lease is in full force and effect and no default has occurred under the Borrower Lease and, to the Knowledge of Borrower, there is no existing condition which, but for the passage of time or the giving of notice, could reasonably be expected to result in a default under the terms of the Borrower Lease.

(iii)         Borrower is the tenant under the Borrower Lease and has not transferred, sold, assigned, conveyed, disposed of, mortgaged, pledged, hypothecated, or encumbered any of its interest in, the Borrower Lease.

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7.17       Pension Matters. Schedule 7.17 sets forth, as of the date hereof, a complete and correct list of, and that separately identifies, (a) all Title IV Plans, (b) all Multiemployer Plans and (c) all material Benefit Plans. Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law is the subject of a favorable determination letter from the IRS and no event or condition exists which could reasonably be expected to result in revocation of such qualified status. Except for those that could not, in the aggregate, have a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the Knowledge of any Obligor or Subsidiary thereof, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Obligor or Subsidiary thereof incurs or otherwise has or could have an obligation or any liability or Claim and (z) no ERISA Event is reasonably expected to occur. Borrower and each of its ERISA Affiliates has met all applicable requirements under the ERISA Funding Rules with respect to each Title IV Plan, and no waiver of the minimum funding standards under the ERISA Funding Rules has been applied for or obtained. As of the most recent valuation date for any Title IV Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and neither Borrower nor any of its ERISA Affiliates knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage to fall below 60% as of the most recent valuation date. As of the date hereof, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding. No ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal from any Multiemployer Plan on the date this representation is made.

7.18       Collateral; Security Interest. Each Security Document is effective to create in favor of the Secured Parties a legal, valid and enforceable security interest in the Collateral subject thereto and each such security interest is perfected to the extent required by (and has the priority required by) the applicable Security Document. The Security Documents collectively are effective to create in favor of the Secured Parties a legal, valid and enforceable security interest in the Collateral, which security interests are, but in relation to German Security Documents only in relation to the German Account Pledge Agreements and the German Share Pledge Agreements, with the ranking in priority which it is expressed to have in the German Account Pledge Agreements and the German Share Pledge Agreements (as the case may be) subject only to Permitted Priority Liens and any pledges granted under the Security Documents entered into in connection with the Original Agreement).

7.19       Regulatory Approvals. Borrower and its Subsidiaries hold, and will continue to hold, either directly or through licensees and agents, all Regulatory Approvals, licenses, permits and similar governmental authorizations of a Governmental Authority necessary or required for Borrower and its Subsidiaries to conduct their operations and business in the manner currently conducted.

7.20       Canadian Pension or Benefit Plans. No Obligor has at any time in the past or present established or been associated with any Canadian Pension Plans or any Canadian Benefit Plans.

7.21       Series A Shares. The Borrower has not as of the date of this Agreement issued any Series A Shares and has not issued or granted any warrants, options or other rights to acquire any Series A Shares.

7.22       The Toronto-Dominion Bank Account. The registration filed against the Borrower in the personal property security registry for British Columbia, Canada with base registration # 125132H relates to Indebtedness owing by the Borrower to The Toronto-Dominion Bank that in aggregate does not at any time exceed 50,000 dollars in the lawful currency of Canadian.

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SECTION 8

AFFIRMATIVE COVENANTS

Each Obligor covenants and agrees with Administrative Agent and the Lenders that, until the Commitments have expired or been terminated and all Obligations have been paid in full indefeasibly in cash:

8.01       Financial Statements and Other Information. Borrower will furnish to Administrative Agent:

(a)          as soon as available and in any event within 45 days after the end of the first three fiscal quarters of each fiscal year (or 60 days, in the case of the fourth fiscal quarter), the consolidated and consolidating balance sheets of the Obligors as of the end of such quarter, and the related consolidated and consolidating statements of income, shareholders’ equity and cash flows of Borrower and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the corresponding period in the preceding fiscal year, together with a certificate of a Responsible Officer of Borrower stating that such financial statements fairly present the financial condition of Borrower and its Subsidiaries as at such date and the results of operations of Borrower and its Subsidiaries for the period ended on such date and have been prepared in accordance with GAAP consistently applied, subject to changes resulting from normal, year-end audit adjustments and except for the absence of notes;

(b)          as soon as available and in any event within 90 days after the end of each fiscal year, the consolidated and consolidating balance sheets of Borrower and its Subsidiaries as of the end of such fiscal year, and the related consolidated and consolidating statements of income, shareholders’ equity and cash flows of Borrower and its Subsidiaries for such fiscal year, prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the previous fiscal year, accompanied by a report and opinion thereon of KPMG LLP or another firm of independent certified public accountants of recognized national standing acceptable to the Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any qualification or exception as to the scope of such audit, and in the case of such consolidating financial statements, certified by a Responsible Officer of Borrower;

(c)          [Intentionally Deleted.]

(d)          together with the financial statements required pursuant to Sections 8.01(a) and (b) a compliance certificate of a Responsible Officer as of the end of the applicable accounting period (which delivery may, unless a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes) in the form of Exhibit D (a “Compliance Certificate”) including details of any issues that are material that are raised by auditors;

(e)          promptly upon receipt thereof, copies of all letters of representation signed by an Obligor to its auditors and copies of all auditor reports delivered for each fiscal quarter;

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(f)          as soon as available, a consolidated financial forecast for Borrower and its Subsidiaries for the following five fiscal years, including forecasted consolidated statements of income and cash flows of Borrower and its Subsidiaries;

(g)          [Intentionally Deleted.]

(h)          promptly, and in any event within five Business Days after receipt thereof by an Obligor thereof, copies of each notice or other correspondence received from any securities regulator or exchange to the authority of which Borrower may become subject from time to time concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of such Obligor;

(i)           the information regarding insurance maintained by Borrower and its Subsidiaries as required under Section 8.05;

(j)           promptly following Administrative Agent’s request at any time, proof of Borrower’s compliance with Section 10.01; and

(k)          within five (5) Business Days of each quarterly board meeting, copies of statements, reports and forecasts presented at such meetings of Borrower’s board of directors which are, in the sole reasonable judgment of Borrower’s CEO and/or CFO, necessary to understand the state of or outlook for the Borrower’s business operations, and which may be redacted. For avoidance of doubt for purposes of compliance with this Section 8.01(k) only, Borrower shall not be required to provide competitively sensitive information, confidential employee information, materials which fall under the attorney-client privilege, or materials provided to committees of the board of directors. In any case, Borrower will provide all information provided to holders of Permitted Cure Debt, provided that any such material may be redacted by Borrower to exclude information relating to the Lenders (including Borrower’s strategy regarding the Loans).

8.02         Notices of Material Events. Borrower will furnish to Administrative Agent written notice of the following promptly after a Responsible Officer first learns of the existence of:

(a)          the occurrence of any Default;

(b)          notice of the occurrence of any event with respect to its property or assets resulting in a Loss aggregating $500,000 (or the Equivalent Amount in other currencies) or more;

(c)          (A) any proposed acquisition of stock, assets or property by any Obligor that would reasonably be expected to result in environmental liability under Environmental Laws, and (B)(1) spillage, leakage, discharge, disposal, leaching, migration or release of any Hazardous Material required to be reported to any Governmental Authority under applicable Environmental Laws, and (2) all actions, suits, claims, notices of violation, hearings, investigations or proceedings pending, or to any Obligor’s Knowledge, threatened against or affecting Borrower or any of its Subsidiaries or with respect to the ownership, use, maintenance and operation of their respective businesses, operations or properties, relating to Environmental Laws or Hazardous Material;

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(d)          the assertion of any environmental matter by any Person against, or with respect to the activities of, Borrower or any of its Subsidiaries and any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations which could reasonably be expected to involve damages in excess of $500,000 other than any environmental matter or alleged violation that, if adversely determined, could not (either individually or in the aggregate) have a Material Adverse Effect;

(e)          the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Borrower or any of its Affiliates that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(f)          (i) on or prior to any filing by any ERISA Affiliate of any notice of intent to terminate any Title IV Plan, a copy of such notice and (ii) promptly, and in any event within ten days, after any Responsible Officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice (which may be made by telephone if promptly confirmed in writing) describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto;

(g)          (i) the termination of any Material Agreement; (ii) the receipt by Borrower or any of its Subsidiaries of any material notice under any Material Agreement; (iii) the entering into of any new Material Agreement by an Obligor; or (iv) any material amendment to a Material Agreement;

(h)          the reports and notices as required by the Security Documents;

(i)           within 30 days of the date thereof, or, if earlier, on the date of delivery of any financial statements pursuant to Section 8.01, notice of any material change in accounting policies or financial reporting practices by the Obligors;

(j)           promptly after the occurrence thereof, notice of any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other material labor disruption against or involving an Obligor;

(k)          a licensing agreement or arrangement entered into by Borrower or any Subsidiary in connection with any infringement or alleged infringement of the Intellectual Property of another Person;

(l)           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect;

(m)         concurrently with the delivery of financial statements under Section 8.01(b), the creation or other acquisition of any Intellectual Property by Borrower or any Subsidiary after the date hereof and during such prior fiscal year which is registered or becomes registered or the subject of an application for registration with the Canadian Intellectual Property Office, the United States Copyright Office or the United States Patent and Trademark Office, as applicable, or with any other equivalent foreign Governmental Authority;

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(n)         any change to any Obligor’s ownership of Deposit Accounts, Securities Accounts and Commodity Accounts, by delivering to Administrative Agent an updated Annex 7 to the Canadian Security Agreement, U.S. Security Agreement or such annex, schedule, exhibit or similar list contained in any other applicable Security Document, in each case setting forth a complete and correct list of all such accounts as of the date of such change; or

(o)         such other information respecting the operations, properties, business or condition (financial or otherwise) of the Obligors (including with respect to the Collateral) as Administrative Agent may from time to time reasonably request.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a financial officer or other executive officer of Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

8.03       Existence; Conduct of Business. Such Obligor will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 9.03.

8.04       Payment of Taxes and Other Claims. Such Obligor will, and will cause each of its Subsidiaries to, pay and discharge (i) all Taxes, fees, assessments and governmental charges or levies imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien upon any properties or assets of Borrower or any Subsidiary, except to the extent such Taxes, fees, assessments or governmental charges or levies, or such claims are being contested in good faith by appropriate proceedings and are adequately reserved against in accordance with GAAP (including, in the case of any non-Canadian and non-United States organized Subsidiary, in accordance with generally accepted accounting principles applicable in the relevant Subsidiary’s jurisdiction); and (ii) all lawful claims which, if unpaid, would by law become a Lien upon its property not constituting a Permitted Lien.

8.05       Insurance. Such Obligor will, and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Upon the request of Administrative Agent or the Majority Lenders, Borrower shall furnish Administrative Agent from time to time with full information as to the insurance carried by it and, if so requested, copies of all such insurance policies. Borrower also shall furnish to Administrative Agent from time to time upon the request of Administrative Agent or the Majority Lenders a certificate from Borrower’s insurance broker or other insurance specialist stating that all premiums then due on the policies relating to insurance on the Collateral have been paid, that such policies are in full force and effect. Borrower shall use commercially reasonable efforts to ensure, or cause others to ensure, that all insurance policies required under this Section 8.05 shall provide that they shall not be terminated or cancelled nor shall any such policy be materially changed in a manner adverse to Borrower without at least 30 days’ prior written notice to Borrower and Administrative Agent. Receipt of notice of termination or cancellation of any such insurance policies or reduction of coverages or amounts thereunder shall entitle the Secured Parties to renew any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to the first sentence of this Section 8.05 or otherwise to obtain similar insurance in place of such policies, in each case at the expense of Borrower (payable on demand). The amount of any such expenses shall accrue interest at the Default Rate if not paid on demand, and shall constitute “Obligations”.

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8.06       Books and Records; Inspection Rights. Such Obligor will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Such Obligor will, and will cause each of its Subsidiaries to, permit any representatives designated by Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times (but not more often than once a year unless an Event of Default has occurred and is continuing) as Administrative Agent may request. The Obligors shall pay all reasonable and documented out-of-pocket costs of all such inspections.

8.07       Compliance with Laws and Other Obligations. Such Obligor will, and will cause each of its Subsidiaries to, (i) comply in all material respects with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including Environmental Laws) and (ii) comply in all material respects with all terms of Indebtedness and all other Material Agreements, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

8.08         Maintenance of Properties, Etc.

(a)          Such Obligor shall, and shall cause each of its Subsidiaries to, maintain and preserve all of its properties necessary or useful in the proper conduct of its business in good working order and condition in accordance with the general practice of other Persons of similar character and size, ordinary wear and tear and damage from casualty or condemnation excepted.

(b)          Without limiting the generality of Section 8.08(a), the Borrower shall comply with each of the following covenants with respect to the Borrower Lease:

(i)           Borrower shall diligently perform and timely observe all of the terms, covenants and conditions of the Borrower Lease on the part of Borrower to be performed and observed prior to the expiration of any applicable grace period therein provided and do everything necessary to preserve and to keep unimpaired and in full force and effect the Borrower Lease.

(ii)          Borrower shall promptly notify Administrative Agent of the giving of any written notice by Borrower Landlord to Borrower of any default by Borrower thereunder, and promptly deliver to Administrative Agent a true copy of each such notice.

8.09       Licenses. Such Obligor shall, and shall cause each of its Subsidiaries to, obtain and maintain all licenses, authorizations, consents, filings, exemptions, registrations and other Governmental Approvals necessary in connection with the execution, delivery and performance of the Loan Documents, the consummation of the Transactions or the operation and conduct of its business and ownership of its properties, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

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8.10         Action under Environmental Laws. Such Obligor shall, and shall cause each of its Subsidiaries to, upon becoming aware of the presence of any Hazardous Materials in contravention of applicable Environmental Laws or the existence of any environmental liability under applicable Environmental Laws with respect to their respective businesses, operations or properties, take all actions, at their cost and expense, as shall be necessary or advisable to investigate and clean up the condition of their respective businesses, operations or properties, including all required removal, containment and remedial actions, and restore their respective businesses, operations or properties to a condition in compliance with applicable Environmental Laws.

8.11       Use of Proceeds. The proceeds of the Loans will be used only as provided in Section 2.4. No part of the proceeds of the Loans will be used, whether directly or indirectly, for any purpose that entails a violation of Regulations T, U and X.

8.12       Certain Obligations Respecting Subsidiaries; Further Assurances.

(a)          Subsidiary Guarantors. Each Obligor will take such action, and will cause each of its Subsidiaries to take such action, from time to time as shall be necessary to ensure that, subject to Section 8.12(b) with respect to requirements for Foreign Subsidiaries, all Subsidiaries are “Subsidiary Guarantors” hereunder. Without limiting the generality of the foregoing, in the event that Borrower or any of its Subsidiaries shall form or acquire any new Subsidiary, such Obligor and its Subsidiaries concurrently will, subject to Section 8.12(b) with respect to requirements for Foreign Subsidiaries:

(i)           cause such new Subsidiary to become a “Subsidiary Guarantor” hereunder, and a “Grantor” or similar granting party, as applicable, under the Security Documents, pursuant to a Guarantee Assumption Agreement;

(ii)          take such action or cause such Subsidiary to take such action (including, if applicable, delivering such shares of stock together with undated transfer powers executed in blank) as shall be necessary to create and perfect valid and enforceable first priority (subject to Permitted Priority Liens) Liens on substantially all of the property of such new Subsidiary as collateral security for the obligations of such new Subsidiary hereunder;

(iii)         to the extent that the parent of such Subsidiary is not a party to the Canadian Security Agreement, U.S. Security Agreement or such other Security Document, as applicable, or has not otherwise pledged Equity Interests in its Subsidiaries in accordance with the terms of the Security Documents, as applicable, and this Agreement, cause the parent of such Subsidiary to execute and deliver a pledge agreement in favor of the Secured Parties in respect of all outstanding issued shares of such Subsidiary; and

(iv)         deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 6.01 or as Administrative Agent or the Majority Lenders shall have requested.

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(b)          Foreign Subsidiaries.

(i)           In the event that, at any time, Foreign Subsidiaries have, in the aggregate, (x) total revenues constituting 5% or more of the total revenues of Borrower and its Subsidiaries on a consolidated basis, or (y) total net assets constituting 5% or more of the total net assets of Borrower and its Subsidiaries on a consolidated basis, promptly (and, in any event, within 30 days after such time) Obligors shall cause one or more of such Foreign Subsidiaries to become Subsidiary Guarantors in the manner set forth in Section 8.12(a), such that, after such Subsidiaries become Subsidiary Guarantors, the non-guarantor Foreign Subsidiaries in the aggregate shall cease to have revenues or assets, as applicable, that meet the thresholds set forth in clauses (x) and (y) above; provided that no Foreign Subsidiary shall be required to become a Subsidiary Guarantor if doing so would result in material adverse tax consequences for Borrower and its Subsidiaries, taken as a whole;

(ii)          In the event that, at any time, any Foreign Subsidiary that is not a Subsidiary Guarantor has cash or deposits on account in excess of $300,000 or the aggregate of such cash or deposits on account for all such Foreign Subsidiaries is in excess of $1,000,000, Borrower shall cause such Foreign Subsidiary(s) to (x) immediately transfer all funds that exceed the amounts identified above to its direct or indirect parent that is a Subsidiary Guarantor or (y) become a Subsidiary Guarantor in the manner set forth in Section 8.12(a). Notwithstanding the foregoing, this Section 8.12(b)(ii) shall not apply to the Italian Account provided that the balance of assets in the Italian Account does not exceed $2,000,000 (or the equivalent amount in another currency based upon the then current applicable Exchange Rate) or to the Escrow Account provided that the balance of assets in the Escrow Account does not exceed $1,000,000 (or the equivalent amount in another currency based upon the then current applicable Exchange Rate). For certainty, all cash and deposits on accounts of any Foreign Subsidiary that is not a Subsidiary Guarantor which is not required to be transferred in accordance with part (x) above shall not be included in the calculation of Liquidity; and

(iii)         In addition to Section 8.12(b)(ii) above, while the Escrow Account exists the Borrower shall, within twenty (20) Business Days after receiving prior written notice from the Administrative Agent (which the Administrative Agent may provide in its sole discretion), cause any Foreign Subsidiary that is not already a Subsidiary Guarantor but which has cash or deposits on account from time to time to become a Subsidiary Guarantor in the manner set forth in Section 8.12(a), including for certainty providing all necessary security and control agreements, notwithstanding that such Foreign Subsidiary would not otherwise be required to become a Subsidiary Guarantor pursuant to the other terms of this Section 8.12.

(c)          Further Assurances. Such Obligor will, and will cause each of its Subsidiaries to, take such action from time to time as shall reasonably be requested by Administrative Agent or the Majority Lenders to effectuate the purposes and objectives of this Agreement.

Without limiting the generality of the foregoing, each Obligor will, and will cause each Person that is required to be a Subsidiary Guarantor to, take such action from time to time (including executing and delivering such assignments, security agreements, control agreements and other instruments) as shall be reasonably requested by Administrative Agent or the Majority Lenders to create, in favor of the Secured Parties, perfected security interests and Liens in substantially all of the property of such Obligor as collateral security for the Obligations; provided that any such security interest or Lien shall be subject to the relevant requirements of the Security Documents.

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8.13       Termination of Non-Permitted Liens. In the event that Borrower or any of its Subsidiaries shall become aware or be notified by Administrative Agent or any Lender of the existence of any outstanding Lien against any Property of Borrower or any of its Subsidiaries, which Lien is not a Permitted Lien, Borrower shall use its best efforts to promptly terminate or cause the termination of such Lien.

8.14       Intellectual Property. In the event that the Obligors acquire Obligor Intellectual Property during the term of this Agreement, then the provisions of this Agreement shall automatically apply thereto and any such Obligor Intellectual Property shall automatically constitute part of the Collateral under the Security Documents, without further action by any party, in each case from and after the date of such acquisition (except that any representations or warranties of any Obligor shall apply to any such Obligor Intellectual Property only from and after the date, if any, subsequent to such acquisition that such representations and warranties are brought down or made anew as provided herein).

8.15       Owned Real Property. In the event that any Obligor acquires any owned real property during the term of this Agreement for consideration in excess of $500,000, such Obligor shall concurrently with such acquisition (i) execute and deliver any mortgage or deed of trust or any other real property security document required by the Administrative Agent to be executed by such Obligor in favor of the Secured Parties, (ii) provide evidence of registration in the appropriate offices of such real property security document with respect to all such real property owned by such Obligor, and (iii) such other real property security documents and instruments as may be required by the Administrative Agent.

8.16       Update of Schedules. Each of Schedules 7.05(b)(i), 7.05(c), 7.06, 7.14 and 7.16 shall be updated by Borrower from time to time in order to insure the continued accuracy of such Schedule as of any upcoming date on which representations and warranties are made incorporating the information contained on such Schedule. Such update may be accomplished by Borrower providing to Administrative Agent, in writing (including by electronic means), a revised version of such Schedule in accordance with the provisions of Section 13.02. Each such updated Schedule shall be effective immediately upon the receipt thereof by the Lenders.

8.17       Post-Closing Items. Borrower will deliver, or cause the applicable Subsidiary Guarantor to deliver, the items set forth in Schedule 8.17 on the dates set forth therein. Any post-closing obligation set forth in Schedule 8.17 or the time period applicable to any such post-closing obligation may in each case be waived or extended by the Administrative Agent, from time to time, in its sole discretion.

8.18       Swiss Guarantors Each Swiss Guarantor will comply with the Non-Qualifying Bank Creditor Rules; provided that, for this purpose, each Swiss Guarantor shall assume at all times that the number of existing Lenders and Participants hereunder which are not, in each case, Qualifying Bank Creditors shall be ten (10).

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8.19       Loan Proceeds. Borrower shall use a portion of the proceeds of the Loans for the benefit of Foreign Subsidiaries that are Subsidiary Guarantors, including the disbursement by the Borrower of a portion of such proceeds to such Subsidiary Guarantors.

8.20       Cipher Transaction Proceeds. Upon completion of the Cipher Transaction, Borrower shall immediately deposit all proceeds from the Cipher Transaction into one of its accounts at HSBC Bank Canada.

SECTION 9

NEGATIVE COVENANTS

Each Obligor covenants and agrees with Administrative Agent and the Lenders that, until the Commitments have expired or been terminated and all Obligations have been paid in full indefeasibly in cash:

9.01      Indebtedness. Such Obligor will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, whether directly or indirectly, except:

(a)          the Obligations;

(b)          Indebtedness existing on the date hereof and set forth in Part II of Schedule 7.13(a) and Permitted Refinancings thereof; provided that, in each case, such Indebtedness is subordinated to the Obligations on terms satisfactory to the Majority Lenders;

(c)          [Intentionally Deleted.];

(d)          accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the ordinary course of Borrower’s or such Subsidiary’s business in accordance with customary terms and paid within the specified time, unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP;

(e)           Indebtedness consisting of guarantees resulting from endorsement of negotiable instruments for collection by any Obligor in the ordinary course of business;

(f)           Indebtedness owing by any Obligor to any other Obligor;

(g)          Guarantees by any Obligor of Indebtedness of any other Obligor;

(h)          normal course of business equipment financing; provided that (i) if secured, the collateral therefor consists solely of the assets being financed, the products and proceeds thereof and books and records related thereto, and (ii) the aggregate outstanding principal amount of such Indebtedness does not exceed $1,000,000 (or the Equivalent Amount in other currencies) at any time;

(i)           Permitted Cure Debt;

(j)           Permitted Credit Card Indebtedness in an aggregate amount for all Obligors not to exceed $500,000;

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(k)          Indebtedness approved in advance in writing by the Majority Lenders; and

(l)           Indebtedness arising under any bank guarantee, surety (Bürgschaft) or any other instrument issued by a bank or financial institution upon request of an Obligor incorporated in Germany to comply with the requirments of section 8a of the German Act on Partial Retirement (Altersteilzeitgesetz) or of section 7e of the German Social Security Code Part IV (Sozialgesetzbuch IV).

9.02         Liens. Such Obligor will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)          Liens securing the Obligations;

(b)          any Lien on any property or asset of Borrower or any of its Subsidiaries existing on the date hereof and set forth in Part II of Schedule 7.13(b); provided that (i) no such Lien shall extend to any other property or asset of Borrower or any of its Subsidiaries and (ii) any such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c)          [Intentionally Deleted.];

(d)          Liens securing Indebtedness permitted under Section 9.01(j); provided that such Liens do not secure property or assets of the Obligors with an aggregate value in excess of the amount permitted in Section 9.01(j) and the Administrative Agent has received estoppel letters or other agreements, in form and substance satisfactory to the Administrative Agent, in respect of such Liens;

(e)          [Intentionally Deleted.]

(f)           Liens securing Indebtedness permitted under Section 9.01(h); provided that such Liens are restricted solely to the collateral described in Section 9.01(h);

(g)          Liens imposed by law which were incurred in the ordinary course of business, including (but not limited to) carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business and which (x) do not in the aggregate materially detract from the value of the Property subject thereto or materially impair the use thereof in the operations of the business of such Person or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property subject to such liens and for which adequate reserves have been made if required in accordance with GAAP;

(h)          pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other similar social security legislation;

(i)           Liens securing taxes, assessments and other governmental charges, the payment of which is not yet due or is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made;

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(j)           servitudes, easements, rights of way, restrictions and other similar encumbrances on real Property imposed by applicable Laws and encumbrances consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Obligors;

(k)          with respect to any real Property, (A) such defects or encroachments as might be revealed by an up-to-date survey of such real Property; (B) the reservations, limitations, provisos and conditions expressed in the original grant, deed or patent of such property by the original owner of such real Property pursuant to applicable Laws; and (C) rights of expropriation, access or user or any similar right conferred or reserved by or in applicable Laws, which, in the aggregate for (A), (B) and (C), are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Obligors; and

(l)          Bankers liens, rights of setoff and similar Liens incurred on deposits made in the ordinary course of business;

(m)          any liens arising under the general terms and conditions of banks and Sparkassen (Allgemeine Geschäftsbedingungen der Banken und Sparkassen) or similar general terms and conditions of banks with whom any Obligor maintains a banking relationship in the ordinary course of business;

(n)          any landlord’s pledge (Vermieterpfandrecht) arising by operation of law under a lease in favour of the relevant third party landlord in Germany; and

(o)          any Liens required to be created or subsisting in order to comply with sections 7b and 7e of the German Social Security Code Part IV (Sozialgesetzbuch IV), section 8a of the German Partial Retirement Act (Altersteilzeitgesetz) and section 4 of the German Act for the Improvement of Occupational Pensions Schemes (Gesetz zur Verbesserung der betrieblichen Altersvorsorge);

provided that no Lien otherwise permitted under any of the foregoing Sections 9.02(b) through (i) shall apply to any Material Intellectual Property.

9.03       Fundamental Changes and Acquisitions. Such Obligor will not, and will not permit any of its Subsidiaries to, (i) enter into any transaction of merger, amalgamation or consolidation (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or (iii) make any Acquisition or otherwise acquire any business or substantially all the property from, or capital stock of, or be a party to any acquisition of, any Person, except:

(a)          Investments permitted under Section 9.05(e);

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(b)          the merger, amalgamation or consolidation of any Subsidiary Guarantor with or into any other Obligor from the same country of organization of such Subsidiary Guarantor, provided that the Administrative Agent has confirmed in writing to such Obligors that all applicable Liens granted under the applicable Security Documents will not negatively be affected by such merger, amalgamation or consolidation and that the surviving Obligor shall assume all obligations of the applicable Obligors under the applicable Security Documents;

(c)          the sale, lease, transfer or other disposition by any Subsidiary Guarantor of any or all of its property (upon voluntary liquidation or otherwise) to any other Obligor from the same country of organization of such Subsidiary Guarantor;

(d)          the sale, transfer or other disposition of the capital stock of any Subsidiary Guarantor to any other Obligor; and

(e)          Permitted Acquisitions in an amount not exceeding $5,000,000 in the aggregate during the term of this Agreement.

9.04       Lines of Business. Such Obligor will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than the business engaged in on the date hereof by Borrower or any Subsidiary or a business reasonably related thereto.

9.05       Investments. Such Obligor will not, and will not permit any of its Subsidiaries to, make, directly or indirectly, or permit to remain outstanding any Investments except:

(a)          Investments outstanding on the date hereof and identified in Schedule 9.05;

(b)         operating deposit accounts with banks;

(c)          extensions of credit in the nature of accounts receivable or notes receivable arising from the sales of goods or services in the ordinary course of business;

(d)         Permitted Cash Equivalent Investments;

(e)          Investments by any Obligor in Borrower’s wholly-owned Subsidiary Guarantors (for greater certainty, Borrower shall not be permitted to have any direct or indirect Subsidiaries that are not wholly-owned Subsidiaries);

(f)          Hedging Agreements entered into in the ordinary course of Borrower’s financial planning solely to hedge currency risks (and not for speculative purposes);

(g)         Investments consisting of security deposits with utilities and other like Persons made in the ordinary course of business;

(h)         employee loans, travel advances and guarantees in accordance with Borrower’s usual and customary practices with respect thereto (if permitted by applicable law) which in the aggregate shall not exceed $200,000 outstanding at any time (or the Equivalent Amount in other currencies);

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(i)           Investments received in connection with any Insolvency Proceedings in respect of any customers, suppliers or clients and in settlement of delinquent obligations of, and other disputes with, customers, suppliers or clients;

(j)           Investments permitted under Section 9.03; and

(k)          any Investments incurred in relation to any part time worker arrangements in accordance with section 8a of the German Partial Retirement Act (Altersteilzeitgesetz) or section 7b and/or 7e of the German Social Security Code Part IV (Sozialgesetzbuch IV).

9.06       Restricted Payments. Such Obligor will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a)          Borrower may purchase, redeem, retire, or otherwise acquire shares of its capital stock or other Equity Interests with the proceeds received from a substantially concurrent issue of new shares of its capital stock or other Equity Interests; and

(b)          any Subsidiary Guarantor may pay dividends to any other Obligor.

9.07       Payments of Indebtedness. Such Obligor will not, and will not permit any of its Subsidiaries to, make any payments in respect of any Indebtedness other than (i) payments of the Obligations, (ii) scheduled payments of other Indebtedness and (iii) repayment of intercompany Indebtedness permitted in reliance upon Section 9.01(f).

9.08       Change in Fiscal Year. Such Obligor will not, and will not permit any of its Subsidiaries to, change the last day of its fiscal year from that in effect on the date hereof, except to change the fiscal year of a Subsidiary acquired in connection with an Acquisition to conform its fiscal year to that of Borrower.

9.09       Sales of Assets, Etc. Such Obligor will not, and will not permit any of its Subsidiaries to, sell, lease, exclusively license (in terms of geography or field of use), transfer, or otherwise dispose of any of its Property (including accounts receivable and capital stock of Subsidiaries) to any Person in one transaction or series of transactions (any thereof, an “Asset Sale”), except:

(a)          transfers of cash in the ordinary course of its business for equivalent value;

(b)          sales of inventory in the ordinary course of its business on ordinary business terms;

(c)          development and other collaborative arrangements where such arrangements provide for the licenses or disclosure of Patents, Trademarks, Copyrights or other Intellectual Property rights in the ordinary course of business and consistent with general market practices where such license requires periodic payments based on per unit sales of a product over a period of time and provided that such licenses must be true licenses as opposed to licenses that are sales transactions in substance;

(d)          transfers of Property by any Subsidiary Guarantor to any other Obligor from the same country of organization of such Subsidiary Guarantor;

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(e)          dispositions of any Property that is obsolete or worn out or no longer used or useful in such Obligor’s business;

(f)           to comply with the requirements of section 7f of the German Social Security Code Part IV (Sozialgesetzbuch IV) or section 4 of the German Act for the Improvement of Occupational Pension Schemes (Gesetz zur Verbesserung der betrieblichen Altersversorgung);

(g)          any transaction permitted under Section 9.03 or 9.05; and

(h)          any other Disposition the Net Cash Proceeds of which are applied as required under Section 3.03(b)(i).

9.10       Transactions with Affiliates. Such Obligor will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a)          transactions between or among Obligors;

(b)          any transaction permitted under Section 9.01, 9.05, 9.06 or 9.09;

(c)          customary compensation and indemnification of, and other employment arrangements with, directors, officers and employees of Borrower or any Subsidiary in the ordinary course of business,

(d)         Borrower may issue Equity Interests to Affiliates in exchange for cash, provided that the terms thereof are no less favorable (including the amount of cash received by Borrower) to Borrower than those that would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of Borrower; and

(e)          the transactions set forth on Schedule 9.10.

9.11       Restrictive Agreements. Such Obligor will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any Restrictive Agreement other than (a) restrictions and conditions imposed by law or by this Agreement and (b) Restrictive Agreements listed on Schedule 7.15.

9.12       Amendments to Material Agreements. Such Obligor will not, and will not permit any of its Subsidiaries to, enter into any material amendment to or modification of any Material Agreement or terminate any Material Agreement (unless replaced with another agreement that, viewed as a whole, is on substantially similar or better terms for Borrower or such Subsidiary) without in each case the prior written consent of the Lender (which consent shall not be unreasonably withheld or delayed).

9.13       Operating Leases. Borrower will not, and will not permit any of its Subsidiaries to, make any expenditures in respect of operating leases, except for:

(a)          real estate operating leases;

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(b)          operating leases between Borrower and any of its wholly-owned Subsidiaries or between any of Borrower’s wholly-owned Subsidiaries; and

(c)          operating leases that would not cause Borrower and its Subsidiaries, on a consolidated basis, to make payments exceeding $1,000,000 (or the Equivalent Amount in other currencies) in any fiscal year.

9.14       Sales and Leasebacks. Except as disclosed on Schedule 9.14, such Obligor will not, and will not permit any of its Subsidiaries to, become liable, directly or indirectly, with respect to any lease, whether an operating lease or a Capital Lease Obligation, of any property (whether real, personal, or mixed), whether now owned or hereafter acquired, (i) which Borrower or such Subsidiary has sold or transferred or is to sell or transfer to any other Person and (ii) which Borrower or such Subsidiary intends to use for substantially the same purposes as property which has been or is to be sold or transferred.

9.15       Hazardous Material. Such Obligor will not, and will not permit any of its Subsidiaries to, use, generate, manufacture, install, treat, release, store or dispose of any Hazardous Material, except in compliance with all applicable Environmental Laws or where the failure to comply could not reasonably be expected to result in a Material Adverse Change.

9.16       Accounting Changes. Such Obligor will not, and will not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP (including, in the case of any non-Canadian and non-United States organized Subsidiary, as permitted by generally accepted accounting principles applicable in the relevant Subsidiary’s jurisdiction).

9.17       Compliance with ERISA. No ERISA Affiliate shall cause or suffer to exist (a) any event that could result in the imposition of a Lien with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event that would, in the aggregate, have a Material Adverse Effect. No Obligor or Subsidiary thereof shall cause or suffer to exist any event that could result in the imposition of a Lien with respect to any Plan.

9.18       Canadian Benefit Plans. No Obligor shall, nor shall it permit any of its Subsidiaries to, (a) establish or commence contribution to or otherwise participate in any retirement or pension arrangement that provides defined benefits; (b) acquire an interest in any Person if such Person sponsors, administers, participates in, or has any liability in respect of, any retirement or pension arrangement that provides defined benefits; or (c) establish a Canadian Pension Plan or Canadian Benefit Plan.

9.19       [Reserved.]

9.20       Series A Shares. Borrower shall not issue any Series A Shares unless prior to any such issuance the Borrower amends its constating documents (including its articles of amalgamation) to remove any right of any holder or beneficiary of any such Series A Shares to receive cash or other payment (other than the issuance of common shares pursuant to a conversion of such Series A Shares) in respect of such Series A Shares.

9.21         Swiss Indebtedness. In addition to the covenant in Section 9.01 above, if such Obligor is a Swiss Guarantor, it will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, whether directly or indirectly, with any non-Obligor unless such non-Obligor is a Qualifying Bank Creditor.

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SECTION 10

FINANCIAL COVENANTS

10.01    Minimum Liquidity. The Obligors shall maintain at all times Liquidity (which for certainty shall exclude amounts in the Italian Account and the Escrow Account) in an aggregate amount which shall exceed (i) $5,000,000 from the date hereof to and including December 31, 2018, and (ii) $10,000,000 beginning January 1, 2019 and thereafter.

10.02    Minimum Revenue. Borrower and its Subsidiaries shall have annual Revenue from sales of the Product (for each respective calendar year, the “Minimum Required Revenue”):

(a)          during the twelve month period beginning on January 1, 2016, of at least $24,000,000;

(b)          during the twelve month period beginning on January 1, 2017, of at least $24,000,000;

(c)          during the twelve month period beginning on January 1, 2018, of at least $27,000,000;

(d)          during the twelve month period beginning on January 1, 2019, of at least $36,000,000;

(e)          during the twelve month period beginning on January 1, 2020, of at least $60,000,000;

(f)          during the twelve month period beginning on January 1, 2021 and all successive twelve month periods thereafter, of at least $75,000,000;

(g)          during the twelve month period beginning on January 1, 2022 and all successive twelve month periods thereafter, of at least $85,000,000,

or, in each case above, an Equivalent Amount in Canadian dollars if all annual Revenue from sales of the Product is received in Canadian dollars.

10.03    Cure Right.

(a)          Notwithstanding anything to the contrary contained in Section 11, in the event that Borrower fails to comply with the covenants contained in Section 10.02(a) through (d) (such covenants for such applicable periods being the “Specified Financial Covenants”), Borrower shall have the right within 90 (ninety) days of the end of the respective calendar year:

(i)           to issue additional shares of Equity Interests in exchange for cash (the “Equity Cure Right”), or

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(ii)          to borrow Permitted Cure Debt (the “Subordinated Debt Cure Right” and, collectively with the Equity Cure Right, the “Cure Right”), in an amount (the “Cure Amount ”) equal to (x) two (2) multiplied by (y) the difference between the Minimum Required Revenue less Borrower’s annual Revenue. The Cure Amount immediately shall be contributed as equity or subordinated debt (only as permitted pursuant to Section 9.01), as applicable, to Borrower, and upon the receipt by Borrower of the Cure Amount pursuant to the exercise of such Cure Right, such Cure Amount shall be deemed to constitute Revenue of Borrower for purposes of the Specified Financial Covenants and the Specified Financial Covenants shall be recalculated for all purposes under the Loan Documents. If, after giving effect to the foregoing recalculation, Borrower shall then be in compliance with the requirements of the Specified Financial Covenants, Borrower shall be deemed to have satisfied the requirements of the Specified Financial Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach of the Specified Financial Covenants that had occurred, the related Default and Event of Default, shall be deemed cured without any further action of Borrower or Lenders for all purposes under the Loan Documents.

(b)          Notwithstanding anything herein to the contrary the Cure Amount received by Borrower from investors investing in or lending to Borrower pursuant to Section 10.03(a) shall be used to immediately prepay the Loans, without any Prepayment Premium (including for certainty any Backend Facility Fee), credited in the order set forth in Sections 3.03(b)(i)(A)-(F).

SECTION 11

EVENTS OF DEFAULT

11.01     Events of Default. Each of the following events shall constitute an “Event of Default”:

(a)          Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)          any Obligor shall fail to pay any Obligation (other than an amount referred to in Section 11.01(a)) when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c)          any representation or warranty made or deemed made by or on behalf of Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall: (i) prove to have been incorrect when made or deemed made to the extent that such representation or warranty contains any materiality or Material Adverse Effect qualifier; or (ii) prove to have been incorrect in any material respect when made or deemed made to the extent that such representation or warranty does not otherwise contain any materiality or Material Adverse Effect qualifier;

(d)          any Obligor shall fail to observe or perform any covenant, condition or agreement contained in Section 8.02, 8.03 (with respect to Borrower’s existence), 8.11, 8.12, 8.14, 8.17, 8.18, 9 or 10;

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(e)          any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 11.01(a), (b) or (d)) or any other Loan Document, and, in the case of any failure that is capable of cure, if such failure shall continue unremedied for a period of twenty-five (25) or more days;

(f)           Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace or cure period as originally provided by the terms of such Indebtedness;

(g)          (i) any material breach of, or “event of default” or similar event by any Obligor under, any Material Agreement, (ii) any material breach of, or “event of default” or similar event under, the documentation governing any Material Indebtedness shall occur, or (iii) any event or condition occurs (A) that results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this Section 11.01(g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness.

(h)          any Obligor:

(i)          becomes insolvent, or generally does not or becomes unable to pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its indebtedness, or proposes a compromise or arrangement or deed of company arrangement between it and any class of its creditors;

(ii)         commits an act of bankruptcy or makes an assignment of its property for the general benefit of its creditors or makes a proposal (or files a notice of its intention to do so);

(iii)        institutes any proceeding seeking to adjudicate it an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any federal, provincial, territorial or foreign Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding;

(iv)        applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, administrative receiver, receiver and manager or other similar official for it or any substantial part of its property; or

(v)         takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in Section 11.01(h) or (i), or otherwise acts in furtherance thereof or fails to act in a timely and appropriate manner in defense thereof;

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(i)           any petition is filed, application made or other proceeding instituted against or in respect of Borrower or any Subsidiary:

(i)           seeking to adjudicate it an insolvent;

(ii)          seeking a receiving order against it;

(iii)         seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), deed of company arrangement or composition of it or its debts or any other relief under any federal, provincial, territorial or foreign law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity; or

(iv)         seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, administrative receiver, receiver and manager or other similar official for it or any substantial part of its property, and such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of thirty (30) days after the institution thereof; provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against Borrower or such Subsidiary thereunder in the interim, such grace period will cease to apply; provided further that if Borrower or such Subsidiary files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period will cease to apply;

(j)           any other event occurs which, under the laws of any applicable jurisdiction, has an effect equivalent to any of the events referred to in either of Section 11.01(h) or (i) (in particular, in relation to an Obligor incorporated or organized in Germany, (x) it is unable to pay its debts as they fall due (zahlungsunfähig) within the meaning of section 17 German Insolvency Code (Insolvenzordnung, InsO) or over indebted within the meaning of section 19 InsO and/or

(y)          the filing for insolvency (Antrag auf Eröffnung des Insolvenzverfahrens) for any of the reasons set out in sections 17 or 19 InsO by either the management or a creditor of an Obligor incorporated in Germany or a competent court taking any of the actions set out in section 21 InsO, instituting insolvency proceedings against such Obligor or refusing the opening of insolvency proceedings for insufficiency of assets (Abweisung mangels Masse) (within the meaning of section 26 InsO);

(k)          one or more judgments for the payment of money in an aggregate amount in excess of $500,000 (or the Equivalent Amount in other currencies) shall be rendered against any Obligor or any combination thereof and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Obligor to enforce any such judgment;

(l)           (i) an ERISA Event shall have occurred that, in the opinion of the Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of Borrower and its Subsidiaries in an aggregate amount exceeding (i) $250,000 in any year or (ii) $750,000 for all periods until repayment of all Obligations;

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(m)          [Intentionally Deleted.]

(n)          a Material Adverse Change shall have occurred;

(o)          [Intentionally Deleted];

(p)          (i) any Lien created by any of the Security Documents shall at any time not constitute a valid and perfected Lien on the applicable Collateral in favor of the Secured Parties, free and clear of all other Liens (other than Permitted Liens), (ii) except for expiration in accordance with its terms, any of the Security Documents or any Guarantee of any of the Obligations (including that contained in Section 14) shall for whatever reason cease to be in full force and effect, or (iii) any of the Security Documents or any Guarantee of any of the Obligations (including that contained in Section 14), or the enforceability thereof, shall be repudiated or contested by any Obligor; and

(q)          any injunction, whether temporary or permanent, shall be rendered against any Obligor that prevents the Obligors from selling or manufacturing the Product or its commercially available successors, or any of their other material and commercially available products for more than 45 consecutive calendar days in a country or region which accounts for ten percent (10%) or more of the Revenue of Borrower and its Subsidiaries taken as a whole.

11.2       Remedies. (a) Upon the occurrence of any Event of Default, then, and in every such event (other than an Event of Default described in Section 11.01(h), (i) or (j)), and at any time thereafter during the continuance of such event, the Majority Lenders may, by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations, shall become due and payable immediately (in the case of the Loans, at the Redemption Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

(b)          Upon the occurrence of any Event of Default described in Section 11.01(h), (i) or (j), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations, shall automatically become due and payable immediately (in the case of the Loans, at the Redemption Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

(c)          Upon the occurrence of any Event of Default, the Obligors agree to immediately take any actions requested by the Administrative Agent that the Administrative Agent in its sole discretion determines are required in order to permit the Administrative Agent to enforce the guarantees by the Swiss Guarantors pursuant to Section 14.01 and the Swiss Security Documents in a manner such that no Swiss Withholding Tax will be applicable.

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(d)          Prepayment Premium and Redemption Price. (i) For the avoidance of doubt, the Prepayment Premium (as a component of the Redemption Price) shall be due and payable whenever so stated in this Agreement, or by any applicable operation of law, regardless of the circumstances causing any related acceleration or payment prior to the Stated Maturity Date, including without limitation any Event of Default or other failure to comply with the terms of this Agreement, whether or not notice thereof has been given, or any acceleration by, through, or on account of any bankruptcy filing.

(ii)          For the avoidance of doubt, the Prepayment Premium (as a component of the Redemption Price) shall be due and payable at any time the Loans become due and payable prior to the Stated Maturity Date for any reason, whether due to acceleration pursuant to the terms of this Agreement (in which case it shall be due immediately, upon the giving of notice to Borrower in accordance with Section 11.02(a), or automatically, in accordance with Section 11.02(b)), by operation of law or otherwise (including, without limitation, where bankruptcy filings or the exercise of any bankruptcy right or power, whether in any plan of reorganization or otherwise, results or would result in a payment, discharge, modification or other treatment of the Loans or Loan Documents that would otherwise evade, avoid, or otherwise disappoint the expectations of Lenders in receiving the full benefit of their bargained-for Prepayment Premium or Redemption Price as provided herein). The Obligors and Lenders acknowledge and agree that any Prepayment Premium due and payable in accordance with this Agreement shall not constitute unmatured interest, whether under section 502(b)(3) of the Bankruptcy Code or otherwise, but instead is reasonably calculated to ensure that the Lenders receive the benefit of their bargain under the terms of this Agreement.

(iii)         Each Obligor acknowledges and agrees that the Lenders shall be entitled to recover the full amount of the Redemption Price in each and every circumstance such amount is due pursuant to or in connection with this Agreement, including without limitation in the case of any Obligor’s bankruptcy filing, so that the Lenders shall receive the benefit of their bargain hereunder and otherwise receive full recovery as agreed under every possible circumstance, and Borrower hereby waives any defense to payment, whether such defense may be based in public policy, ambiguity, or otherwise. Each Obligor further acknowledges and agrees, and waives any argument to the contrary, that payment of such amount does not constitute a penalty or an otherwise unenforceable or invalid obligation. Any damages that the Lenders may suffer or incur resulting from or arising in connection with any breach by Borrower shall constitute secured obligations owing to the Lenders.

SECTION 12

ADMINISTRATIVE AGENT

12.01     Appointment and Duties.

(a)          Appointment of Administrative Agent. Each Lender hereby appoints CRG Servicing (together with any successor Administrative Agent pursuant to Section 12.09) as Administrative Agent hereunder and authorizes Administrative Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Obligor or any of its Subsidiaries, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Administrative Agent under such Loan Documents, (iii) act as agent of such Lender for purposes of acquiring, holding, enforcing and perfecting all Liens granted by the Obligors on the Collateral to secure any of the Obligations and (iv) exercise such powers as are reasonably incidental thereto.

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(b)          Italian Appointment. For the purposes of Section 1704 of the Italian Civil Code, each Lender hereby:

(i)           appoints CRG Servicing (together with any successor Administrative Agent pursuant to Section 12.09) to be its mandatario con rappresentanza and common representative for the purposes of executing in the name and on behalf of the Lenders any Security Document which is expressed to be governed by Italian law;

(ii)          grants CRG Servicing (together with any successor Administrative Agent pursuant to Section 12.09) the power to negotiate and approve the terms and conditions of such Security Documents, execute any other agreement or instrument, give or receive any notice or declaration, identify and specify to third parties the names of the Lenders at any given date, and take any other action in relation to the creation, perfection, maintenance, enforcement and release of the security created thereunder in the name and on behalf of the Lenders; and

(iii)         confirms that, in the event that any security created under the Security Documents expressed to be governed by Italian law remains registered in the name of a Lender after it has ceased to be a Lender, then CRG Servicing (or any successor Administrative Agent pursuant to Section 12.10) shall remain empowered to execute a release of such security in its name and on its behalf.

(c)          Swiss Appointment. For the purposes of the Security Documents governed by Swiss law, each Lender hereby agrees that the Administrative Agent has entered into or, as applicable, shall enter into, and hold any proceeds or other benefits of any security created under such Security Documents by way of assignment as indirect representative (indirekter Stellvertreter), i.e. in its own name but for the account of the Lenders. Furthermore, each present and future Lender shall be deemed, in relation to any security created under such Security Documents (each, a “Pledge Document”) by way of pledge, to have authorized the Administrative Agent, in each case in accordance with this Agreement, to (i) accept such pledge as the direct representative (direkter Stellvertreter) of such Lender, (ii) hold, administer and, if necessary, enforce such pledge on behalf of such Lender, (iii) agree as the direct representative (direkter Stellvertreter) of such Lender to any variation of or waiver of any right under such Pledge Document, (iv) effect as the direct representative (direkter Stellvertreter) of such Lender any release of such pledge, and (v) exercise as the direct representative (direkter Stellvertreter) of such Lender such other rights granted to the Administrative Agent under or in respect of such pledge.

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12.02     Duties as Collateral and Disbursing Agent. Without limiting the generality of Section 12.01(a), Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Section 11.01(h), (i) or (j) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to Administrative Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 11.01(h), (i) or (j) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of acquiring, holding, enforcing and perfecting all Liens created by the Loan Documents and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Administrative Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise, (vii) enter into subordination agreements with respect to Permitted Cure Debt or any other subordination agreement or intercreditor agreement with respect to Indebtedness of an Obligor and (viii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Administrative Agent and the Secured Parties for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Obligor with, and cash and Permitted Cash Equivalent Investments held by, such Lender, and may further authorize and direct any Lender to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Administrative Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(a)          Limited Duties. Under the Loan Documents, Administrative Agent (i) is acting solely on behalf of the Lenders (except to the limited extent provided in Section 12.07), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Administrative Agent”, the terms “agent”, “administrative agent” and “collateral agent” and similar terms in any Loan Document to refer to Administrative Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender hereby waives and agrees not to assert any claim against Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in the foregoing clauses (i) through (iii).

12.03    Binding Effect. Each Lender agrees that (i) any action taken by Administrative Agent or the Majority Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Administrative Agent in reliance upon the instructions of the Majority Lenders (or, where so required, such greater proportion) and (iii) the exercise by Administrative Agent or the Majority Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

12.04    Use of Discretion. (a) No Action without Instructions. Administrative Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Majority Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b)          Right Not to Follow Certain Instructions. Notwithstanding Section 12.04(a), Administrative Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, Administrative Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to Administrative Agent, any other Secured Party) against all liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against Administrative Agent or any Related Person thereof or (ii) that is, in the opinion of Administrative Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.

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12.05     Delegation of Rights and Duties. Administrative Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through or to any trustee, co-agent, sub-agent, employee, attorney-in-fact and any other Person (including any other Secured Party). Any such Person shall benefit from this Section 12 to the extent provided by Administrative Agent. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

12.06     Reliance and Liability. (a) Administrative Agent may, without incurring any liability hereunder, (i) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Obligor) and (ii) rely and act upon any document and information and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b)          None of Administrative Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender and each Obligor hereby waives and shall not assert any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of Administrative Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, Administrative Agent:

(i)          shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Majority Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of Administrative Agent, when acting on behalf of Administrative Agent);

(ii)         shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii)        makes no warranty or representation, and shall not be responsible, to any Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Person, in or in connection with any Loan Document or any transaction contemplated therein, whether or not transmitted by Administrative Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Administrative Agent in connection with the Loan Documents; and

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(iv)        shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Obligor or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from Borrower, any Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case Administrative Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender and each Obligor hereby waives and agrees not to assert any right, claim or cause of action it might have against Administrative Agent based thereon.

12.07     Administrative Agent Individually. Administrative Agent and its Affiliates may make loans and other extensions of credit to, acquire Equity Interests of, engage in any kind of business with, any Obligor or Affiliate thereof as though it were not acting Administrative Agent and may receive separate fees and other payments therefor. To the extent Administrative Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Majority Lender”, and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, Administrative Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Majority Lenders, respectively.

12.08    Lender Credit Decision. Each Lender acknowledges that it shall, independently and without reliance upon Administrative Agent, any Lender or any of their Related Persons or upon any document solely or in part because such document was transmitted by Administrative Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Obligor and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate.

12.09     Expenses; Indemnities. (a) Each Lender agrees to reimburse Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Obligor) promptly upon demand for such Lender’s Proportionate Share of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Obligor) that may be incurred by Administrative Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work- out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b)          Each Lender further agrees to indemnify Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Obligor), from and against such Lender’s aggregate Proportionate Share of the liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against Administrative Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any related document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Administrative Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to Administrative Agent or any of its Related Persons to the extent such liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Administrative Agent’s or such Related Person’s gross negligence or willful misconduct.

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12.10     Resignation of Administrative Agent. (a) Administrative Agent may resign at any time by delivering notice of such resignation to the Lenders and Borrower, effective on the date set forth in such notice or, if not such date is set forth therein, upon the date such notice shall be effective. If Administrative Agent delivers any such notice, the Majority Lenders shall have the right to appoint a successor Administrative Agent. If, within thirty (30) days after the retiring Administrative Agent having given notice of resignation, no successor Administrative Agent has been appointed by the Majority Lenders that has accepted such appointment, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent from among the Lenders. Each appointment under this Section 12.10(a) shall be subject to the prior consent of Borrower, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default.

(b)          Effective immediately upon its resignation, (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of Administrative Agent until a successor Administrative Agent shall have accepted a valid appointment hereunder, (iii) the retiring Administrative Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Administrative Agent was, or because such Administrative Agent had been, validly acting as Administrative Agent under the Loan Documents and (iv) subject to its rights under Section 12.03, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Administrative Agent, a successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent under the Loan Documents.

12.11     Release of Collateral or Guarantors. Each Lender hereby consents to the release and hereby directs Administrative Agent to release (or, in the case of Section 12.11(b)(ii), release or subordinate) the following:

(a)          any Subsidiary of Borrower from its guaranty of any Obligation of any Obligor if all of the Equity Interests in such Subsidiary owned by any Obligor or any of its Subsidiaries are disposed of in an Asset Sale permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such Asset Sale, such Subsidiary would not be required to guaranty any Obligations pursuant to Section 8.12; and

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(b)          any Lien held by Administrative Agent for the benefit of the Secured Parties against (i) any Collateral that is disposed of by an Obligor in an Asset Sale permitted by the Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to Section 8.12 after giving effect to such Asset Sale have been granted, (ii) any property subject to a Lien described in Section 9.02(f) and (iii) all of the Collateral and all Obligors, upon (A) termination of the Commitments, (B) payment and satisfaction in full of all Loans and all other Obligations that Administrative Agent has been notified in writing are then due and payable, (C) deposit of cash collateral with respect to all contingent Obligations, in amounts and on terms and conditions and with parties satisfactory to the Majority Lenders and each indemnitee that is owed such Obligations and (D) to the extent requested by Administrative Agent, receipt by the Secured Parties of liability releases from the Obligors each in form and substance acceptable to Administrative Agent.

Each Lender hereby directs Administrative Agent, and Administrative Agent hereby agrees, upon receipt of reasonable advance notice from Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 12.11.

12.12     Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender as long as, by accepting such benefits, such Secured Party agrees, as among Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to Administrative Agent) this Section 12 and the decisions and actions of Administrative Agent and the Majority Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 12.09 only to the extent of liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of Proportionate Share or similar concept, (b) each of Administrative Agent and each Lender shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

12.13     Quebec Security. For the purposes of the grant of security under the laws of the Province of Quebec which may now or in the future be required to be provided by the Borrower or any other Obligor, the Administrative Agent is hereby irrevocably authorized and appointed to act as the hypothecary representative (within the meaning of Article 2692 of the Civil Code of Québec) on behalf of all Secured Parties in order to hold any hypothec granted under the laws of the Province of Quebec pursuant to any deed of hypothec as security for the Obligations and to exercise such rights and duties as are conferred upon a hypothecary representative under the relevant deed of hypothec and applicable laws (with the power to delegate any such rights or duties). The execution prior to the date hereof by the Administrative Agent of any deed of hypothec made pursuant to the laws of the Province of Quebec, is hereby ratified and confirmed. For greater certainty, the Administrative Agent, acting as hypothecary representative, shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favour of the Administrative Agent, which shall apply mutatis mutandis. In the event of the resignation and appointment of a successor Administrative Agent, such successor Administrative Agent shall automatically (and without any further action) become the successor hypothecary representative on behalf of all Secured Parties. Notwithstanding Section 17, this provision shall be governed and construed in accordance with the laws of the Province of Quebec.

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12.14     French Security.

(a)          Without prejudice to the generality of Section 12.01 above and only to the extent necessary, each Secured Party (i) appoints the Administrative Agent to act as agent (mandataire) pursuant to Article 1984 of the French Civil Code (Code civil) for the purpose of executing any Security Documents expressed to be or construed to be governed by French law (together, the “French Security Documents”) in its name, (ii) confirms its approval of the French Security Documents creating or expressed to create a security interest benefiting to it and any security interest created or to be created pursuant thereto and, (iii) irrevocably authorises, empowers and directs the Administrative Agent (by itself or by such person(s) as it may nominate) on its behalf, to perform the duties and to exercise the rights, powers and discretions that are specifically delegated to it under or in connection with the French Security Documents, to take any action and exercise any right, power, authorities and discretion upon the terms and conditions set out in this Agreement under or in connection with the French Security Documents, in each case together with any other rights, powers and discretions which are incidental thereto, to give a good discharge for any moneys payable under the French Security Documents and to release any security interest created under the French Security Documents, it being understood that each Secured Party (other than the Administrative Agent) shall issue special powers of attorneys in all cases where the exercise of powers granted under this Agreement requires the issuance of any such special powers of attorney, and the Administrative Agent accepts such appointment.

(b)          It is expressly agreed amongst the parties to this Agreement that the security interest created pursuant to the Security Documents subject to French law shall be reserved (réservés) for the benefit of any new Lenders or new Secured Parties in accordance with the terms of article 1278 of the French Civil Code (Code civil) in case of any novation, assignment or transfer under Section 13. For the purposes of articles 1278 et seq. of the French Civil Code (Code civil), each existing Lender expressly reserves such security interest to the benefit of each new Lender and the obligations of each Obligor under the above mentioned security interest under the French law governed Security Documents will continue in full force and effect for the benefit of the new Lenders following any novation, assignment or transfer under Section 13, which is expressly agreed and confirmed by the existing Lenders and the relevant Obligors and all other parties from time to time to this Agreement.

SECTION 13

MISCELLANEOUS

13.01     No Waiver. No failure on the part of Administrative Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

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13.02     Notices. All notices, requests, instructions, directions and other communications provided for herein (including any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including by telecopy) delivered, if to Borrower, another Obligor, Administrative Agent or any Lender, to its address specified on the signature pages hereto or its Guarantee Assumption Agreement, as the case may be, or at such other address as shall be designated by such party in a notice to the other parties. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given upon receipt of a legible copy thereof, in each case given or addressed as aforesaid. All such communications provided for herein by telecopy shall be confirmed in writing promptly after the delivery of such communication (it being understood that non-receipt of written confirmation of such communication shall not invalidate such communication).

13.03     Expenses, Indemnification, Etc.

(a)          Expenses. Borrower agrees to pay or reimburse (i) Administrative Agent and the Lenders for all of their reasonable out of pocket costs and expenses (including the reasonable fees and expenses of Osler, Hoskin & Harcourt LLP, Baker & McKenzie LLP and Foley Hoag LLP, each as special counsel to Administrative Agent and the Lenders, and any sales, goods and services or other similar taxes applicable thereto, and printing, reproduction, document delivery, communication and travel costs) in connection with (x) the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the making of the Loans (exclusive of post-closing costs) and the consideration and review of the Cipher Transaction, (y) post-closing costs including, without limitation, post-closing costs arising as a direct or indirect result of the Cipher Transaction and (z) the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Agreement or any of the other Loan Documents (whether or not consummated) and (ii) Administrative Agent and the Lenders for all of their out of pocket costs and expenses (including the fees and expenses of legal counsel) in connection with any enforcement or collection proceedings resulting from the occurrence of an Event of Default.

(b)          Indemnification. Borrower hereby indemnifies Administrative Agent, each Lender, their respective Affiliates, and their respective directors, officers, employees, attorneys, agents, advisors and controlling parties (each, an “Indemnified Party”) from and against, and agrees to hold them harmless against, any and all Claims and Losses of any kind (including reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with or relating to this Agreement or any of the other Loan Documents or the transactions contemplated hereby or thereby or any use made or proposed to be made with the proceeds of the Loans, whether or not such investigation, litigation or proceeding is brought by Borrower, any of its shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not any of the conditions precedent set forth in Section 6 are satisfied or the other transactions contemplated by this Agreement are consummated, except to the extent such Claim or Loss is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. No Obligor shall assert any claim against any Indemnified Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the transactions contemplated hereby or thereby or the actual or proposed use of the proceeds of the Loans. Borrower, its Subsidiaries and Affiliates and their respective directors, officers, employees, attorneys, agents, advisors and controlling parties are each sometimes referred to in this Agreement as a “Borrower Party.” No Lender shall assert any claim against any Borrower Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the transactions contemplated hereby or thereby or the actual or proposed use of the proceeds of the Loans.

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13.04     Amendments, Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by Borrower and the Majority Lenders (or Administrative Agent on behalf of such the Majority Lenders); provided however, that:

(a)          the consent of all of the Lenders shall be required to:

(i)           amend, modify, discharge, terminate or waive any of the terms of this Agreement if such amendment, modification, discharge, termination or waiver would increase the amount of the Loans, reduce the fees payable hereunder, reduce interest rates or other amounts payable with respect to the Loans, extend any date fixed for payment of principal, interest or other amounts payable relating to the Loans or extend the repayment dates of the Loans;

(ii)         amend the provisions of Section 6;

(iii)        amend, modify, discharge, terminate or waive any Security Document if the effect is to release a material part of the Collateral subject thereto other than pursuant to the terms hereof or thereof; or

(iv)        amend this Section 13.04; and

(b)          no amendment, waiver or consent shall affect the rights or duties under any Loan Document of, or any payment to, Administrative Agent (or otherwise modify any provision of Section 12 or the application thereof) unless in writing and signed by Administrative Agent in addition to any signature otherwise required.

Notwithstanding anything to the contrary herein, a Defaulting Lender shall not have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

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13.05     Successors and Assigns.

(a)          General. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or under any of the other Loan Documents without the prior written consent of the Lenders. Any of the Lenders may assign or otherwise transfer any of their rights or obligations hereunder or under any of the other Loan Documents to an assignee in accordance with the provisions of Section 13.05(b), (ii) by way of participation in accordance with the provisions of Section 13.05(e) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 13.05(g). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 13.05(e) and, to the extent expressly contemplated hereby, the Indemnified Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Assignments by Lenders. Any of the Lenders may at any time assign to one or more Eligible Transferees (or, if an Event of Default has occurred and is continuing, to any Person) all or a portion of their rights and obligations under this Agreement (including all or a portion of the Commitment and the Loans at the time owing to it); provided, however, that no such assignment shall be made to Borrower, an Affiliate of Borrower, or any employees or directors of Borrower at any time. Subject to the recording thereof by Administrative Agent pursuant to Section 13.05(d), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of the Lenders under this Agreement and the other Loan Documents, and correspondingly the assigning Lender shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of a Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) and the other Loan Documents but shall continue to be entitled to the benefits of Section 5 and Section 13.03. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.05(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.05(e).

(c)          Amendments to Loan Documents. Each of Administrative Agent, the Lenders and the Obligors agrees to enter into such amendments to the Loan Documents, and such additional Security Documents and other instruments and agreements, in each case in form and substance reasonably acceptable to Administrative Agent, the Lenders and the Obligors, as shall reasonably be necessary to implement and give effect to any assignment made under this Section 13.05.

(d)          Register. Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in the United States of America a register for the recordation of the name and address of any assignee of the Lenders and the Commitment and outstanding principal amount of the Loans owing thereto (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and Borrower shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the “Lender” hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, at any reasonable time and from time to time upon reasonable prior notice.

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(e)          Participations. Any of the Lenders may at any time, without the consent of, or notice to, Borrower, sell participations to one or more Eligible Transferees, or, if an Event of Default has occurred and is continuing, to any Person (each, a “Participant”), in each case other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries, in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower shall continue to deal solely and directly with the Lenders in connection therewith.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) increase or extend the term of such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, or (iv) reduce the rate at which interest is payable thereon to a level below the rate at which the Participant is entitled to receive such interest. Subject to Section 13.05(e) , Borrower agrees that each Participant shall be entitled to the benefits of Section 5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.05(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.04(a) as though it were the Lender.

(f)          Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 5.01 or 5.03 than a Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.

(g)          Certain Pledges. The Lenders may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and any other Loan Document to secure obligations of the Lenders, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lenders from any of their obligations hereunder or substitute any such pledgee or assignee for the Lenders as a party hereto.

13.06     Survival. The obligations of Borrower under Sections 5.01, 5.02, 5.03, 12.03, 12.05, 12.09, 12.10, 12.11, 12.12, 12.13, 12.14 and Section 14 (solely to the extent guaranteeing any of the obligations under the foregoing Sections) shall survive the repayment of the Obligations and the termination of the Commitment and, in the case of the Lenders’ assignment of any interest in the Commitment or the Loans hereunder, shall survive, in the case of any event or circumstance that occurred prior to the effective date of such assignment, the making of such assignment, notwithstanding that the Lenders may cease to be “Lenders” hereunder. In addition, each representation and warranty made, or deemed to be made by a Notice of Borrowing, herein or pursuant hereto shall survive the making of such representation and warranty.

13.07     Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

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13.08         Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

13.9         Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York.

13.10         Jurisdiction, Service of Process and Venue.

(a)          Submission to Jurisdiction.

(i)           Each Obligor, other than any such party incorporated or established in France and with respect to which Section 13.10(a)(ii) below shall apply, agrees that any suit, action or proceeding with respect to this Agreement or any other Loan Document to which it is a party or any judgment entered by any court in respect thereof may be brought initially in the federal or state courts in Houston, Texas or in the courts of its own corporate domicile and irrevocably submits to the non- exclusive jurisdiction of each such court for the purpose of any such suit, action, proceeding or judgment. This Section 13.10(a)(i) is for the benefit of Administrative Agent and the Lenders only and, as a result, neither Administrative Agent nor any Lender shall be prevented from taking proceedings in any other courts with jurisdiction. To the extent allowed by applicable Laws, Administrative Agent and the Lenders may take concurrent proceedings in any number of jurisdictions.

(ii)          Each Obligor incorporated or established in France, the Administrative Agent and each Lender agrees that any suit, action or proceeding with respect to this Agreement or any other Loan Document to which it is a party or any judgment entered by any court in respect thereof may be brought initially in the federal or state courts in Houston, Texas or in the courts of its own corporate domicile and irrevocably submits to the non-exclusive jurisdiction of each such court for the purpose of any such suit, action, proceeding or judgment.

(b)          Alternative Process. Subject to Section 13.10(a)(ii) above, nothing herein shall in any way be deemed to limit the ability of Administrative Agent or the Lenders to serve any such process or summonses in any other manner permitted by applicable law.

(c)          Waiver of Venue, Etc. Each Obligor irrevocably waives to the fullest extent permitted by law any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document and hereby further irrevocably waives to the fullest extent permitted by law any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced in any court to the jurisdiction of which such Obligor is or may be subject, by suit upon judgment.

(d)          Jurisdiction Clauses of Swiss Security Documents. Notwithstanding the jurisdiction clauses set out in the Swiss Security Documents entered into prior to the date of this Agreement, each of the Administrative Agent, the Lenders, the Borrower and the Swiss Guarantors hereby agrees that all disputes arising out of or in connection with any Swiss Security Document to which it is a party, including disputes on the conclusion, binding effect, amendment and termination of such Swiss Security Document, shall be resolved exclusively by the ordinary courts of the Republic and Canton of Geneva, Switzerland. The Administrative Agent (acting as administrative and collateral agent and, in relation to security created under the Swiss Security Documents by way of pledge, as direct representative of the Lenders) and each of the Lenders party to a Swiss Security Document in addition have the right to institute legal proceedings against the relevant security provider at the competent court designated in this Agreement, in which case Swiss law shall nevertheless be applicable to such Swiss Security Document.

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13.11     Waiver of Jury Trial. EACH OBLIGOR AND EACH LENDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.12     Waiver of Immunity. To the extent that any Obligor may be or become entitled to claim for itself or its Property or revenues any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), such Obligor, to the fullest extent permitted by law, hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and the other Loan Documents.

13.13     Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. EACH OBLIGOR ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT IN DECIDING TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR IN TAKING OR NOT TAKING ANY ACTION HEREUNDER OR THEREUNDER, IT HAS NOT RELIED, AND WILL NOT RELY, ON ANY STATEMENT, REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR UNDERSTANDING, WHETHER WRITTEN OR ORAL, OF OR WITH ADMINISTRATIVE AGENT OR THE LENDERS OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

13.14     Severability. If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by applicable law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.

13.15     No Fiduciary Relationship. Borrower acknowledges that Administrative Agent and the Lenders have no fiduciary relationship with, or fiduciary duty to, Borrower arising out of or in connection with this Agreement or the other Loan Documents, and the relationship between the Lenders and Borrower is solely that of creditor and debtor. This Agreement and the other Loan Documents do not create a joint venture among the parties.

13.16     Confidentiality. Administrative Agent and the Lenders agree to maintain the confidentiality of the Confidential Information (as defined in the Non-Disclosure Agreement (defined below)) in accordance with the terms of that certain confidentiality agreement dated January 27, 2014 between Borrower and Capital Royalty L.P. (the “Non-Disclosure Agreement”). Any new Lender that becomes party to this Agreement hereby agrees to be bound by the terms of the Non-Disclosure Agreement. The parties to this Agreement shall prepare a mutually agreeable press release announcing the completion of this transaction on the first Borrowing Date.

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13.17     USA PATRIOT Act. Administrative Agent and the Lenders hereby notify Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), they are required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Act.

13.18     Maximum Rate of Interest. (a) Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (in each case, the “Maximum Rate”). If the Lenders shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans, and not to the payment of interest, or, if the excessive interest exceeds such unpaid principal, the amount exceeding the unpaid balance shall be refunded to the applicable Obligor. In determining whether the interest contracted for, charged, or received by the Lenders exceeds the Maximum Rate, the Lenders may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Indebtedness and other obligations of any Obligor hereunder, or (iv) allocate interest between portions of such Indebtedness and other obligations under the Loan Documents to the end that no such portion shall bear interest at a rate greater than that permitted by applicable Law.

(b)          If any provision of this Agreement or of any of the other Loan Documents would obligate Borrower or any other Obligor to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by such Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by such Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (i) firstly, by reducing the amount or rate of interest required to be paid to such Lender, and (ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Lender which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada). Any amount or rate of interest referred to in this Section 13.18(b) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.

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13.19     Certain Waivers.

(a)          Real Property Security Waivers.

(i)           Each Obligor acknowledges that all or any portion of the Obligations may be secured by a Lien or Liens upon real property evidenced by certain documents including, without limitation, mortgages, debentures, deeds of trust and assignments of rents. The Secured Parties may, pursuant to the terms of said real property security documents and applicable law, foreclose under all or any portion of one or more of said Liens by means of judicial or nonjudicial sale or sales. Each Obligor agrees that the Secured Parties may exercise whatever rights and remedies they may have with respect to said real property security, all without affecting the liability of any Obligor under the Loan Documents, except to the extent the Secured Parties realize payment by such action or proceeding. No election to proceed in one form of action or against any party, or on any obligation shall constitute a waiver of any Secured Party’s rights to proceed in any other form of action or against any Obligor or any other Person, or diminish the liability of any Obligor, or affect the right of the Secured Parties to proceed against any Obligor for any deficiency, except to the extent the Secured Parties realize payment by such action, notwithstanding the effect of such action upon any Obligor’s rights of subrogation, reimbursement or indemnity, if any, against Obligor or any other Person.

(ii)          To the extent permitted under applicable law, each Obligor hereby waives any rights and defenses that are or may become available to such Obligor by reason of Sections 2787 to 2855, inclusive, of the California Civil Code.

(iii)         To the extent permitted under applicable law, each Obligor hereby waives all rights and defenses that such Obligor may have because the Obligations are or may be secured by real property. This means, among other things:

(A)         the Secured Parties may collect from any Obligor without first foreclosing on any real or personal property collateral pledged by any other Obligor;

(B)          If the Secured Parties foreclose on any real property collateral pledged by any Obligor:

(1)         The amount of the Loans may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and

(2)         the Secured Parties may collect from each Obligor even if the Secured Parties, by foreclosing on the real property collateral, have destroyed any right that such Obligor may have to collect from any other Obligor.

(3)         To the extent permitted under applicable law, this is an unconditional and irrevocable waiver of any rights and defenses each Obligor may have because the Obligations are or may be secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure.

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(iv)         To the extent permitted under applicable law, each Obligor waives all rights and defenses arising out of an election of remedies by the Secured Parties, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Obligor’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the California Code of Civil Procedure or otherwise.

(b)          Waiver of Marshaling. WITHOUT LIMITING THE FOREGOING IN ANY WAY, EACH OBLIGOR HEREBY IRREVOCABLY WAIVES AND RELEASES, TO THE EXTENT PERMITTED BY LAW, ANY AND ALL RIGHTS IT MAY HAVE AT ANY TIME (WHETHER ARISING DIRECTLY OR INDIRECTLY, BY OPERATION OF LAW, CONTRACT OR OTHERWISE) TO REQUIRE THE MARSHALING OF ANY ASSETS OF ANY OBLIGOR, WHICH RIGHT OF MARSHALING MIGHT OTHERWISE ARISE FROM ANY PAYMENTS MADE OR OBLIGATIONS PERFORMED.

13.20     Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert any amount owing or payable to the Lenders under this Agreement from the currency in which it is due (the “Agreed Currency”) into a particular currency (the “Judgment Currency”), the rate of exchange applied in that conversion shall be that at which such Lenders in accordance with their normal procedures, could purchase the Agreed Currency with the Judgment Currency at or about noon on the Business Day immediately preceding the date on which judgment is given. The obligation of any Obligor in respect of any amount owing or payable under this Agreement to the Lenders in the Agreed Currency shall, notwithstanding any judgment and payment in the Judgment Currency, be satisfied only to the extent that the Lenders in accordance with its normal procedures, could purchase the Agreed Currency with the amount of the Judgment Currency so paid at or about noon on the next Business Day following that payment; and if the amount of the Agreed Currency which the Lenders could so purchase is less than the amount originally due in the Agreed Currency, the applicable Obligor shall, as a separate obligation and notwithstanding the judgment or payment, indemnify the Lenders against any loss.

13.21     Limitations. Each of the parties hereto agree that any and all limitation periods provided for in any applicable law in respect of any action that may be commenced in respect of any Obligation, including the Limitations Act, 2002 (Ontario), shall be excluded from application to the Obligations and any undertaking, covenant, indemnity or other agreement of any Obligor provided for in any Loan Document to which it is a party in respect thereof, in each case to fullest extent permitted by such applicable law.

13.22     Permitted Liens. Any reference in any of the Loan Documents to a Permitted Lien is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Loan Documents to any such Permitted Lien.

13.23     Amendment and Restatement of the First A&R Agreement. The parties to this Agreement agree that, upon the execution and delivery by each of the parties hereto of this Agreement, the terms and provisions of the First A&R Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation. All “Loans” made and “Obligations” incurred or arising under the First A&R Agreement which are outstanding on the date hereof shall continue and be re-evidenced as Obligations under (and shall be governed by the terms of) this Agreement and the other Loan Documents. Each Obligor agrees, acknowledges and affirms that (i) each of the Loan Documents to which it is a party shall remain in full force and effect and, to the extent legally possible under the respective governing law, shall constitute security for all extensions of credit pursuant to the First A&R Agreement as amended and restated hereby and (ii) any reference to the First A&R Agreement appearing in any such Loan Document shall on and after the date hereof shall be deemed to refer to the First A&R Agreement as amended and restated hereby.

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13.24     English Guarantee and Security Confirmation.

(a)          In this Section 13.24:

“English Security Providers” means the English Obligors, the Borrower and Cardiome International SA.

“Guarantee Obligations” means the guarantee and indemnity obligations of each English Obligor contained in the English Guarantee; and

“Secured Obligations” means (i) in the case of the English Debenture, the “Secured Liabilities” as defined therein; and (ii) in the case of the English Share Charges, the “Secured Sums” as defined therein.

(b)          Each English Obligor confirms for the benefit of the Administrative Agent and the Lenders that the Guarantee and all Guarantee Obligations shall:

(i)           remain in full force and effect notwithstanding the amendment and restatement of the First A&R Agreement on the terms of this Agreement (the “Amendment and Restatement”); and

(ii)          extend to any new obligations assumed by any Obligor under the Loan Documents as a result of the Amendment and Restatement (including, but not limited to, under this Agreement).

(c)          Each English Security Provider confirms for the benefit of the Administrative Agent and the Lenders that the Security (as defined in the applicable English Security Document) created by it pursuant to each English Security Document to which it is a party shall:

(i)           remain in full force and effect notwithstanding the Amendment and Restatement; and

(ii)          continue to secure its relevant Secured Obligations under the Loan Documents as amended (including, but not limited to, under this Agreement).

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SECTION 14

GUARANTEE

14.01     The Guarantee. The Subsidiary Guarantors hereby jointly and severally guarantee to the Secured Parties and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans and all fees and other amounts from time to time owing to the Secured Parties by Borrower under this Agreement or under any other Loan Document and by any other Obligor under any of the Loan Documents, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”) .. The Subsidiary Guarantors hereby further jointly and severally agree that if Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Subsidiary Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

14.02     Obligations Unconditional. The obligations of the Subsidiary Guarantors under Section 14.01 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of Borrower under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 14.02 that the obligations of the Subsidiary Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder, which shall remain absolute and unconditional as described above:

(a)          at any time or from time to time, without notice to the Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)          any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(c)          the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(d)          any lien or security interest granted to, or in favor of, the Secured Parties as security for any of the Guaranteed Obligations shall fail to be perfected.

The Subsidiary Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrower under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

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14.03     Reinstatement. The obligations of the Subsidiary Guarantors under this Section 14 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Subsidiary Guarantors jointly and severally agree that they will indemnify the Secured Parties on demand for all reasonable costs and expenses (including fees of counsel) incurred by the Lenders in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

14.04     Subrogation. The Subsidiary Guarantors hereby jointly and severally agree that until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitments under this Agreement, they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 14.01, whether by subrogation or otherwise, against Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

14.05     Remedies. The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors and the Secured Parties, the obligations of Borrower under this Agreement and under the other Loan Documents may be declared to be forthwith due and payable as provided in Section 11 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11) for purposes of Section 14.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 14.01.

14.06     Instrument for the Payment of Money. Each Subsidiary Guarantor hereby acknowledges that the guarantee in this Section 14 constitutes an instrument for the payment of money, and consents and agrees that the Secured Parties, at their sole option, in the event of a dispute by such Subsidiary Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R § 3213.

14.07     Continuing Guarantee. The guarantee in this Section 14 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

14.08     Rights of Contribution. The Subsidiary Guarantors hereby agree, as between themselves, that if any Subsidiary Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Subsidiary Guarantor of any Guaranteed Obligations, each other Subsidiary Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Subsidiary Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Subsidiary Guarantor to any Excess Funding Guarantor under this Section 14.08 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Subsidiary Guarantor under the other provisions of this Section 14 and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

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For purposes of this Section 14.08, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Subsidiary Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) “Pro Rata Share” means, for any Subsidiary Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Subsidiary Guarantor (excluding any shares of stock of any other Subsidiary Guarantor) exceeds the amount of all the debts and liabilities of such Subsidiary Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder and any obligations of any other Subsidiary Guarantor that have been guaranteed by such Subsidiary Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Subsidiary Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of Borrower and the Subsidiary Guarantors hereunder and under the other Loan Documents) of all of the Subsidiary Guarantors, determined (A) with respect to any Subsidiary Guarantor that is a party hereto on the first Borrowing Date, as of such Borrowing Date, and (B) with respect to any other Subsidiary Guarantor, as of the date such Subsidiary Guarantor becomes a Subsidiary Guarantor hereunder.

14.09     General Limitation on Guarantee Obligations. In any action or proceeding involving any provincial, territorial or state corporate law, or any state, provincial, territorial or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 14.01 would otherwise, taking into account the provisions of Section 14.08, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 14.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, any Secured Party or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

14.10     Joint and Several Obligations. Notwithstanding any other provision contained herein or in any other Loan Document, if a “secured creditor” (as that term is defined under the Bankruptcy and Insolvency Act (Canada)) is determined by a court of competent jurisdiction not to include a Person to whom obligations are owed on a joint or joint and several basis, then the Borrower’s Obligations (and the Obligations of each other Obligor), to the extent such Obligations are secured, shall be several obligations and not joint or joint and several obligations.

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14.11     Restricted Obligations – Switzerland.

(a)          If and to the extent that a payment in fulfilling a liability of any Swiss Guarantor under this Agreement other than such Swiss Guarantor’s own liabilities or liabilities of one of its wholly-owned Subsidiaries (i.e. liabilities of such Swiss Guarantor’s direct or indirect parent companies (up-stream liabilities) or sister companies (cross-stream liabilities) or respective liabilities of the Swiss Guarantor or of any other party securing obligations of the Swiss Guarantor’s direct or indirect parent companies (up-stream liabilities) or sister companies (cross-stream liabilities)) would, at the time payment is due, under Swiss law and practice (inter alia, prohibiting capital repayments or restricting profit distributions) not be permitted (such obligations, “Restricted Obligations”), then such obligations and payment amount shall from time to time be limited to the amount permitted to be paid; provided, however, that such limited amount shall at no time be less than such Swiss Guarantor’s profits and reserves available for distribution as dividends (being, according to Swiss law as of the date of this Agreement, the balance sheet profits and any reserves available for this purpose, in each case in accordance with Swiss law and jurisprudence and Swiss accounting rules) at the time or times the relevant payment is requested from such Swiss Guarantor; which amount shall be determined on the basis of an audited balance sheet of such Swiss Guarantor and (i) be confirmed by the auditors of such Swiss Guarantor as distributable amount, and - to the extent required by Swiss law at the relevant time - (ii) be duly approved as distribution by a duly convened meeting of the shareholders of such Swiss Guarantor and further provided that such limitation (as may apply from time to time or not) shall not (generally or definitively) free such Swiss Guarantor from payment obligations hereunder in excess thereof, but merely postpone the payment date therefor until such times as payment is again permitted notwithstanding such limitation. Any and all indemnities and guarantees contained in the Loan Documents including, in particular, Section 4.04 shall be construed in a manner consistent with the provisions herein contained.

(b)          In respect of Restricted Obligations, each Swiss Guarantor shall:

(i)           if and to the extent required by applicable law in force at the relevant time:

(A)         subject to any applicable double taxation treaty, deduct Swiss anticipatory tax (impôt anticipé/Verrechnungssteuer) at the rate of 35% (or such other rate as in force from time to time) from any payment made by it in respect of Restricted Obligations;

(B)          pay any such deduction to the Swiss Federal Tax Administration; and

(C)          notify the Administrative Agent that such a deduction has been made and provide the Administrative Agent with evidence that such a deduction has been paid to the Swiss Federal Tax Administration; and

(ii)          to the extent such a deduction is made, any payment under this Agreement shall be increased to the extent necessary to ensure that the Lenders will receive a sum net of any such deduction or withholding equal to the sum which the Lenders would have received had no such deduction or withholding been made or required to be made.

(c)          If and to the extent requested by the Administrative Agent and if and to the extent this is from time to time required under Swiss law (restricting profit distributions), in order to allow the Administrative Agent and each Lender to obtain a maximum benefit from the relevant Swiss Guarantor’s liabilities under this Agreement, each Swiss Guarantor undertakes to promptly implement all such measures and/or to promptly obtain the fulfillment of all prerequisites allowing it to promptly make the requested payment(s) hereunder from time to time, including the following:

(i)           preparation of an up-to-date audited balance sheet of such Swiss Guarantor;

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(ii)          confirmation of the auditors of such Swiss Guarantor that the relevant amount represents the maximum freely distributable profits;

(iii)         approval by a shareholders’ or quotaholders’ (as applicable) meeting of the relevant Swiss Guarantor of the resulting profit distribution;

(iv)         if any obligation or payment amount would be limited as stated above, and to the extent permitted by applicable law, write up any of the assets of the relevant Swiss Guarantor that are shown in its balance sheet with a book value that is significantly lower than the market value of the assets, only to the extent that such assets are not necessary for the Swiss Guarantor’s business (nicht betriebsnotwending); and

(v)          all such other measures necessary or useful to enable the Swiss Guarantor to make payments and perform its obligations hereunder with a minimum of limitations.

14.12     Restricted Obligations – Germany.

(a)          In this Section 14.12:

“Auditors’ Determination” shall have the meaning ascribed to that term in Section 14.12(f).

“Enforcement Notice” shall have the meaning ascribed to that term in Section 14.12(e).

“German Guarantor” means any Subsidiary Guarantor incorporated in Germany as (x) a limited liability company (Gesellschaft mit beschränkter Haftung - GmbH) (a “German GmbH Guarantor”) or (y) a limited partnership (Kommanditgesellschaft) with a limited liability company as general partner (a “German GmbH & Co. KG Guarantor ”) in relation to whom any of the Lenders intends to demand payment under the guarantee set out in Article 14.

“Guaranteed Obligor” shall have the meaning ascribed to that term in Section 14.12(b).

“Management Determination” shall have the meaning ascribed to that term in Section 14.12(e).

“Net Assets” means the relevant company’s assets (Section 266 para.(2) A, B, C, D and E German Commercial Code (Handelsgesetzbuch), less the aggregate of its liabilities (Section 266 para. (3) B (but disregarding any accruals (Rückstellungen) in respect of a potential enforcement of the Guarantee (as defined below) or any Transaction Security), C, D and E German Commercial Code), the amount of profits (Gewinne ) not available for distribution to its shareholders in accordance with section 268 para. 8 German Commercial Code and the amount of its stated share capital (Stammkapital).

(b)          Each Lender agrees not to enforce the guarantee created under this Agreement (the “Guarantee”) if and to the extent that the Guarantee secures any liability of an Obligor which is an affiliated company (verbundenes Unternehmen) within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz) of a German Guarantor (other than that German Guarantor’s wholly -owned Subsidiaries) (the “Guaranteed Obligor”) and if and to the extent that a payment under the Guarantee would cause that German Guarantor’s (or, in the case of a German GmbH & Co. KG as Guarantor, its general partners’) Net Assets (determined pursuant to Section 14.12(c), (e) and/or (f)) to be reduced below zero (Begründung einer Unterbilanz), or further reduced (Vertiefung einer Unterbilanz) if already below zero.

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(c)          For the purposes of the calculation of the Net Assets the following balance sheet items shall be adjusted as follows:

(i)           the amount of any increase of the stated share capital (Erhöhungen des Stammkapitals) of the relevant German Guarantor after the date hereof that has been effected without the consent of the Lenders, shall be deducted from the stated share capital at that time;

(ii)          liabilities incurred by the relevant German Guarantor in violation of the Loan Documents; and

(iii)         indebtedness which is subordinated to any Indebtedness outstanding under this Agreement (including indebtedness in respect of guarantees for financial indebtedness which is so subordinated), shall be disregarded.

(d)          In addition, the German Guarantor and, where the guarantor is a German GmbH & Co. KG Guarantor, also its general partner, shall realize, to the extent legally permitted and commercially reasonable with respect to the cost of such sale, in a situation where the enforcement of the Guarantee would cause the Net Assets to fall below zero or be further reduced if already below zero, any and all of its assets that are shown in in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of the asset if such asset is not ncesessary for the German Guarantor’s or, as the case may be, its general partner’s, business (betriebsnotwendig).

(e)          The relevant German Guarantor shall deliver to the Lenders, within 20 Business Days after receipt from the Lenders of a notice stating that the Lenders intend to demand payment under this Guarantee (the “Enforcement Notice”), its up-to-date balance sheet, or in the case of a German GmbH & Co. KG Guarantor its and its general partner’s balance sheet, together with a reasonably detailed calculation of the amount of its Net Assets taking into account the adjustments set forth in Section 14.12(c) (the “Management Determination”). The Management Determination shall be prepared as of the date of receipt of the Enforcement Notice.

(f)          Following the Lenders’ receipt of the Management Determination, upon request by the Lenders, the relevant German Guarantor shall deliver to the Lenders within 30 Business Days of such request its up-to-date balance sheet, or in the case of a German GmbH & Co. KG Guarantor its and its general partner’s balance sheet, drawn-up by its auditor together with a detailed calculation of the amount of the Net Assets taking into account the adjustments set forth in Section 14.12(c) (the “Auditors’ Determination”). Such balance sheet and Auditors’ Determination shall be prepared in accordance with the accounting principles as consistently applied by the German Guarantors. The Auditors’ Determination shall be prepared as of the date of receipt of the Enforcement Notice.

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(g)          The Lenders shall be entitled to demand payment under this Guarantee in an amount which would, in accordance with the Management Determination or, if applicable and taking into account any previous enforcement in accordance with the Management Determination, the Auditors’ Determination, not cause the German Guarantor’s Net Assets, or in the case of a German GmbH & Co. KG Guarantor, its general partner’s Net Assets, to be reduced below zero or further reduced if already below zero. If and to the extent that the Net Assets as determined by the Auditors’ Determination are lower than the amount enforced (i) in accordance with the Management Determination or (ii) without regard to the Management and/or Auditors’ Determination, the Lenders shall release to the relevant German Guarantor (or in case of a German GmbH & Co. KG Guarantor to its general partner) such excess enforcement proceeds.

(h)          The restriction under Section 14.12(b) shall not apply:

(i)           to the extent that the Guarantee secures (A) any Loans that are on-lent, otherwise been passed on or actually disbursed to the relevant German Guarantor or any of its Subsidiaries and not repaid or (B) any guarantees issued under this Agreement for the benefit of the relevant German Guarantor or any of its Subsidiaries which are not returned;

(ii)          if the relevant German Guarantor (as dominated entity) is subject to a domination and/or profit transfer agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) (a “DPTA”) with the Guaranteed Obligor, whether directly or indirectly through a chain of DPTAs between each company and its shareholder (or in case of a German GmbH & Co. KG Guarantor between its general partner and its shareholder) unless the existence of that DPTA does not prevent the violation of section 30 of the German Act on Companies with Limited Liabilities (Gesetz betreffend die Gesellschaften mit beschränkter Haftung) or

(iii)         if and to extent the relevant German Guarantor has on the date of enforcement of the Guarantee a fully recoverable indemnity or claim for refund (“vollwertiger Gegenleistungs- oder Rückgewähranspruch”) against its shareholder or the Guaranteed Obligor.

(i)           The limitations set forth in this Section 14.12 shall not affect the right of a Lender to claim again any amount outstanding at a later point in time if and to the extent that this Section 14.12 would allow this at such later point in time.

14.13     Restricted Obligations – France.

(a)          Notwithstanding any provision to the contrary in this Agreement, the obligations and liabilities of French Subsidiary Guarantor in respect of the guarantee under this Section 14 shall be subject to the following limitations:

(i)           The obligations and liabilities of any French Subsidiary Guarantor under this Section 14 shall not include any obligation or liability which, if incurred, would constitute the provision of financial assistance within the meaning of article L.225-216 of the French Commercial Code (Code de commerce) and/or would constitute a misuse of corporate assets within the meaning of article L.241-3, L.242-6 or L.244-1 of the French Commercial Code (Code de commerce) or any other law or regulation having the same effect, as interpreted by the French courts.

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(ii)          Subject always to the provisions of Section 14.13(a)(i) above, the obligations and liabilities of any French Subsidiary Guarantor under this Section 14 for the obligations under this Agreement and the other Loan Documents of any other Obligor which is not a Subsidiary of such French Subsidiary Guarantor shall be limited at any time to an amount equal to the aggregate of all amounts directly or indirectly borrowed under this Agreement by such other Obligor to the extent directly or indirectly on-lent to such French Subsidiary Guarantor under intercompany loan agreement(s) and outstanding at the date a payment is made by such French Subsidiary Guarantor under this Section 14, it being specified that any payment made by this French Subsidiary Guarantor under this Section 14 in respect of the obligations of such Obligor shall reduce pro tanto the outstanding amount of the intercompany loan(s) due by such French Subsidiary Guarantor under the intercompany loan agreement(s) referred to above and that any repayment of such intercompany loan(s) by the French Subsidiary Guarantor shall reduce pro tanto the amount payable by it under this Section 14.

(iii)        Subject always to the provisions of Section 14.13(a)(i) above, the obligations and liabilities of any French Subsidiary Guarantor under this Section 14 for the obligations under this Agreement and the other Loan Documents of any other Obligor which is its Subsidiary shall not be limited and shall therefore cover all amounts due by such Obligor as Borrower and/or as Guarantor, provided that where such Subsidiary is not incorporated or established in France, the amounts payable by such French Subsidiary Guarantor for its obligations and liabilities referred to above in this Section 14.13(a)(iii) in respect of the obligations of this Subsidiary as Guarantor shall be limited as set out in Section 14.13(a)(ii) above (for the avoidance of doubt only, by reference to and within the limit of the amounts directly or indirectly on-lent to the French Subsidiary Guarantor by the Obligor whose obligations are guaranteed hereunder by the French Subsidiary Guarantor’s Subsidiary).

(b)          Notwithstanding any provision to the contrary in this Agreement, the representations made in Section 7 by a French Subsidiary Guarantor shall be made for itself and for each of its Subsidiaries only and the covenants made in Section 8, Section 9 and Section 10 by a French Subsidiary Guarantor shall be made for itself and for each of its Subsidiaries only.

(c)          For the purpose of this Section 14.13, “Subsidiary” means, in relation to any company, another company which is controlled by it within the meaning of article L.233-3 of the French Commercial Code (Code de commerce).

14.14     English Obligors. Notwithstanding any other provision of this Article 14, no English Obligor shall be subject to this Article 14. Each English Obligor shall at all times be subject to the English Guarantee.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER:

CORREVIO PHARMA CORP.

By:	/s/ Justin Renz
Name: Justin Renz
Title: Chief Financial Officer

By:	/s/ William Hunter
Name: William Hunter
Title: President, CEO and Director

Address for Notices:
Correvio Pharma Corp.
1441 Creekside Drive
6th Floor
Vancouver, BC Canada V6J 4S7

Attn: Legal Affairs
Tel.: (604) 677-6905
Fax: (604) 677-6915
Email: legalaffairs@cardiome.com

Second A&R Term Loan Agreement

SUBSIDIARY GUARANTORS:

CORREVIO CANADA CORP.

By:	/s/ Justin Renz
Name: Justin Renz
Title: Director

By:	/s/ Sheila Grant
Name: Sheila Grant
Title: Director

Address for Notices:
Correvio Canada Corp.
1441 Creekside Drive
6th Floor
Vancouver, BC Canada V6J 4S7

Attn: Legal Affairs
Tel.: (604) 677-6905
Fax: (604) 677-6915
Email: legalaffairs@cardiome.com

Second A&R Term Loan Agreement

CORREVIO LLC

By:	/s/ William Hunter
Name: William Hunter
Title: President

By:	/s/ Justin Renz
Name: Justin Renz
Title: Chief Financial Officer

Address for Notices:
Correvio LLC
3 Dickinson Drive
Suite 101
Chadds Ford, PA 19317 USA

with a copy to:
c/o Correvio Pharma Corp.
1441 Creekside Drive
6th Floor
Vancouver, BC V6J 4S7 Canada

Attn: Legal Affairs
Tel.: (604) 677-6905
Fax: (604) 677-6915
Email: legalaffairs@cardiome.com

Second A&R Term Loan Agreement

CARDIOME, INC.

By:	/s/ Justin Renz
Name: Justin Renz
Title: Director

Address for Notices:
c/o Corporation Service Company
2711 Centerville Road
Suite 400
Wilmington, DE 19808 USA

with a copy to:
c/o Correvio Pharma Corp.
1441 Creekside Drive
6th Floor
Vancouver, BC V6J 4S7 Canada

Attn: Legal Affairs
Tel.: (604) 677-6905
Fax: (604) 677-6915
Email: legalaffairs@cardiome.com

Second A&R Term Loan Agreement

ARTESIAN THERAPEUTICS, INC.

By:	/s/ Justin Renz
Name: Justin Renz
Title: Director

Address for Notices:
c/o Corporation Service Company
2711 Centerville Road
Suite 400
Wilmington, DE 19808 USA

with a copy to:
c/o Correvio Pharma Corp.
1441 Creekside Drive
6th Floor
Vancouver, BC V6J 4S7 Canada

Attn: Legal Affairs
Tel.: (604) 677-6905
Fax: (604) 677-6915
Email: legalaffairs@cardiome.com

Second A&R Term Loan Agreement

CARDIOME INTERNATIONAL SA

By:	/s/ Justin Renz
Name: Justin Renz
Title: Director

By:	/s/ David McMasters
Name: David McMasters
Title: Director

Address for Notices:
Rue des Alpes 21
Case postale 1674
1201 Geneva, Switzerland

with a copy to:
c/o Correvio Pharma Corp.
1441 Creekside Drive
6th Floor
Vancouver, BC V6J 4S7 Canada

Attn: Legal Affairs
Tel.: (604) 677-6905
Fax: (604) 677-6915
Email: legalaffairs@cardiome.com

Second A&R Term Loan Agreement

CORREVIO INTERNATIONAL SARL

By:	/s/ Justin Renz
Name: Justin Renz
Title: Director

By:	/s/ David McMasters
Name: David McMasters
Title: Director

Address for Notices:
Rue des Alpes 21
1201 Geneva Switzerland

with a copy to:
c/o Correvio Pharma Corp.
1441 Creekside Drive
6th Floor
Vancouver, BC V6J 4S7 Canada

Attn: Legal Affairs
Tel.: (604) 677-6905
Fax: (604) 677-6915
Email: legalaffairs@cardiome.com

Second A&R Term Loan Agreement

CORREVIO (UK) LTD.

By:	/s/ Justin Renz
Name: Justin Renz
Title: Director

By:	/s/ Sheila Grant
Name: Sheila Grant
Title: Director

Address for Notices:
Lakeside House
1 Furzeground Way,
Stockley Park,
Uxbridge, Middlesex,
UB11 1BD
United Kingdom

with a copy to:
c/o Correvio Pharma Corp.
1441 Creekside Drive
6th Floor
Vancouver, BC V6J 4S7 Canada

Attn: Legal Affairs
Tel.: (604) 677-6905
Fax: (604) 677-6915
Email: legalaffairs@cardiome.com

Second A&R Term Loan Agreement

CARDIOME UK LIMITED

By:	/s/ Justin Renz
Name: Justin Renz
Title: Director

Address for Notices:
Lakeside House
1 Furzeground Way,
Stockley Park,
Uxbridge, Middlesex,
UB11 1BD
United Kingdom

with a copy to:
c/o Correvio Pharma Corp.
1441 Creekside Drive
6th Floor
Vancouver, BC V6J 4S7 Canada

Attn: Legal Affairs
Tel.: (604) 677-6905
Fax: (604) 677-6915
Email: legalaffairs@cardiome.com

Second A&R Term Loan Agreement

CORREVIO GMBH

By:	/s/ Justin Renz
Name: Justin Renz
Title: Director

By:	/s/ David McMasters
Name: David McMasters
Title: Director

Address for Notices:
Nikolaus Durkopp Str. 4A
33602 Bielefeld Germany

with a copy to:
c/o Correvio Pharma Corp.
1441 Creekside Drive
6th Floor
Vancouver, BC V6J 4S7 Canada

Attn: Legal Affairs
Tel.: (604) 677-6905
Fax: (604) 677-6915
Email: legalaffairs@cardiome.com

Second A&R Term Loan Agreement

ADMINISTRATIVE AGENT:

CRG SERVICING LLC

By:	/s/ Andrei Dorenbaum
Name: Andrei Dorenbaum
Title: Authorized Signatory

Address for Notices:
1000 Main Street
Suite 2500
Houston, TX 77002

Attn: General Counsel
Tel.: (713) 209-7350
Fax: (713) 209-7351
Email: adorenbaum@crglp.com

Second A&R Term Loan Agreement

LENDERS:

CRG PARTNERS III L.P.
By CRG PARTNERS III GP L.P., its
General Partner
By CRG PARTNERS III GP LLC, its
General Partner

By:	/s/ Andrei Dorenbaum
Name: Andrei Dorenbaum
Title: Authorized Signatory

Address for Notices:
1000 Main Street
Suite 2500
Houston, TX 77002

Attn: General Counsel
Tel.: (713) 209-7350
Fax: (713) 209-7351
Email: adorenbaum@crglp.com

CRG PARTNERS III – PARALLEL FUND “A” L.P.
By CRG PARTNERS III – PARALLEL FUND “A” GP L.P., its General Partner
By CRG PARTNERS III – PARALLEL FUND “A” GP LLC, its General Partner

By:	/s/ Andrei Dorenbaum
Name: Andrei Dorenbaum
Title: Authorized Signatory

Address for Notices:
1000 Main Street
Suite 2500
Houston, TX 77002

Attn: General Counsel
Tel.: (713) 209-7350
Fax: (713) 209-7351
Email: adorenbaum@crglp.com

Second A&R Term Loan Agreement

CRG PARTNERS III (CAYMAN) L.P.
By CRG PARTNERS III (CAYMAN) GP L.P., its General Partner
By CRG PARTNERS III (CAYMAN) GP LLC, its General Partner

By:	/s/ Andrei Dorenbaum
Name: Andrei Dorenbaum
Title: Authorized Signatory

Address for Notices:
1000 Main Street
Suite 2500
Houston, TX 77002

Attn: General Counsel
Tel.: (713) 209-7350
Fax: (713) 209-7351
Email: adorenbaum@crglp.com

CRG PARTNERS III - PARALLEL FUND “B” (CAYMAN) L.P.
By CRG PARTNERS III (CAYMAN) GP L.P., its General Partner
By CRG PARTNERS III (CAYMAN) GP LLC, its General Partner

By:	/s/ Andrei Dorenbaum
Name: Andrei Dorenbaum
Title: Authorized Signatory

Address for Notices:
1000 Main Street
Suite 2500
Houston, TX 77002

Attn: General Counsel
Tel.: (713) 209-7350
Fax: (713) 209-7351
Email: adorenbaum@crglp.com

Second A&R Term Loan Agreement